UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(No. ___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Energy Fuels Inc.
(Name of Registrant as specified in its charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement), if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ENERGY FUELS INC.

PROXY STATEMENT
April 4, 2023

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY MAY 25, 2023

LETTER FROM THE INDEPENDENT CHAIR

DEAR FELLOW SHAREHOLDERS,

On behalf of Energy Fuels' Board of Directors, I am pleased to invite you to the 2023 annual meeting of shareholders, to be held on May 25, 2023 by way of a live audio webcast with integrated slides and real-time balloting. Our Proxy Statement, which you will find starting on page 3, offers useful information regarding this year's items of business, as well as details on how to attend and participate in the virtual meeting and how to cast your vote by proxy or virtually during the meeting.

As we had hoped, 2022 was a big year for Energy Fuels! We are excited to update you on our promising new initiatives, as well as some significant developments at our existing projects. In order to meaningfully engage with our global shareholder base directly during our annual meeting of shareholders, while minimizing the need for travel and undue expense, we are pleased to again hold our 2023 annual meeting of shareholders virtually and to share with you our vision for the Company as we take one step closer toward making our White Mesa Mill (the "Mill") the U.S.-based critical minerals hub.

WHO WE ARE

Energy Fuels responsibly produces several of the raw materials needed for clean energy and advanced technologies, including uranium, rare earth elements ("REEs") and vanadium, and has been the leading U.S. producer of both uranium and vanadium since 2017. In fact, from 2006 to date, our assets have produced approximately 32% of all U.S. uranium produced during that period. Through all of our endeavors, we remain dedicated to the production of uranium as our primary product, as it ultimately becomes the fuel for clean, carbon-free nuclear energy, which is critical to meaningfully combatting climate change.

Our Mill, the only fully licensed and operating conventional uranium mill in the United States today, is uniquely equipped to accept radioactive ores (such as monazite sands, which have often been treated by other industries as a waste product due to their hard-to-handle radioactive properties) for processing for their uranium and other mineral content. Because of this, we are additionally able to make REE and vanadium products sourced from uranium-bearing ore in order to supply the raw materials used to make several clean energy technologies possible, including electric vehicles, grid-scale batteries and renewable energy technologies.

Thus, it is the very heart of our business - uranium - that makes it possible for us to diversify even further and meaningfully contribute to multiple green technologies, be it through our promising new commercial REE business, where we continue to make significant strides, or through the potential recovery of radioisotopes from our existing uranium process streams needed for emerging targeted alpha therapy ("TAT") cancer therapeutics.

In addition to being highly regulated with facilities constructed and operated to rigorous standards designed to ensure public health, safety and protection of the environment, we also have internal procedures in place that are designed to ensure we actually exceed those standards to the fullest extent reasonably achievable. It is our record on safety, as well as our contributions to environmental sustainability and our efforts in helping medical advancements succeed, that make us who we are - a proud, modern energy source company working to improve lives through conscientious corporate governance.

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Indeed, on the uranium front, we successfully entered into four uranium sale and purchase agreements in 2022: three with major U.S. nuclear utilities and a fourth with the U.S. Department of Energy for its newly established Uranium Reserve. Under these contracts, we expect to sell 560,000 pounds of U3O8 during 2023 with an expected weighted-average sales price of $58-$60 per pound, subject to then-prevailing market prices at the time of delivery. The three utility contracts require deliveries of uranium between 2023 and 2030, with base quantities totaling 3.0 million pounds of uranium over the period, and up to 4.1 million pounds of uranium if all remaining options are exercised.

Based on these realized uranium sales agreements and favorable market conditions during the year, we recommenced rehabilitation and development work at the Whirlwind, La Sal, Beaver and Pinyon Plain mines in 2022 in anticipation of a future ramp-up into production at one or more of these mines, which could occur as soon as this year, depending on current contract requirements, inventory levels, sustained improvements in general market conditions, and the procurement of additional suitable sales contracts and/or the expansion of the U.S. Uranium Reserve Program. And, to provide us with additional flexibility to fulfill contract obligations and to gain direct exposure to potential future uranium price increases, we recently purchased a total of 301,052 pounds of U.S. origin uranium on the spot market for a weighted-average gross price of approximately $50.08 per pound. All these efforts keep us firmly rooted in the heart of our business.

Over the years, Energy Fuels has consolidated what we believe are some of the best critical mineral properties in the U.S. We have become a leader in U.S. uranium production thanks to thoughtful strategies designed to boost future production scalability, reduce production costs, increase resource holdings, and provide opportunities for cash-flow diversification. Our portfolio is truly unique, featuring more production capacity, licensed mines and processing facilities, and in-ground uranium resources than any other U.S. producer. Having this broad asset base allows us to focus on our higher priority projects while maintaining the ability to monetize some or our lower priority projects as opportunities may arise. To this end, on February 15, 2023, we announced the successful closing of the sale of our Alta Mesa in situ recovery ("ISR") project, which we acquired in 2016 for approximately $12.7 million, to enCore Energy Corp. ("enCore") for total consideration of $120 million, comprised of $60 million in cash and $60 million in a secured convertible note bearing interest at a rate of eight percent (8%) per annum, convertible into common shares of enCore at a price of $2.9103 per share. This sale provides us with significant additional cash and working capital, enabling us to focus our full attention on our higher priority uranium and REE projects, while avoiding dilution to you - our shareholders.

On the REE front, we are pushing ahead in our effort to establish a fully integrated domestic REE supply chain with other industry partners, having hit the ground running when we ramped up to commercial production of a mixed REE carbonate ("RE Carbonate") as a byproduct of our uranium recovery process in 2021. This resulted in the production and sale of commercial quantities of RE Carbonate in 2021 and 2022. We plan to continue our RE Carbonate sales in 2023 and are currently undertaking enhancements and modifications to existing circuits at the Mill for the planned commercial separation of neodymium-praseodymium ("NdPr") oxide from our RE Carbonate for sale in 2024, while at the same time producing a "heavies" (Sm+) RE Carbonate for sale in 2024.

In addition, on May 19, 2022, we announced that we had entered into binding agreements to acquire the Bahia Project in the State of Bahia, Brazil consisting of 17 mineral concessions totaling approximately 37,300 acres or 58.3 square miles (featured in the photo, above). The Company's wholly owned subsidiary Energy Fuels Brazil Ltda. completed the acquisition of the Bahia Project on February 10, 2023, making Energy Fuels the owner of the Bahia Project, which represents the first wholly owned in-ground source of monazite for the Company's REE processing initiatives at the Mill. The primary minerals associated with the Bahia Project are ilmenite, rutile, zircon and monazite. This year, we plan to initiate permitting activities, finish Phase I of our exploration drilling (to 2,250 meters) and initiate Phase II of our exploration drilling at the Bahia Project. All of this is to say, it is full steam ahead on REEs as well as uranium!

Beyond uranium and REEs, Energy Fuels is also the largest conventional producer of vanadium in the U.S. We produce vanadium as market conditions warrant. We have significant high-grade vanadium resources in several of our uranium mines near the Colorado-Utah border, along with a separate high-purity vanadium production circuit at the Mill. Vanadium, which today is mainly used in the steel, aerospace, and chemical industries, also contributes to environmental sustainability, as this critical mineral is seeing considerable interest in next generation, grid-scale batteries that store energy generated from renewable and other sources. Notably, our 1.8 million pounds of 2019 vanadium production came from tailings recycled at the Mill, meaning that no additional mining was required in order to obtain this finite resource. Moreover, as a result of strengthening vanadium markets in 2022, we sold approximately 642,000 pounds of our existing inventory of V2O5 (as FeV) at a net weighted average price of $13.67 per pound of V2O5, allowing us to realize the benefit of those 2019 efforts.

Notably, vanadium and REEs are considered "critical minerals" by the U.S. government due to their importance to critical clean energy and technology industries in the U.S. and to U.S. national security interests. Uranium is likewise critical to these functions. We intend to further each of these complementary businesses as we work to advance our position as a "Critical Minerals Hub" for the U.S.

We also remain engaged in a strategic alliance with a technology company in an effort to close critical gaps in the procurement of medical isotopes for TAT cancer therapeutics. Under this strategic alliance, we are evaluating the feasibility of potentially recovering Ra-228 and Ra-226 from our uranium process streams at the Mill. Recovered Ra-228 and Ra-226 would then be sold to pharmaceutical companies and others to produce Pb-212, Ac-225, Bi-213, Ra-224 and/or Ra-223, which are the leading medically attractive TAT isotopes for the treatment of cancer. Existing supplies of these isotopes for TAT applications are in short supply, and methods of production are costly and currently cannot be scaled to meet the demand created as new therapeutics are developed and tested. This is a major roadblock in the research and development of new TAT drugs as pharmaceutical companies wait for scalable and affordable production technologies to become available. Under this initiative, we have the potential to recycle from our existing process streams valuable isotopes, which would otherwise be lost to disposal, for use in treating cancer.

We demonstrate our commitment to environmental protection, not only through extensive environmental monitoring and compliance, but also through our uranium and vanadium recycling programs. In addition to producing uranium from our mines, we recycle other companies' uranium-bearing materials (known as alternate feed materials) for the extraction of uranium that would otherwise be lost to disposal. In 2019, for the first time, we produced high-purity vanadium product by recycling existing tailings solutions at the Mill. We encourage you to read our comprehensive Sustainability Report, as well as our corporate policies on corporate governance and social and environmental responsibility. These documents, which are available on our corporate website under "Governance" (https://www.energyfuels.com/governance), provide detailed information on our expansive environmental and safety initiatives, and describe in detail the tangible ways we are helping to address some of the world's most pressing environmental problems.

As a Board, we strive to achieve the highest levels of accountability and sound corporate governance practices pursuant to the Company's Core Values. These Core Values are the foundational pillars on which everything we do is built, and we believe that they are essential for the long-term success of Energy Fuels and for maximizing shareholder value.

CORE VALUES

In every facet of our business, our core values are:

a) Environmental Stewardship

Safety, health and protection of the environment are of paramount importance to Energy Fuels. We are committed to the highest standards of corporate responsibility and environmental protection. We operate our facilities in a manner that puts the safety of our workers, contractors, communities, environment, and principles of sustainable development above all else. Whenever issues of safety conflict with other corporate objectives, safety shall be the first consideration.

b) Social Responsibility

Energy Fuels recognizes that it is a guest in the local communities in which it operates and takes its role as a corporate member of those communities very seriously. We support local businesses, purchasing locally when feasible, and have established the San Juan County Clean Energy Foundation to focus specifically on local economic development in the communities around the Mill.  We value building lasting and mutually beneficial relationships with our neighbors because the success of our Company is predicated on our acceptance in, and the viability of, our local communities.

c) Governance

Energy Fuels is committed to the highest standards of corporate governance and practice with strict adherence to applicable laws and regulations. We review our practices on a regular basis to ensure that our standards are up-to-date and in compliance with the industry's evolving rules, regulations, and best practices, including:

• Majority Director independence;

• Strong Board composition and increased diversity;

• Ethical business conduct;

• Proper trading practices; and

• Financial, mining and environmental sustainability expertise.

d) U.S. National & Economic Security

Recent changes in geopolitical dynamics have highlighted the critical need for domestic sources of uranium, vanadium and REEs. Energy Fuel's Mill is the only operating uranium mill in the U.S., the only primary production facility for vanadium in the U.S., and the only production facility for RE Carbonate from monazite sands and potentially other downstream, value-added REE products. It is also potentially the only commercial facility in the U.S. capable of producing radioisotopes for life-changing emerging TAT cancer therapeutics. The U.S. government currently classifies vanadium and REEs as critical minerals, while uranium has been considered such in the recent past, creating opportunities for Energy Fuels to support national critical mineral needs through a number of means, including potentially pursuant to the Defense Production Act. Energy Fuels is proud to provide these critical resources in support of U.S. national security objectives, and we strive, to the extent practicable, to maintain and operate our facilities in a manner consistent with those objectives.

These continued efforts made pursuant to our strong core values truly set us apart from others in the industry. Your input as a shareholder is greatly valued, and we urge you to take the time to participate in this year's Meeting and vote. The Board of Directors and I thank you for your continued support.

Sincerely,

/s/ J. Birks Bovaird

J. Birks Bovaird, Chair

ENERGY FUELS INC.
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON
THURSDAY, MAY 25, 2023

TO THE HOLDERS OF COMMON SHARES:

Notice is hereby given that an annual meeting (the "Meeting") of the holders of common shares of Energy Fuels Inc. (the "Company") will be held by way of a live audio webcast at https://web.lumiagm.com/255057223 using the password "ef2023" (case sensitive) on Thursday, May 25, 2023 at 10:00 a.m. (Mountain Daylight Time or "MDT") for the following purposes:

1. to elect directors of the Company;

2. to appoint the auditors of the Company and to authorize the directors to fix the remuneration of the auditors; and

3. to vote on a non-binding, advisory proposal to approve the compensation of the named executive officers ("Say-on-Pay").

In order to make the Meeting as convenient as possible for our shareholders, the Company will again be hosting an entirely virtual annual meeting of shareholders in 2023.

The Meeting will be conducted as a virtual meeting of shareholders by way of a live audio webcast through the Lumi/AST Virtual AGM platform (the "Virtual Platform"). You can attend the Meeting online at https://web.lumiagm.com/255057223 by clicking "I have a control number" and then entering your unique 11-digit control number located on your Notice of Internet Availability of Proxy Materials (the "Notice") and the password "ef2023" (case-sensitive). You will have the ability to submit questions during the Meeting via the Meeting website. Guests in attendance at the Meeting will also be able to submit questions directly through the Virtual Platform, which may be answered at the Company's discretion during the course of the Meeting.

If you choose to vote at the Meeting rather than through the use of the provided proxy card and below instructions, or should you desire to vote at the Meeting after completing and submitting the proxy card, thereby overriding your selections contained therein, you are able to do so through the Virtual Platform by voting on the left-hand side of the screen or as otherwise directed during the Meeting, which will become available to you when the voting portion of the Meeting opens. Your results will be instantaneously tabulated and included in the final Scrutineer's Report, which will become available to the Company once the voting portion of the Meeting has closed. See "Instructions for the Meeting" on page 5 of the accompanying Proxy Statement (the "Proxy Statement") for detailed instructions on how to vote at the Meeting.

The Proxy Statement provides additional information relating to the matters to be dealt with at the Meeting, including detailed instructions for the Meeting, and forms a part of this Notice.

The Company has elected to provide a Notice of Internet Availability of Proxy Materials pursuant to 17 CFR § 240.14a-16 ("Rule 14a-16") under the Exchange Act of 1934, as amended (the "Exchange Act"). In doing so, the Company is deemed to be in compliance with Canadian National Instrument 51-102, Section 9.1.5 - Compliance with SEC Notice-and-Access Rules ("NI 51-102"), because the Company (a) is subject to, and complies with, Rule 14a-16 under the Exchange Act; and (b) residents of Canada do not own, directly or indirectly, outstanding voting securities carrying more than 50% of the votes for the election of directors, and none of the following apply: (i) the majority of the executive officers or directors of the Company are residents of Canada; (ii) more than 50% of the consolidated assets of the Company are located in Canada; or (iii) the business of the Company is administered principally in Canada.

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The notice-and-access provisions of Rule 14a-16 are a set of rules developed by the United States Securities and Exchange Commission (the "SEC") that reduce the volume of materials that must be physically mailed to shareholders by allowing the Company to post the Proxy Statement and any additional materials online. Beneficial Owners will be sent the Notice at least 40 calendar days prior to the Meeting date, including instructions on how to access all materials identified in the Notice, which will be publicly accessible and free of charge on the Company's website as specified in the Notice. Security holders may choose to additionally receive a paper or e-mail copy of (i) the proxy materials, including the Notice, Proxy Statement, and Form of Electronic Proxy Card; and (ii) the Company's Annual Report, at no charge, with the Notice specifying that security holders should make their requests by no later than May 13, 2023 in order to facilitate timely delivery. Except where specific requests are made in accordance with the provided instructions, all such documents will be available online only and security holders will not receive a paper or e-mail copy of the proxy materials, other than the Notice.

Please review the Proxy Statement carefully and in full prior to voting, as the Proxy Statement has been prepared to help you make informed decisions on the matters to be acted upon. The Proxy Statement is available on the website of the Company's transfer agent, American Stock Transfer & Trust Company, LLC at http://www.astproxyportal.com/ast/23865/, and under the Company's SEDAR profile at www.sedar.com and on EDGAR at www.sec.gov. Any shareholder who wishes to receive a paper copy of the proxy materials or Annual Report should contact American Stock Transfer & Trust Company, LLC at 888-Proxy-NA (888-776-9962) or 718-921-8562 (for international callers outside of the United States) or by e-mail to info@astfinancial.com or online at https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials. Shareholders may also use the toll-free number noted above to obtain additional information about the Notice of Internet Availability of Proxy Materials.

Shareholders who cannot attend the Meeting may vote by proxy. Instructions on how to complete and return the proxy are provided with the proxy card and are described in the Proxy Statement. To be valid, proxies must be received by American Stock Transfer & Trust Company, LLC by mail if a proxy card is requested in advance, in the envelope provided; or toll-free by telephone to 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries (please have your proxy card available when you call); or by internet voting through www.voteproxy.com by following the on-screen instructions or by scanning the QR code located on your Proxy Voting Instructions with your smartphone; or through an e-Consent if you enroll with AST at www.astfinancial.com, in each case by no later than 11:59 p.m. (Eastern Daylight Time, or "EDT") on May 24, 2023, or if the Meeting is adjourned, no later than 11:59 p.m. (EDT) on the day just prior to the day on which the Meeting is adjourned.

We encourage you to log into the Meeting at least 15 minutes prior to the commencement of the Meeting. You may begin to log into the Meeting Virtual Platform beginning at 9:00 a.m. (MDT) on May 25, 2023. The Meeting will begin promptly at 10:00 a.m. (MDT) on May 25, 2023. If you encounter any difficulties with the Virtual Platform on the day of the Meeting, please go to https://go.lumiglobal.com/faq for frequently asked questions and click on the support button for assistance. Support will be available starting at 7 am (MDT) on May 25, 2023 and will remain available until the Meeting has finished.

Dated at Lakewood, Colorado, USA this 4th day of April 2023.

BY ORDER OF THE BOARD /s/ Mark S. Chalmers President and Chief Executive Officer

PROXY STATEMENT OF ENERGY FUELS INC.
(the "Proxy Statement")

PROXY STATEMENT

The information contained in this Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies to be used at the annual meeting of shareholders of Energy Fuels Inc. (the "Company") to be held by way of a live audio webcast through the Lumi/AST Virtual AGM platform (the "Virtual Platform") at https://web.lumiagm.com/255057223, password "ef2023" (case-sensitive), on Thursday, May 25, 2023 at 10:00 a.m. (MDT) (the "Meeting"), and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

In order to make the Meeting as convenient and resource efficient as possible for its shareholders, the Company will again be hosting an entirely virtual annual meeting of shareholders in 2023.

The Meeting will be conducted solely as a virtual meeting of shareholders via a live audio webcast through the Virtual Platform. You can attend the Meeting online at https://web.lumiagm.com/255057223 by clicking "I have a control number" and entering your unique 11-digit control number located on your Notice of Internet Availability of Proxy Materials (the "Notice"), followed by the password "ef2023" (case-sensitive). You will have the ability to submit questions during the Meeting via the Virtual Platform. See "Instructions for the Meeting," below. It is expected that the solicitation will be made primarily by mail on or about April 13, 2023, but proxies may also be solicited personally by directors, officers or regular employees of the Company. The solicitation of proxies by this Proxy Statement is being made by or on behalf of the management of the Company. The total cost of the solicitation will be borne by the Company.

Except as otherwise indicated, information in this Proxy Statement is given as of April 4, 2023 and all dollar amounts are in U.S. dollars.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the proxy card accompanying this Proxy Statement are officers and/or directors of the Company ("Management Nominees"). A shareholder of the Company has the right to appoint a person other than the persons specified in such proxy card and who need not be a shareholder of the Company to attend and act for the shareholder and on the shareholder's behalf at the meeting. Such right may be exercised by striking out the names of the persons specified in the proxy, inserting the name of the person to be appointed in the blank space provided in the proxy, signing the proxy and returning it in the reply envelope in the manner set forth in the accompanying Notice of Meeting.

Registered shareholders who wish to appoint a person other than the Management Nominees identified in the form of proxy card or voting instruction form (including non-registered shareholders who wishes to appoint themselves to attend the Meeting) must carefully follow the instructions in this Proxy Statement and on their form of proxy card or voting instruction form; the shareholder's control number should be provided to the proxyholder in advance, as it is required in order to vote at the Meeting. Failure to obtain such control number from the registered shareholder will make it impossible to participate in the Meeting and will result in the proxyholder only being able to attend as a guest. Guests will be able to listen and submit written questions to the Meeting but will not be able to vote. A shareholder of the Company who has given a proxy may revoke it by an instrument in writing, including another completed proxy card, executed by the shareholder or the shareholder's attorney authorized in writing, deposited at the registered office of the Company, or at the offices of AST by mail to 6201 15th Ave., Brooklyn, New York 11219 or by fax to 1-718-765-8730 or by email to proxyvote@astfinancial.com, or by telephone to 1-888-776-9347, or by internet voting through www.voteproxy.com, up to 12:00 p.m. (noon) (EDT) on the second business day preceding the date of the Meeting, or any adjournment thereof.

VOTING OF SHARES REPRESENTED BY MANAGEMENT PROXIES

The Management Nominees named in the enclosed proxy card will vote the common shares in respect of which they are appointed by proxy on any ballot that may be called for in accordance with the instructions thereon. If a shareholder of the Company specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such instructions, such shares will be voted in favor of each of the matters referred to herein.

The enclosed proxy card confers discretionary authority upon the Management Nominees named therein with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters, if any, which may properly come before the Meeting. At the date of this Proxy Statement, the management of the Company knows of no such amendments, variations, or other matters to come before the Meeting. However, if any other matters which are not now known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgement of the named proxy holder.

VOTING BY NON-REGISTERED SHAREHOLDERS

Only registered shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, common shares owned by a person (a "non-registered owner") are registered either (a) in the name of an intermediary (an "Intermediary") that the non-registered owner deals with in respect of the common shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered savings plans, registered retirement income funds, registered education savings plans and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited in Canada ("CDS"), or The Depository Trust Company in the United States) of which the Intermediary is a participant.

In accordance with applicable laws, non-registered owners who have advised their Intermediary that they do not object to the Intermediary providing their ownership information to issuers whose securities they beneficially own ("Non-Objecting Beneficial Owners," or "NOBOs") will receive by mail a letter from the Company with respect to the Notice of Internet Availability of Proxy. This Proxy Statement and the Notice of Meeting may be found at and downloaded from http://www.astproxyportal.com/ast/23865/.

NOBOs who have standing instructions with the Intermediary for physical copies of this Proxy Statement will receive by mail the Notice of Internet Availability of Proxy, this Proxy Statement and the Notice of Meeting.

Intermediaries are required to forward the Notice of Internet Availability of Proxy to non-registered owners who have advised their Intermediary that they object to the Intermediary providing their ownership information ("Objecting Beneficial Owners," or "OBOs") unless an OBO has waived the right to receive them. Often, Intermediaries will use service companies to forward proxy-related materials to OBOs. Generally, OBOs who have not waived the right to receive proxy-related materials will either:

(a) be given a proxy card which has already been signed by the Intermediary (typically by a facsimile stamped signature), which is restricted as to the number and class of securities beneficially owned by the OBO but which is not otherwise completed. Because the Intermediary has already signed the proxy card, this proxy card is not required to be signed by the non-registered owner when submitting the proxy. In this case, the OBO who wishes to vote by proxy should otherwise properly complete the proxy card and deliver it as specified; or

(b) be given a Voting Instruction Form which the Intermediary must follow. The OBO should properly complete and sign the Voting Instruction Form and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit non-registered owners to direct the voting of the common shares they beneficially own. Should a non-registered owner who receives either proxy card wish to vote at the Meeting if a ballot is called, the non-registered owner should strike out the persons named in the proxy card and insert the non-registered owner's name in the blank space provided. Non-registered owners should carefully follow the instructions of their Intermediary including those regarding when and where the proxy card or Voting Instruction Form is to be delivered.

Management of the Company does not intend to pay for Intermediaries to forward the Notice of Internet Availability of Proxy to OBOs. An OBO will not receive the Notice and Access Package unless the Intermediary assumes the cost of delivery.

BROKER NON-VOTES

In the United States, brokers and other intermediaries holding shares in street name for their customers are generally required to vote the shares in the manner directed by their customers. If their customers do not give any direction, brokers may vote the securities at their discretion on routine matters, but not on non-routine matters. Other than the proposal for the appointment of KPMG LLP as our auditors for the fiscal year ended December 31, 2023, all of the other matters to be voted on at the Meeting are non-routine matters and brokers may not vote the securities held in street name for their customers in relation to these items of business without direction from their customers.

The absence of a vote on a non-routine matter is referred to as a broker non-vote. Any securities represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors or any other matter to be voted on at the Meeting, except to the extent that the failure to vote for an individual nominee results in another individual receiving a larger proportion of votes cast for the election of directors. For purposes of the Company's majority voting policy, a broker non-vote is not considered to be a vote withheld.

DISTRIBUTION OF MEETING MATERIALS TO NON-OBJECTING BENEFICIAL OWNERS

The Notice of Internet Availability of Proxy is being sent to both registered and non-registered owners of the securities using notice and access pursuant to applicable laws. Electronic copies of this Proxy Statement and the Notice of Meeting may be found and downloaded from http://www.astproxyportal.com/ast/23865/. If you are a NOBO, and the Company or its agent has sent the Notice of Internet Availability of Proxy directly to you, your name, address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf.

The Company (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering the Notice of Internet Availability of Proxy to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The authorized capital of the Company consists of an unlimited number of common shares ("Common Shares"), an unlimited number of preferred shares issuable in series, and an unlimited number of Series A preferred shares. As of March 31, 2023, the Company had issued and outstanding 158,029,412 Common Shares and no preferred shares.

The Company will make a list of all persons who are registered holders of Common Shares as of the close of business on April 3, 2023 (the "Record Date") and the number of Common Shares registered in the name of each person on that date. Each shareholder as of the Record Date is entitled to one vote for each Common Share registered in that shareholder's name as it appears on the list on all matters which come before the Meeting.

To the knowledge of the Directors and Senior Executive Officers (as defined herein) of the Company, as of March 31, 2023, no person beneficially owns or exercises control or direction over securities carrying more than 10% of the voting rights attached to any class of outstanding voting securities of the Company entitled to be voted at the Meeting. See "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters," below.

INSTRUCTIONS FOR THE MEETING

Once again, this year's Meeting will be in a completely virtual format. There will be no physical Meeting location. The Meeting will be conducted by way of a live audio webcast through the Virtual Platform with integrated slides and real-time balloting.

Instructions on Voting at the Meeting:

Registered shareholders and duly appointed proxyholders will be able to attend the Meeting and vote in real time, provided they are connected to the internet and follow the instructions in this Proxy Statement. Non-registered shareholders who have not duly appointed themselves as proxyholder will be able to attend the Meeting as guests but will not be able to vote at the Meeting.

Registered shareholders who wish to appoint a person other than the Management Nominees identified in the proxy card or voting instruction form (including non-registered shareholders who wish to appoint themselves to attend the Meeting) must carefully follow the instructions in this Proxy Statement and on their proxy card or voting instruction form; the shareholder's control number should be provided to the proxyholder in advance, as it is required in order to vote at the Meeting. Failure to obtain such control number from the registered shareholder will make it impossible to participate in the Meeting and will result in the proxyholder only being able to attend as a guest. Guests will be able to listen to and submit written questions in the Meeting but will not be able to vote.

We encourage you to log into the Meeting at least 15 minutes prior to the commencement of the Meeting. You may begin to log into the Meeting Virtual Platform beginning at 9:00 a.m. (MDT) on May 25, 2023. The Meeting will begin promptly at 10:00 a.m. (MDT) on May 25, 2023.

How to Vote:

You have two ways to vote your shares:

• by submitting your proxy card or other voting instruction form as per instructions indicated; or

• during the Meeting by online ballot, when called for, through the Virtual Platform.

Registered shareholders and duly appointed proxyholders (including non-registered shareholders who have duly appointed themselves as proxyholder) that attend the Meeting online will be able to vote by completing a ballot online, when called for, during the Meeting through the Virtual Platform.

Guests (including non-registered shareholders who have not duly appointed themselves as proxyholder) can log into the Meeting as set out below. Guests will be able to listen and submit written questions to the Meeting but will not be able to vote during the Meeting.

To Access and Vote at the Meeting:

• Step 1: Log into the Virtual Platform online at https://web.lumiagm.com/255057223

• Step 2: Follow these instructions:

Registered shareholders: Click "I have a control number" and then enter your unique 11-digit control number and password "ef2023" (case-sensitive). The 11-digit number located on the Notice of Internet Availability of Proxy Materials received from AST is your control number. If you use your control number to log into the Meeting, any vote you cast at the Meeting will revoke any proxy you previously submitted. If you do not wish to revoke a previously submitted proxy, you should not vote during the Meeting.

Duly appointed proxyholders: Click "I have a control number" and then enter your unique 11-digit control number and the password "ef2023" (case sensitive). Proxyholders who have been duly appointed should ensure they receive the registered shareholder's control number in advance, as it is required in order to vote at the Meeting.

Guests: Click "Guest" and then complete the online form.

It is your responsibility to ensure internet connectivity for the duration of the Meeting and you should allow ample time to log into the Virtual Platform before the Meeting begins.

Non-Registered Shareholders Obtaining a Control Number to Vote During the Meeting:

If your shares are registered in the name of your broker, you are a non-registered shareholder (or "Beneficial Owner") of those shares, which are considered to be held in "street name." If you are a Beneficial Owner, you should have received a proxy card and voting instruction form from your broker rather than directly from the Company. Simply complete and mail the proxy card as instructed by your broker to ensure that your vote is counted. If your broker offers Internet or telephone voting, you may vote your shares using one of those methods.

To vote instead at the Meeting, you must obtain a valid legal proxy from your broker and register in advance with AST in order to get your unique 11-digit control number. Contact your broker to request a legal proxy. To register to participate in the Meeting, you must submit to AST proof of your legal proxy from your broker reflecting the number of your shares, along with your name and email address.

Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 1-718-765-8730.

Written requests can be mailed to:

American Stock Transfer & Trust Company LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as "Legal Proxy" and be received by AST no later than 5:00 p.m., EDT, on May 20, 2023. AST will confirm your registration by email. Non-registered shareholders who have not duly appointed themselves as proxyholder will not be able to vote at the Meeting but will be able to participate as a guest.

Submission of Questions:

You may submit questions during the Meeting, whether a registered shareholder, duly appointed proxyholder or guest. Once logged into the Virtual Platform at https://web.lumiagm.com/255057223, you may type and submit any questions you have where indicated.

Questions pertinent to Meeting matters will be answered during the Meeting, subject to time constraints and at management's discretion. Questions regarding personal matters or questions that are not pertinent to Meeting matters will not be answered.

If you encounter any difficulties with the Virtual Platform on the day of the Meeting, please go to https://go.lumiglobal.com/faq for frequently asked questions and click on the support button for assistance. Support will be available starting at 7:00 am (MDT) on May 25, 2023 and will remain available until the Meeting has finished.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE MEETING

Proposal 1 - Election of Directors

Pursuant to the articles of the Company, the board of directors of the Company (the "Board") may consist of a minimum of three and a maximum of fifteen directors, who are elected annually. The Board is currently composed of ten directors, and management is proposing that ten directors be elected at the Meeting.

The Company has adopted an advance notice requirement in its by-laws for nominations of directors by shareholders. Among other things, the advance notice requirement fixes a deadline by which shareholders must submit to the Company a notice of director nominations prior to any annual or special meeting of shareholders at which directors are to be elected and sets forth the information that a shareholder must include in the notice for it to be valid. As of the date hereof, the Company has not received notice of any director nominations in connection with the Meeting. As the date to receive notice for a director nomination has passed, no director nominations may be made other than those set out in this Proxy Statement.

Shareholders will vote for the election of each individual director separately. The Company has adopted a majority voting policy for the election of directors whereby, in an uncontested election, any nominee who receives a greater number of shares withheld from voting than shares voted in favor of that nominee's election is expected to tender his, her or their resignation to the Board, to take effect upon acceptance by the Board. The Board will, within 90 days of the Meeting, determine whether to accept any such offer to resign, and such resignation will be accepted other than in extraordinary circumstances.

There have been no material changes to the procedures by which the Company's security holders may recommend nominees to the Board since the Company's last Proxy Statement on Schedule 14A for the year ended December 31, 2021.

The following table provides the names of and information for the nominees for election as directors of the Company (collectively the "Nominees," and each a "Nominee"). The persons named in the enclosed proxy card intend to vote "FOR" the election of each of the Nominees. Management does not contemplate that any of the Nominees will be unable to serve as a director. All directors so elected will hold office until the next annual meeting of shareholders or until their successors are elected or appointed unless their office is vacated earlier in accordance with the by-laws of the Company or the provisions of the Business Corporations Act (Ontario) ("OBCA"). Unless otherwise indicated, the address of each nominee in the table set forth below is: care of Energy Fuels Inc., 225 Union Blvd., Suite 600, Lakewood, Colorado 80228 USA.

Name and Municipality of Residence	Office Held	Director Since	Principal Occupation, if different than Office Held	Age
J. Birks Bovaird(1) Toronto, Ontario, Canada	Chair and Director	2006	Consultant, providing advisory services to natural resource companies	75
Mark S. Chalmers(3) Arvada, Colorado, USA	President, Chief Executive Officer and Director	2018	Same	65
Benjamin Eshleman III(2)(4) Corpus Christi, Texas, USA	Director	2017	President and Chief Executive Officer, General Partner of Mesteña, LLC; Co-Manager, Eshleman-Vogt Ranch	67
Ivy V. Estabrooke(2)(3) Salt Lake City, Utah, USA	Director	2022	Senior Innovation Policy Strategist, RTI International	46
Barbara A. Filas(2)(3) Grand Junction, Colorado, USA	Director	2018	Consultant providing advisory services to the mining sector	67
Bruce D. Hansen(1)(4) Golden, Colorado, USA	Director	2007	Retired Former Mining Executive	65
Jaqueline Herrera(3)(4) Naperville, Illinois, USA	Director	2022	Vice President of Sales, Ecolab Inc.	48
Dennis L. Higgs(1) Vancouver, British Columbia, Canada	Director	2015	President and sole owner of Ubex Capital Inc.; President, Austin Gold Corp.	65
Robert W. Kirkwood(2)(4) Casper, Wyoming, USA	Director	2017	Co-Owner and Managing Member, Kirkwood Oil & Gas, LLC	64
Alexander G. Morrison(1) Castle Pines, Colorado, USA	Director	2019	Retired Former Mining Executive	59

Notes:

(1) Member of the Audit Committee.

(2) Member of the Governance and Nominating Committee.

(3) Member of the Environment, Health, Safety and Sustainability Committee.

(4) Member of the Compensation Committee.

Information about each Nominee, including present principal occupation, business or employment and the principal occupations, businesses or employments within the five preceding years, is set out below.

J. Birks Bovaird

For a majority of his career, Mr. Bovaird's focus has been the provision and implementation of corporate financial consulting and strategic planning services. He was previously the Vice President of Corporate Finance for one of Canada's major accounting firms. He is an independent director of Spruce Ridge Resources Ltd and sits on the audit committee. He is an independent director of Noble Mineral Exploration Inc. where he is a member of the audit committee and chair of the compensation committee. Additionally, he serves as an independent director of Copper Road Resources Inc. where he sits on the audit committee. Mr. Bovaird has previously been involved with numerous public resource companies, both as a member of management and as a director. He is a graduate of the Canadian Director Education Program and holds an ICD.D designation.

Mark S. Chalmers

Mr. Chalmers is currently the President and Chief Executive Officer of the Company, a position he has held since February 1, 2018. From July 1, 2017 to January 31, 2018, Mr. Chalmers was President and Chief Operating Officer of the Company and, from July 1, 2016 to July 1, 2017 was Chief Operating Officer of the Company. From 2011 to 2015, Mr. Chalmers served as Executive General Manager of Production for Paladin Energy Ltd., a uranium producer with assets in Australia and Africa, including the Langer Heinrich and Kayelekera mines where, as head of operations, he oversaw sustained, significant increases in production while reducing operating costs. He also possesses extensive experience in in situ recovery ("ISR") uranium production, including management of the Beverley Uranium Mine owned by General Atomics (Australia), and the Highland mine owned by Cameco Corporation (USA). Mr. Chalmers has also consulted to several of the largest players in the uranium supply sector, including BHP Billiton, Rio Tinto, and Marubeni, and until recently served as the Chair of the Australian Uranium Council, a position he held for 10 years. As a result of the 2021 sale of certain non-core conventional uranium assets to Consolidated Uranium Inc. ("CUR"), Mr. Chalmers also serves as a director of CUR. Mr. Chalmers is a registered professional engineer and holds a Bachelor of Science in Mining Engineering from the University of Arizona.

Benjamin Eshleman III

Mr. Eshleman is currently the President and Chief Executive Officer of Mesteña, LLC, a privately held energy company headquartered in Corpus Christi, Texas. As President and Chief Executive Officer, he is responsible for the oil, gas, and uranium leasing activities under 200,000 mineral acres located in South Texas. Mesteña built, operated, and mined several million pounds of uranium through its Alta Mesa plant in the mid-2000s. Mr. Eshleman also serves as Co-Manager to the Eshleman-Vogt Ranch and sits on the board of the Texas and Southwestern Cattle Raisers Association, a well-known business association advocating landowner rights. Mr. Eshleman is a 1979 graduate of Menlo College, with a Bachelor of Science in Business Administration.

Ivy V. Estabrooke

Dr. Estabrooke is an expert in the development and commercialization of emerging technologies at the intersection of national and economic security.  She currently advises government, public and private organizations in optimizing their approaches to innovation and technology development to optimize economic and social impact in her role as a Senior Innovation Policy Strategist for RTI International, an independent non-profit research institute dedicated to improving the human condition. From 2020 to 2022, Dr. Estabrooke acted as Vice President of Operations and Corporate Affairs at IDbyDNA Inc., a venture backed commercial stage biotech company that was acquired by Illumina (Nasdaq: ILMN). From 2018 to 2020, she served as the Vice President of Corporate and Government Programs for PolarityTE, Inc. (Nasdaq: PTE).  Prior public service included as the Executive Director of the Utah Science, Technology and Research Initiative and science advisor to the Governor of Utah and as a technical program manager for the U.S. Department of the Navy. Dr. Estabrooke earned her doctorate in neuroscience at Georgetown University in 2005, received a master's degree in national resource strategy from the National Defense University in 2013 and a bachelor's degree in biological sciences from Smith College in 1998. She serves on the board of the Girl Scouts of Utah, the Utah chapter of the National Association of Corporate Directors and is a member of the Utah District Export Council.

Barbara A. Filas

Ms. Filas has hands-on experience with operating gold and coal mines and processing facilities; executive experience in consulting, public companies, and non-profits; and technical expertise in base and precious metals, coal, uranium and industrial metals in various engineering and environmental capacities. From 2009 to 2013, she held several roles including President and Chief Administrative officer of Geovic Mining Corp., a publicly traded company with an advanced cobalt, nickel, and manganese exploration project in Cameroon. She was President and Chief Executive of Knight Piésold and Co., a leading global mining and environmental consulting firm, where she held roles of increasing responsibility from 1989 to 2009. Prior to joining Knight Piésold, she worked at several operating mines and processing facilities. She is now a director and audit committee member of Austin Gold Corp., a publicly traded company on the NYSE American (AUST); and a former director of Knight Piésold Holdings Limited, a private international consultancy, and Moroccan Minerals Ltd., a private company that explored for base and precious metals in Morocco and Serbia. She currently serves as the Chair of the Board of Governors and Nominations Chair for the National Mining Hall of Fame. Ms. Filas was the first female President of the Society for Mining, Metallurgy and Exploration in 2005, the world's largest mining technical organization. She is an internationally recognized thought-leader on mining sector topics including environmental, social, and governance ("ESG") matters, waste management, closure, and sustainability; and has experience in both developed and developing countries on six continents. She has a degree in Mining Engineering from the University of Arizona and is a Licensed Professional Engineer.

Bruce D. Hansen

Mr. Hansen is the former Chief Executive Officer and a former director of General Moly Inc., having served in such capacities from 2007 to November 2020. Mr. Hansen additionally served as the Chief Financial Officer of General Moly Inc. from May 2017 to November 2020. Prior to that, Mr. Hansen was Senior Vice-President, Operations Services and Development with Newmont Mining Corporation. He worked with Newmont for ten years holding increasingly senior roles, including Chief Financial Officer from 1999 to 2005. Prior to joining Newmont, Mr. Hansen spent 12 years with Santa Fe Pacific Gold, where he held increasingly senior management roles including Senior Vice President of Corporate Development and Vice President Finance and Development. Mr. Hansen is also a director and serves as the chair of the Audit, Nominating and Ethics Committee of ASA Gold and Precious Metals Ltd and is a director of New Moly LLC, a private molybdenum development company. Mr. Hansen holds a Master of Business Administration from the University of New Mexico and a Bachelor of Science Degree in Mining Engineering from the Colorado School of Mines. Mr. Hansen's vast financial expertise attained through his years of work in such management and executive positions, and most significantly through his roles as Chief Financial Officer of Newmont Mining Corporation and General Moly Inc., qualifies him as a financial expert on the Company's Audit Committee.

Jaqueline Herrera

Ms. Herrera has over 25 years of experience in water treatment and process improvements in multiple industries including the oil refinery, petrochemical, chemical, mining & mineral processing and food and beverage industries. From 1998 to 2019 she worked for Nalco Water, an Ecolab Company and leader in water hygiene, treatment and process improvements and energy and air solutions, in increasingly senior management roles, including sales-operations, and global industry development for the base metals and iron ore industries. In that role, Ms. Herrera worked in the bauxite mining and alumina processing sectors in South America, the United States and the Caribbean then expanded her career into global base metals with a focus on the copper and molybdenum markets in various regions. In 2019, Ms. Herrera moved to the Food & Beverage Division within Ecolab Inc. She currently serves as Vice President of Sales. She is a US. Patent holder on functionalized silicones for froth flotation. Ms. Herrera has volunteered for UNICEF and Water for People in remote communities in Latin America, providing education and technical expertise in water treatment for drinking water to schools in remote communities. Ms. Herrera is an active member of the Society of Women Engineers and is a board member of a non-profit organization to help youth in disadvantage financial conditions to develop leadership skills. She holds a Bachelor of Science in both metallurgical engineering and industrial engineering from the Universidad Nacional Politécnica "Antonio José de Sucre" in Venezuela, a Master of Sciences in material science from the Universidad de Oriente, Venezuela, and a Master of Business Administration in operations from the University of Phoenix, Baton Rouge, LA. Mrs. Herrera completed a program at Wharton Business School on Corporate Governance: Maximize effectiveness in the Board Room. She is fluent in Spanish, Portuguese and English.

Dennis L. Higgs

Mr. Higgs has been involved in the financial and venture capital markets in Canada, the United States, and Europe for over thirty years. He founded his first junior exploration company in 1983 and took it public through an initial public offering in 1984. Since then, Mr. Higgs has been involved in the founding, financing, initial public listing, and building of several companies. Mr. Higgs was directly involved with the founding and initial public offering of Arizona Star Resource Corp. and the listing and financing of BioSource International Inc., both of which were the subject of takeover bids. Mr. Higgs was the founding director and subsequently Executive Chair of Uranerz Energy Corporation before it was acquired by the Company. Mr. Higgs was Executive Chair of the Board of Directors of Uranerz from February 1, 2006 until June 18, 2015. He currently serves as the President and sole owner of Ubex Capital Inc., a management consulting business, as well as the President and a director of Austin Gold Corp. Mr. Higgs holds a Bachelor of Commerce degree from the University of British Columbia.

Robert W. Kirkwood

Mr. Kirkwood is a principal of the Kirkwood Companies, including Kirkwood Oil and Gas LLC, Wesco Operating, Inc., and United Nuclear LLC. Mr. Kirkwood has been with the Kirkwood Companies for over 35 years and has been involved in all aspects of oil and gas exploration and operations. From 2000 to date, the Kirkwood Companies have grown from less than 500 barrels of oil per day and 7 employees to over 3,000 barrels of oil per day and 60 employees with field offices in Ft. Washakie, Wyoming; Baggs, Wyoming; Moab, Utah; and Ely, Nevada. The Kirkwood Companies have identified, evaluated, negotiated and closed over $110,000,000 of production acquisitions in the Rocky Mountain States. Mr. Kirkwood is a 1982 graduate of the University of Wyoming, with a Bachelor of Science in Petroleum Engineering.

Alexander G. Morrison

Mr. Morrison is a mining executive and Certified Public Accountant with over 36 years of experience in the mining industry. Mr. Morrison currently serves as Chair of the Audit and Compensation Committees, respectively, and as a member of the Nominating and Governance Committee of Gold Resource Corporation. In addition, he has held senior executive positions at a number of mining companies, most recently serving as Vice President and Chief Financial Officer of Franco-Nevada Corporation. Prior to that, Mr. Morrison held increasingly senior positions at Newmont Mining Corporation, including Vice President, Operations Services and Vice President, Information Technology; was Vice President and Chief Financial Officer of Novagold Resources Inc.; Vice President and Controller of Homestake Mining Company; and held senior financial positions at Phelps Dodge Corporation and Stillwater Mining Company. Mr. Morrison began his career with Pricewaterhouse Coopers LLP after obtaining his Bachelor of Arts in Business Administration from Trinity Western University in British Columbia, Canada. Mr. Morrison is a Certified Public Accountant in Illinois and a Certified Public Accountant (CA) in British Columbia. Mr. Morrison's qualifications as a Certified Public Accountant, together with his vast financial expertise attained through his years of work in public accounting and through such management and executive positions, qualifies him as a financial expert on the Company's Audit Committee.

Director Participation on Other Boards

A number of the Company's Directors and proposed Nominees sit on boards of directors of other companies. The Company considers this to be a benefit to the Company, provided there are no significant conflicts of interest, and the Director and proposed Nominee is able to devote the time and attention to his or her duties on the Board and any Board committees on which the Director sits (i.e., is not "overcommitted"). The Company believes sitting on boards of directors of other companies provides the Director and proposed Nominee with a broader spectrum of experiences relating to industry-specific and corporate governance matters. None of the Company's Directors and proposed Nominees sit on more than five public company boards or, alternatively, are CEOs of public companies who also sit on the boards of more than two public companies besides their own.

Cease Trade Orders, Bankruptcies and Legal Proceedings

The Company is not aware of any legal proceedings against it involving the Nominees, executive officers or shareholders of more than 5% of the Company's voting shares. Except as set out below, to the knowledge of the Company, no Nominee is, or has been in the last 10 years, (a) a director, chief executive officer or chief financial officer of a company that (i) while that person was acting in that capacity, was the subject of a cease trade order or similar order (including a management cease trade order) or an order that denied the relevant company access to any exemptions under securities legislation, for a period of more than 30 consecutive days, or (ii) after that person ceased to act in that capacity, was the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under securities legislation, for a period of more than 30 consecutive days, which resulted from an event that occurred while that person acted in such capacity, or (b) a director or executive officer of a company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (c) became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets.

On November 18, 2020, General Moly Inc. filed for voluntary protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Colorado to pursue a financial and operational reorganization, in addition to other customary motions in conjunction therewith. At the time, Mr. Hansen was serving as its Chief Executive Officer, Chief Financial Officer and as a director. In connection with the filing, General Moly Inc. executed a Restructuring Support Agreement, and emerged out of bankruptcy with a final decree issued in September 2021. It thereafter merged with Avanti Kisualt Mining Limited, a Canadian company, to form the private company New Moly LLC. Effective upon the Chapter 11 filing, Mr. Hansen resigned as Chief Executive Officer, Chief Financial Officer and as a director of General Moly Inc. but was later elected as a director of New Moly LLC and currently serves in that capacity.

No Nominee or officer of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. Unless noted above, during the past ten years, no Nominee or executive officer of the Company has:

(a) filed or has had filed against such person, a petition under the U.S. federal bankruptcy laws or any state insolvency law, nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which such person was a general partner, at or within two years before the time of filing, or any corporation or business association of which such person was an executive officer, at or within two years before such filings;

(b) been convicted or pleaded guilty or nolo contendere in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting such person's activities in any type of business, securities, trading, commodity or banking activities;

(d) been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any U.S. federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any type of business, securities, trading, commodity or banking activities, or to be associated with persons engaged in any such activities;

(e) been found by a court of competent jurisdiction in a civil action or by the United States Securities and Exchange Commission (the "SEC"), or by the U.S. Commodity Futures Trading Commission to have violated a U.S. federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

(f) been the subject of, or a party to, any U.S. federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any U.S. federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(g) been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the U.S. Commodity Exchange Act (7 U.S.C.1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Family and Certain Other Relationships

There are no family relationships among the members of the Board or the members of senior management of the Company. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any member of the Board or member of senior management was selected.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and such 10% shareholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file, except to the extent the Company files any such Forms directly on their behalf.

To the Company's knowledge, all transactions required to be reported pursuant to Section 16(a) for the year ended December 31, 2022 were timely reported by the Company's directors, officers and persons who own more than 10% of a registered class of the Company's equity securities, except as disclosed below.

Delinquent Section 16(a) Reports

Beneficial Owner	Number of Late Filings	Number of Late Transactions	Explanation
Ivy V. Estabrooke	1	1	A March 11, 2022 grant of 12,858 restricted stock units was inadvertently not reported to the SEC by the Company until after the filing deadline and was corrected as soon as identified.
Jaqueline Herrera	1	1	A May 25, 2022 grant of 8,333 restricted stock units could not be timely filed due to a processing delay in obtaining Ms. Herrera's Edgar filing codes from the SEC.
John L. Uhrie	1	1	An August 1, 2022 grant of 21,240 restricted stock units could not be timely filed due to a processing delay in obtaining Mr. Uhrie's Edgar filing codes from the SEC.

Board Diversity

The following disclosure is provided on an elective basis annually by the Directors as a part of their annual Proxy-related Director & Officer Questionnaires ("D&O Questionnaires"):

Board Diversity Matrix (as of March 31, 2023)

Board Size:
Total Number of Directors:	10
Gender:	Female	Male	Non-Binary	Undisclosed
Number of Directors based on gender identity	3	7	0	0
Board Percentage	30%	70%	0%	0%
Number of Directors who identify in any of the categories below:
African American or Black	0	0	0	0
Alaskan Native, American Indian or Other Indigenous	0	0	0	0
Asian (including South Asian)	0	0	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	7	0	0
Two or More Races or Ethnicities	0	0	0	0
Other Racial or Ethnic Group	0	0	0	0
Disabled	0	0	0	0
Veteran	0	0	0	0
LGBTQ+(1)	0	0	0	0
Undisclosed	0	0	0	0

Notes:

(1) LGBTQ stands for lesbian, gay, bisexual, transgender and queer/questioning, and the + refers to other categories of sexual orientation or gender identity not explicitly mentioned (other than cisgender). While certain categories of LGBTQ+ fall within gender identity, many do not and are therefore included more generally with the other diversity categories. In total, 0% (0/10) of the Company's existing and nominated Directors self-identify as non-binary, and 10% (1/10) of existing and nominated Directors self-identify as racially or ethnically diverse in accordance with the categories identified, above.

The Company remains committed to diversity. In 2021, upon the recommendation of the Governance and Nominating Committee (the "GN Committee"), the Board resolved: to maintain its measurable objective of having at least one qualified woman on the Board at all time; to continue taking proactive steps to attempt to identify suitable female and minority candidates to be considered for future appointments to the Board and the Executive Team, as appropriate; to set a formal target to increase the number of women on the Board to two at or prior to the 2022 Annual Meeting of Shareholders of the Company; and to set a formal target to add a racially or ethnically diverse member to the Board at or prior to the 2022 Annual Meeting of Shareholders of the Company. Most recently, in January 2023, the GN Committee recommended to the Board, and the Board approved and adopted, a number of diversity-based recommendations that include maintaining its measurable objectives of having, at current Board size, a qualified Board that is at least 30% gender diverse (including a minimum of one woman) at all times with at least one qualified racially or ethnically diverse director on the Board at all times. The Board is proud to have met these commitments through its selection of highly qualified individuals, all of whom were selected first and foremost for their ability to contribute meaningfully to the Company through unique skill sets that complement the existing Board expertise.

Proposal 2 - Appointment of Auditors

Management of the Company has proposed the appointment of KPMG LLP of Denver, Colorado ("KPMG"), an independent registered public accounting firm, as the auditors of the Company to hold that position until the close of the next annual meeting of the Company or until a successor is appointed. It is proposed that the remuneration to be paid to the auditors be fixed by the Board through the Audit Committee.

The persons named in the proxy card accompanying this Proxy Statement intend to vote "FOR" the reappointment of KPMG as the auditors of the Company for the ensuing year or until their successors are appointed and to authorize the directors of the Company to fix the remuneration of the auditors, unless the shareholder has specified in the proxy card that the Common Shares represented by such proxy are to be withheld from voting in respect thereof. The Company expects that a representative of KPMG will be present at the Meeting and will be available to answer questions.

Proposal 3 - Non-Binding Advisory Vote on Named Executive Officer Compensation ("Say-on-Pay")

Background

Pursuant to Section 14A of the Exchange Act and the rules and regulations promulgated thereunder (including without limitation Rule 14a-21(a)), the Company's shareholders will be asked at the Meeting to vote, on a non-binding advisory basis, on the compensation of the Company's Named Executive Officers ("NEOs") (sometimes hereinafter referred to as the "Say-on-Pay Proposal").

The vote on the Say-on-Pay Proposal gives the Company's shareholders the opportunity to express their views on the compensation paid to the NEOs. The vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs as disclosed in this Proxy Statement. You are urged to read carefully the "Executive Compensation" section of this proxy statement, including the Summary Compensation Table below and other related compensation tables and narrative disclosure, for details regarding the compensation paid to the NEOs during fiscal year 2022 and other information with respect to their compensation for services on behalf of the Company.

The Board believes that the Company's compensation program for its executive officers, including the NEOs, is appropriate based upon the Company's performance, the performance and level of responsibility of each NEO and the market generally with respect to executive officer compensation. The Board also believes that the Company's executive compensation program, which for the Company's senior executive officers (the (i) President and Chief Executive Officer ("CEO"), (ii) Executive Vice President ("Executive VP"), Chief Legal Officer ("CLO") and Corporate Secretary, (iii) Chief Financial Officer ("CFO"), (iv) Chief Operating Officer ("COO") and Senior Vice President ("Senior VP"), Marketing and Corporate Affairs (the "Senior Executive Officers")) includes annual evaluations under a Long-Term Incentive Plan ("LTIP") and Short-Term Incentive Plan ("STIP"), aligns the interests of the Corporation's Senior Executive Officers with those of the Company's shareholders by compensating the Senior Executive Officers in a manner designed to advance both the short-and long-term interests of the Company and its shareholders.

Say-on-Pay Vote Recommendation

After careful consideration, the Board recommends a vote "FOR" the compensation of the NEOs by approving the following resolution:

"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

Shareholders may vote for, against, or abstain from voting on the Say-on-Pay Proposal. The compensation of the NEOs in connection with the Say-on-Pay Proposal will be approved, on a non-binding advisory basis, if it receives the affirmative vote of a majority of the Company's Common Shares present in person or represented by proxy at the Meeting and entitled to vote on the proposal. Abstentions will effectively count as votes against the Say-on-Pay Proposal. Failures to vote will also effectively count as votes against the Say-on-Pay Proposal.

The vote on the Say-on-Pay Proposal is advisory only and will not be binding upon the Company or its Board or Compensation Committee. However, the Board and Compensation Committee take seriously shareholders' preferences as expressed in their votes and will consider the outcome of the vote in connection with future executive compensation arrangements.

EXECUTIVE OFFICERS

As of March 31, 2023, the executive officers of the Company, their ages and their business experience and principal occupation during the past five years were as follows:

Name and Municipality of Residence	Office Held	Officer Since	Age
Tom L. Brock(1) Colorado, USA	Chief Financial Officer	2022	50
Mark S. Chalmers Colorado, USA	President and Chief Executive Officer	2016	65
David C. Frydenlund Colorado, USA	Executive Vice President, Chief Legal Officer and Corporate Secretary	2012	65
Scott A. Bakken(2) Colorado, USA	Vice President, Regulatory Affairs	2020	52
Curtis H. Moore Colorado, USA	Senior Vice President, Marketing and Corporate Development	2015	53
Dee Ann Nazarenus(3) Colorado, USA	Vice President, Human Resources and Administration	2020	65
John L. Uhrie(4) Colorado, USA	Chief Operating Officer	2022	53

Notes:

(1) Mr. Brock's principal occupation in the four and a half years prior to becoming an officer was Vice President and Chief Accounting Officer of Extraction Oil & Gas Inc.

(2) Mr. Bakken's principal occupation in the two years prior to becoming an officer was Senior Director, Regulatory Affairs of the Company.

(3) Ms. Nazarenus' principal occupation in the two years prior to becoming an officer was Director, Human Resources and Administration of the Company.

(4) Mr. Uhrie's principal occupation in the four and a half years prior to becoming an officer was Vice President for exploration and development of The Doe Run Company and President, Consulting Services of the Americas for RPM Global Holdings Ltd.

Tom L. Brock

Mr. Brock is currently the Chief Financial Officer of the Company, a position he has held since August 8, 2022. Prior to joining the Company, Mr. Brock served as Vice President and Chief Accounting Officer of Extraction Oil & Gas Inc. from August 2016 until November 2021 where he led the accounting, tax, treasury, information technology and human resource functions. Prior thereto, Mr. Brock served as Vice President and Corporate Controller of American Midstream Partners LP from July 2012 until November 2013 and as Vice President, Chief Accounting Officer and Corporate Controller from November 2013 until his resignation in August 2016. Prior to that, Mr. Brock held the position of Director of Trading and Finance with BG Group in Houston, Texas, where he controlled accounting and other functions for its marketing and trading companies beginning in July 2010. Mr. Brock began his career with KPMG LLP, where he spent 13 years holding various positions serving clients in the energy industry. Mr. Brock holds a Bachelor of Accountancy from New Mexico State University and is a Certified Public Accountant licensed in the State of Texas.

Mark S. Chalmers

Mr. Chalmers is currently the President and Chief Executive Officer of the Company, a position he has held since February 1, 2018. From July 1, 2016 to January 31, 2018, Mr. Chalmers was President and Chief Operating Officer of the Company, and from July 1, 2016 to July 1, 2017 was Chief Operating Officer of the Company. From 2011 to 2015, Mr. Chalmers served as Executive General Manager of Production for Paladin Energy Ltd., a uranium producer with assets in Australia and Africa, including the Langer Heinrich and Kayelekera mines where, as head of operations, he oversaw sustained, significant increases in production while reducing operating costs. He also possesses extensive experience in ISR uranium production, including management of the Beverley Uranium Mine owned by General Atomics (Australia), and the Highland mine owned by Cameco Corporation (USA). Mr. Chalmers has also consulted to several of the largest players in the uranium supply sector, including BHP Billiton, Rio Tinto, and Marubeni, and until recently served as the Chair of the Australian Uranium Council, a position he held for 10 years. As a result of the 2021 sale of certain non-core conventional uranium assets to CUR, Mr. Chalmers also serves as a director of CUR. Mr. Chalmers is a registered professional engineer and holds a Bachelor of Science in Mining Engineering from the University of Arizona.

David C. Frydenlund

Mr. Frydenlund is the Company's Executive Vice President, Chief Legal Officer and Corporate Secretary, a position he has held since August 8, 2022. Previously, Mr. Frydenlund was Chief Financial Officer, General Counsel and Corporate Secretary of the Company since March 2, 2018, and Senior Vice President, General Counsel and Corporate Secretary of the Company since June 2012. Mr. Frydenlund's responsibilities include all legal matters relating to the Company's activities. His expertise extends to United States Nuclear Regulatory Commission, United States Environmental Protection Agency, State and Federal regulatory and environmental laws and regulations. From 1997 to July 2012, Mr. Frydenlund was Vice President Regulatory Affairs, Counsel, General Counsel and Corporate Secretary of Denison Mines Corp., and its predecessor International Uranium Corporation ("IUC") and was also a director of IUC from 1997 to 2006 and Chief Financial Officer of IUC from 2000 to 2005. From 1996 to 1997, Mr. Frydenlund was a Vice President of the Lundin Group of international public mining and oil and gas companies, and prior to 1996 was a partner with the Vancouver law firm of Ladner Downs (now Borden Ladner Gervais LLP) where his practice focused on corporate, securities and international mining transactions law. Mr. Frydenlund holds a bachelor's degree in business and economics from Simon Fraser University, a master's degree in economics and finance from the University of Chicago and a law degree from the University of Toronto.

Scott A. Bakken

Mr. Bakken is currently the Vice President, Regulatory Affairs of the Company. He has been with the Company since 2014, where he has held senior positions over permitting and regulatory matters relating to both the Company's conventional mine and mill operations and its ISR operations, serving most recently as Senior Director, Regulatory Affairs. Prior to joining the Company, Mr. Bakken held several positions, starting in 1997, with Cameco Corporation's U.S. subsidiaries, Power Resources, Inc. and Cameco Resources, and with MDU Resources Group, Inc.'s mining and construction materials subsidiary, Knife River Corporation, through which he gained extensive experience in permitting and regulatory activities at mining and ISR uranium recovery facilities. Mr. Bakken is responsible for permitting and regulatory matters relating to all of the Company's operations, both conventional and ISR, and has the overall responsibility for worker health and safety policy matters at the Company.

Curtis H. Moore

Mr. Moore is the Senior Vice President of Marketing and Corporate Development for Energy Fuels Inc. Prior to 2023, Mr. Moore was the Vice President of Marketing and Corporate Development for Energy Fuels Inc. He is in charge of product marketing for the Company, and is closely involved in mergers & acquisitions, investor relations, public relations, and corporate legal. He has been with the Company for over 11 years, holding various roles of increasing responsibility. Prior to joining the Company, Mr. Moore worked in multi-family real estate development, government relations and public affairs, production homebuilding, and private law practice. Mr. Moore is a licensed attorney in the State of Colorado. He holds Juris Doctor and Master of Business Administration degrees from the University of Colorado at Boulder, and a Bachelor of Arts dual degree in Economics-Government from Claremont McKenna College in Claremont, California.

Dee Ann Nazarenus

Ms. Nazarenus is the Vice President, Human Resources and Administration of the Company. She has been with the Company for 15 years, having previously served as its Director, Human Resources and Administration. Prior to joining the Company, Ms. Nazarenus held human resource and administration management positions with a number of different organizations, starting in 1995. She is an integral part of the Company in overseeing all aspects of human resources and administration. Ms. Nazarenus is responsible for planning, developing, organizing, implementing, directing, and evaluating all human resource functions of the Company, in addition to being responsible for directing and managing all administrative functions of the Company.

John L. Uhrie

Mr. Uhrie is the Chief Operating Officer of the Company, a position he has held since August 1, 2022. Prior to joining the Company, Mr. Uhrie served as Vice President for exploration and development for three years and three months of The Doe Run Company ("Doe Run"), a natural resources company and a global lead, copper and zinc producer. In this role, Mr. Uhrie was responsible for growth, optimization and new project development for a large underground, lead mining company. Further, Mr. Uhrie was in charge of the mine site at Doe Run, along with regional and international exploration covering a wide variety of deposit types and metals. Prior to his position with Doe Run, Mr. Uhrie served as President, Consulting Services of the Americas for RPM Global Holdings Ltd. ("RPM") (2014-2019). In this role, Mr. Uhrie was responsible for consulting services in RPM's Americas region. During his five years with RPM, Mr. Uhrie also held roles as project manager and process engineer for RPM's world-wide mine finance due diligence activities covering geology, mining, processing, environmental, social, governance, and economics. While with RPM, Mr. Uhrie oversaw all aspects of project work from proposal preparation through to final reports. Prior to RPM, Mr. Uhrie was Manager of Process Metallurgy for Newmont Mining Corp. and Manager, Metallurgy and Strategic Planning, Africa (2008-2009) and Manager of Hydrometallurgical Operations for Freeport McMoRan Copper and Gold (2005-2008).

CERTAIN SIGNIFICANT EMPLOYEES

Name and Municipality of Residence	Office Held	Officer Since	Age
Julia C. Hoffmeier(1) Colorado, USA	Corporate Counsel and Assistant Corporate Secretary	2022	31

Notes:

(1) Ms. Hoffmeier's principal occupation in the four years prior to becoming an officer was Staff Attorney of the Company.

Julia C. Hoffmeier

Ms. Hoffmeier is the Company's Corporate Counsel and Assistant Corporate Secretary, a position she has held since January 25, 2022, and prior thereto, was Staff Attorney of the Company from June 2017 to the date of her current appointment. Previously, Ms. Hoffmeier ran the Pre-Award Grants and Contracts Program for the University of Colorado Denver's Division of Renal Diseases and Hypertension where she worked on medical research proposal submissions and regulatory compliance. In November 2016, she was appointed by the Denver City Council to serve on the Denver Board of Ethics, which she did through August 2019. While on the board, she served in varying capacities as a member, Vice-Chair and Chair. Ms. Hoffmeier earned her Bachelor of Arts in music from Lewis and Clark College, graduating with honors, and her Juris Doctor from the University of Utah S.J. Quinney College of Law, graduating with a Certificate in Environmental and Natural Resource Law. She was called to the Colorado Bar in May 2016 and the Utah Bar in August 2018.

EXECUTIVE COMPENSATION

Compensation Governance

The Company's Compensation Committee is made up of four directors -- Benjamin Eshleman III, Bruce D. Hansen, Jaqueline Herrera and Robert W. Kirkwood (Chair), each of whom is independent pursuant to Section 805(c) of the NYSE American LLC Company Guide (the "NYSE Guide") and pursuant to applicable Canadian securities laws. Each of Ms. Herrera and Messrs. Eshleman, Hansen, and Kirkwood has direct educational and work experience that is relevant to their responsibilities in executive compensation. The Compensation Committee has been delegated the task of reviewing and recommending to the Board, the Company's compensation policies, and reviewing such policies on a periodic basis to ensure they remain current, competitive and consistent with the Company's overall goals.

The Compensation Committee also has the authority and responsibility to review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO's performance in light of those corporate goals and objectives, and making recommendations to the Board with respect to the CEO's compensation level (including salary, incentive compensation plans and equity-based plans) based on this evaluation, as well as making recommendations to the Board with respect to any employment, severance or change of control agreements for the CEO. The ultimate decision relating to the CEO's compensation rests with the Board, taking into consideration the Compensation Committee's recommendations, corporate and individual performance, and industry standards.

The Compensation Committee has also been delegated the task of reviewing and approving for executive officers, other than the CEO, all compensation (including salary, incentive compensation plans and equity-based plans) and any employment, severance or change of control agreements, although the ultimate decision relating to any stock option or other equity grants rests with the Board. The experience of Board and committee members who are also involved as management of, or board members or advisors to, other companies, also factors into decisions concerning compensation.

Base salaries for a year are typically determined in January of that year. Cash bonuses and equity awards for a year are typically based on performance over the entire year and are paid or awarded in January of the following year.

Peer Group used in 2022 Executive Compensation Decisions

In January 2022, for purposes of determining base salaries for 2022, and cash bonus and equity awards for 2021, the Company continued its engagement of the Harlon Group, a compensation consulting company to conduct a compensation study for employees, the executive officers, and the Board, and to provide data on equity incentive practices in the industry for the executive team and the Board. The compensation survey data utilized in the Harlon Group's review was from a benchmark analysis of the following public companies, collectively considered to be a peer group for the Company, utilizing 2020 data from their respective 2021 proxy statements (the information below relating to each of the peer companies is taken from such proxy statements or other publicly available information regarding such companies):

• Paladin Energy Ltd. - (ASX:PDN) - a uranium mining and exploration company with a 75% stake in the globally significant Langer Heinrich mine in Namibia;

• NexGen Energy Ltd. - (NYSE.A:NXE) - a uranium exploration and development company with a portfolio of high-impact projects across the Athabasca Basin, including the significant Arrow Project deposit on the western side of the Basin;

• Northern Oil and Gas, Inc. — (NYSE:NOG) - the largest publicly traded non-operated exploration and production company primarily focused on investing in non-operated minority working and mineral interests in oil and gas properties, with a core area of focus in the premier basins within the U.S.;

• Gulfport Energy Corporation — (NYSE:GPOR) - an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins;

• Peabody Energy Corporation - (NYSE:BTU) - a leading coal producer, providing essential products to fuel baseload electricity for emerging and developed countries and to create the steel needed to build foundational infrastructure;

• Ranger Oil Corporation - (NASDAQ:ROCC) - a pure-play independent oil and gas company engaged in the development and production of oil, NGLs, and natural gas, with operations in the Eagle Ford shale in south Texas, USA;

• CONSOL Energy, Inc. - (NYSE:CEIX) - a publicly owned Canonsburg-based producer and exporter of high-BTU bituminous thermal coal, and one of the leading energy companies in the U.S.;

• Silvercorp Metals, Inc. - (NYSE.A:SVM) - a profitable Canadian mining company producing silver, lead and zinc metals in concentrates from mines in China;

• Crescent Energy - (NYSE:CRGY) - a U.S. independent energy company with a portfolio of assets in key proven basins across the lower 48 states, with a focus on operated oil and gas assets and complemented by non-operated assets, mineral and royalty interests and midstream infrastructure;

• Denison Mines Corp. - (TSX:DML; NYSE American: DNN) - engaged in the exploration and development of uranium deposits, with interests focused in the Athabasca Basin region of northern Saskatchewan, Canada;

• Uranium Energy Corp. (NYSE:UEC) - engaged in the exploration, extraction, and processing of in-situ uranium projects and titanium projects in the U.S., Canada and Paraguay, including the Hobson processing plant and Palangana, Goliad, and Burke Hollow uranium projects in Texas, USA, the Reno Creek and Willow Creek uranium projects in Wyoming, USA, the Oviedo and Yuty uranium projects in Paraguay, and the Alto Parana titanium project in Paraguay;

• Centrus Energy Corp. - (NYSE.A: LEU) - a supplier of nuclear fuel and services for the nuclear power industry through its supply sources of enriched uranium, with expertise in uranium handling, nuclear fuel design, and criticality;

• Laredo Petroleum, Inc. - (NYSE:LPI) - an independent energy company focused on the acquisition, exploration and development of oil and natural gas properties and the gathering of oil and liquids-rich natural gas from its properties, located primarily in the Permian Basin of West Texas, USA; and

• Fission Uranium Corp. - (TSX:FCU; OTCQX:FCUUF) - engaged in the development of the high-grade, near-surface Triple R uranium deposit in the Athabasca Basin uranium district of northern Saskatchewan, Canada.

This peer group (the "January 2022 Peer Group") was chosen to be representative of the pool from which the Company could expect to draw its management talent at the beginning of 2022, based on factors including industry representation, market capitalization, and similar levels of operational activity. Identifying peer companies with similar levels of operational activity, even in commodities other than uranium, was considered to be especially important in light of the fact that the Company has three production centers, including the only operating conventional uranium mill in the United States. Potential peer companies were additionally rated based on their similarity to the Company in the category of primary exchange of public listing of securities (Canada, Australia, USA).

In choosing the January 2022 Peer Group, the Harlon Group presented the Compensation Committee with a comparison of the performance of a broad pool of potential peers in relation to the Company according to product type (uranium, oil and gas, coal and silver/zinc), market capitalization, enterprise value and TSR performance over one, three and five years, including a comparison of the Company's average and median performance to the proposed peer group's average and median performance and a discussion on data outliers. The Compensation Committee members reviewed the data as presented by the Harlon Group, and additionally reviewed the list of potential peers using their own expertise and criteria developed through their experiences in tracking mining industry trends and companies in other metals and uranium, vanadium and coal mining. The resulting peer group was deemed by the Compensation Committee to be the most representative group of the Company's peers for use in making its determinations and recommendations to the Board for executive compensation in January 2022.

The January 2022 Peer Group was used for compensation decisions made in January 2022, which included setting the base salaries for all NEOs for 2022.

Peer Group used in 2023 Executive Compensation Decisions

Cash bonuses earned in 2022 and equity awards for 2022 were determined based on management's performance over 2022, as determined by the Compensation Committee in January 2023. The Compensation Committee retained the Harlon Group to help it reevaluate the Company's peer group to be used in making the Company's January 2023 compensation decisions, taking into account any changes in the Company's market capitalization and other factors since January 2022, using the following primary criteria for selection:

(1) Peer companies were chosen from the Company's 8-digit Global Industrial Classification Standard (GICS) 10102050 Coal and Consumable Fuels and from other related industries (such as 10102020 Oil & Gas Exploration and Production) where appropriate;

(2) Market capitalization was used as the primary classifier, with the peer group having a median market capitalization as close to the Company's market capitalization as practical;

(3) A preference was given to U.S. domestic issuers, but foreign issuers have been included to the extent required to ensure an adequate mix of uranium and, for the first time, lithium companies, as well as producing companies; and

(4) The number of companies included in the Peer Group were to be in a range from 14 to 24.

In addition to the foregoing primary selection criteria, the following additional screening criteria were applied:

• Focus on maintaining consistency in the Company's peer group over time, to the extent appropriate, making adjustments only when necessary to maintain balance in the other criteria or account for unusual circumstances or recent changes to the Company's own market capitalization;

• Eliminate or otherwise adjust for companies that have a disproportionately high enterprise value;

• Eliminate companies that may be in unusual circumstances, such as filing for bankruptcy or privatizing;

• Eliminate companies that have compensation awards based on extraordinary circumstances, such as a recent merger, etc.; and

• Favor hard-rock mining companies over oil and gas and coal companies, to the extent possible.

In choosing the January 2023 Peer Group, the Harlon Group presented the Compensation Committee with a comparison of the performance of a broad pool of potential peers in relation to the Company according to product type (uranium, oil and gas, lithium and silver/zinc), market capitalization, enterprise value and TSR performance over one, three and five years, including a comparison of the Company's average and median performance to the proposed peer group's average and median performance and a discussion on data outliers. The Compensation Committee members reviewed the data as presented by the Harlon Group, and additionally reviewed the list of potential peers using their own expertise and criteria developed through their experiences in tracking mining industry trends and companies in other metals and uranium, vanadium and REE mining and processing. This resulted in the adoption of the following January 2023 Peer Group comprised of the Company and 15 other companies, which represents an average market capitalization of approximately $1.323 billion, with the companies therein having market capitalizations falling within a range of 42% to 222% of the Company's own market capitalization and the Company's own market capitalization ranking eighth out of 16 total companies, having been deemed by the Compensation Committee to be the most representative group of the Company's peers for use in making its determinations and recommendations to the Board for executive compensation in January 2023.

The Company's market capitalization decreased from approximately $1.2 billion in January 2022 to approximately $1.1 billion in February 2023. For purposes of compiling an appropriate peer group for 2022, the Company selected 14 companies representing an average market capitalization of approximately $1.15 billion, with the companies therein having market capitalizations falling within a range of 42% to 210% of the Company's own market capitalization (ranking seventh out of the 15 total companies), thereby capturing a number of both new and historically considered peers.

Based on these primary and additional screening criteria and taking into account the Company's significantly increased market capitalization, for purposes of making the January 2023 compensation decisions, the January 2022 Peer Group remained partially intact with the retention of: Paladin Energy Ltd., NexGen Energy Ltd., Denison Mines Corp., Uranium Energy Corp., Centrus Energy Corp., Laredo Petroleum, Inc., and Fission Uranium Corp.; but supplemented through the addition of: Core Lithium, MAG Silver Corporation, Gulfport Energy Corporation, Ranger Oil Corporation, Standard Lithium, Global Atomic Ltd, Endeavour Silver Corporation, and Silvercorp Metals, Inc., thus resulting in the following 15 companies (the "January 2023 Peer Group"):

• Paladin Energy Ltd. - (ASX:PDN) - a uranium mining and exploration company with a 75% stake in the globally significant Langer Heinrich mine in Namibia;

• NexGen Energy Ltd. - (NYSE.A:NXE) - a uranium exploration and development company with a portfolio of high-impact projects across the Athabasca Basin, including the significant Arrow deposit on the western side of the Basin;

• Denison Mines Corp. - (TSX:DML; NYSE.A: DNN) - engaged in the exploration and development of uranium deposits, with interests focused in the Athabasca Basin region of northern Saskatchewan, Canada;

• Uranium Energy Corp. (NYSE:UEC) - engaged in the exploration, extraction, and processing of in-situ uranium projects and titanium projects in the U.S. and Paraguay, including the Hobson processing plant and Palangana, Goliad, and Burke Hollow uranium projects in Texas, USA, the Reno Creek and Willow Creek uranium projects in Wyoming, USA, the Oviedo and Yuty uranium projects in Paraguay, and the Alto Parana titanium project in Paraguay;

• Centrus Energy Corp. - (NYSE.A: LEU) - a supplier of nuclear fuel and services for the nuclear power industry through its supply sources of enriched uranium, with expertise in uranium handling, nuclear fuel design, and criticality;

• Laredo Petroleum, Inc. - (NYSE:LPI) - an independent energy company focused on the acquisition, exploration and development of oil and natural gas properties and the gathering of oil and liquids-rich natural gas from its properties, located primarily in the Permian Basin of West Texas, USA; and

• Fission Uranium Corp. - (TSX:FCU; OTCQX:FCUUF) - engaged in the development of the high-grade, near-surface Triple R uranium deposit in the Athabasca Basin uranium district of northern Saskatchewan, Canada.

• Core Lithium - (ASX:CXO) - engaged in the acquisition, exploration, evaluation and development of copper, gold, uranium and iron ore properties, and headquartered in Adelaide, Australia;

• MAG Silver Corp. - (TSX:MAG; NYSE.A:MAG) - a development and exploration company focused on exploring and advancing high-grade, district scale, silver-dominant projects in the Americas;

• Gulfport Energy Corporation - (NYSE:GPOR) - an independent natural gas-weighting exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the U.S. with a primary focus in the Appalachia and Anadarko basins;

• Ranger Oil Corporation - (NASDAQ:ROCC) - an independent oil and gas company, which engages in the exploration, development and production of crude oil, natural gas liquids and natural gas, and headquartered in Houston, Texas USA;

• Standard Lithium Ltd. - (NYSE.A:SLI) - engaged in the testing and proving of the commercial viability of lithium extraction, and headquartered in Vancouver, Canada;

• Global Atomic Corporation - (TSX:GLO; OTCQX:GLATF) - engaged in the provision of a combination of high-grade uranium mine development and cash-flowing zinc concentrate production, and headquartered in Toronto, Canada;

• Endeavour Silver Corporation - (NYSE:EXK; TSX:EDR) - a mining company focused on discovering and mining silver for use in products such as batteries, smart phones, electric vehicles, medical devices and solar panels; and

• Silvercorp Metals Inc. - (NYSE.A:SVM) - a mining company engaged in the acquisition, exploration, development and mining of mineral properties, and headquartered in Vancouver, Canada.

Compensation decisions for Senior Executive Officers (as defined below) in January 2023, based on the January 2023 Peer Group, included: the determination of cash bonus awards earned in 2022 under the Company's STIP for performance in 2022; the determination of restricted stock unit ("RSU") grants for 2022 under the Company's LTIP for performance in 2022 (which will be reported in next year's Proxy Statement as compensation in 2023); as well as the determination of base salaries for 2023 (which will be reported in next year's Proxy Statement as compensation in 2023).

The following table sets forth the fees paid to consultants and advisors related to determining compensation for executive officers and directors for each of the two most recently completed fiscal years. This resulted in the adoption of the above-listed January 2022 Peer Group and January 2023 Peer Group for use in the Company's January 2022 and 2023 compensation decisions (for performance in 2021 and 2022, respectively).

Year	Executive Compensation-Related Fees(1)	All Other Fees(2)
Fiscal Year Ended December 31, 2022	US$8,963	Nil
Fiscal Year Ended December 31, 2021	US$16,793	Nil

Notes:

(1) The aggregate fees billed by each consultant or advisor, or any of its affiliates, for services related to determining compensation for any of the Company's directors or executive officers.

(2) The aggregate fees billed for all other services provided by each consultant or advisor, or any of its affiliates, which are not reported as "Executive Compensation Related Fees."

These fees were paid to the Harlon Group, which was engaged on behalf of and took instructions from the Compensation Committee, not management in connection with the foregoing services. There were no conflicts of interest between the Compensation Committee and the Harlon Group identified during the fiscal year ended December 31, 2022, nor during any time in 2021 or to date in 2023 where discussions related to compensation decisions were held.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2022 was a current or former officer or employee of the Company or engaged in certain transactions with the Company required to be disclosed by regulations of the SEC. Additionally, there were no Compensation Committee "interlocks" during the fiscal year ended December 31, 2022, nor during any time in 2021 or to date in 2023, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, which had an executive officer serving as a director or member of the Compensation Committee.

Compensation Discussion and Analysis

Objectives of the Compensation Program

The objectives of the Company's compensation programs are to attract and retain the best possible executives having the expertise required for the uranium mining industry, and to motivate the executives to achieve goals consistent with the Company's business strategy, including with particularity the guiding principle of increasing shareholder value. The compensation program is designed to reward executives for achieving these goals, while providing continued incentives to develop rigorous new goals annually, to the extent market conditions allow in a volatile market driven primarily by commodity prices.

Elements of Compensation

The Company's compensation practices are intended to be competitive with those of its peers, and thus are designed to account for individual successes and failures within corporate management, so as to create accountability within the Company's executive team and provide an external metric against which its senior executives can gauge the quality and appropriateness of their decisions. During fiscal year 2022, the three key elements used to compensate the executive officers of the Company were: (i) base salary; (ii) cash bonuses; and (iii) long-term incentives in the form of equity awards.

The Company had five NEOs over the course of the fiscal year ended December 31, 2022:

Name	Title (Current)
Mark S. Chalmers	President and CEO
David C. Frydenlund(1)	Executive VP, CLO and Corporate Secretary
Tom L. Brock(2)	CFO
John L. Uhrie(3)	COO
Curtis H. Moore(4)	Senior Vice President ("Senior VP"), Marketing and Corporate Development

Notes:

(1) Mr. Frydenlund ceased to be the Company's CFO and General Counsel and assumed his appointment as the Company's Executive VP, CLO and Corporate Secretary effective August 8, 2022.

(2) Mr. Brock was appointed to serve as the Company's CFO effective August 8, 2022.

(3) Mr. Uhrie was appointed to serve as the Company's COO effective August 1, 2022.

(4) Mr. Moore was appointed to serve as the Company's Senior VP, Marketing and Corporate Development on January 25, 2023. Prior thereto he served as the Company's VP, Marketing and Corporate Development.

All NEOs are considered Senior Executive Officers of the Company.

Determination of Compensation

Base Salaries

Base salary is a fixed component of pay that compensates executives for fulfilling their roles and responsibilities and aids in attracting and retaining qualified executives.

Base compensation for the CEO is generally fixed by the Board on an annual basis at its regularly scheduled meeting in January for application in that year, based on recommendations from the Compensation Committee. In making its recommendations to the Board, the Compensation Committee evaluates those levels of compensation reported by the Company's current peer group approved by the Compensation Committee. Generally, base salary for the CEO is set relative to the base salaries paid to other CEOs in the current peer group; however, the Board, in its discretion, may also take into account any additional recommendations of the Compensation Committee, as well as the Board's own assessment of the performance of the Company overall, the Company's specific projects and the CEO's individual contribution to both in addition to any other factors or considerations deemed relevant.

Base compensation for the NEOs, other than the CEO, is generally fixed by the Compensation Committee on an annual basis at its regularly scheduled meeting in January for application in that year. As with the base salary for the CEO, base salaries for the NEOs, other than the CEO, are set relative to the levels of compensation reported by the Company's current peer group approved by the Compensation Committee. The Compensation Committee may also take into account its assessment of the performance of the Company overall, the Company's specific projects and the particular individual's contributions to that performance.

Base salaries for 2022 were set by the Board, taking into account base salaries for comparable positions in the January 2022 Peer Group. The following table shows the base salaries of the Senior Executive Officers as of December 31, 2021 and December 31, 2022:

Senior Executive Officer(1)	2022 Salary as of December 31, 2022 (US$)	2021 Salary as of December 31, 2021 (US$)	Percentage Change
Mark S. Chalmers President and CEO	$528,000	$440,000	20.00%
David C. Frydenlund Executive VP, CLO and Corporate Secretary(2)	$378,994	$315,828	20.00%
Tom L. Brock, CFO(3)	$340,000	NA	NA
John L. Uhrie, COO(4)	$340,000	NA	NA
Curtis H. Moore, Senior VP, Marketing and Corporate Development(5)	$218,353	$199,957	9.20%

Notes:

(1) The titles reported in this Table are as of the 2022 year-end, unless otherwise noted.

(2) Mr. Frydenlund ceased to be the Company's CFO and General Counsel and assumed his appointment as the Company's Executive VP, CLO and Corporate Secretary effective August 8, 2022.

(3) Mr. Brock was appointed to serve as the Company's CFO effective August 8, 2022.

(4) Mr. Uhrie was appointed to serve as the Company's COO effective August 1, 2022.

(5) Mr. Moore was appointed to serve as the Company's Senior VP, Marketing and Corporate Development on January 25, 2023. Prior thereto he served as the Company's VP, Marketing and Corporate Development.

Cash Bonuses

Along with the establishment of competitive base salaries and long-term incentives, one of the objectives of the executive compensation strategy is to encourage and recognize strong levels of performance by linking the overall performance and contributions of each NEO to the corporate objective of maximizing value for the Company's shareholders.

The cash bonus for the CEO for each fiscal year is approved by the Board, based on the overall financial performance of the Company, levels of bonuses provided by benchmark companies, any target bonus percentages of base salary set out in the CEO's employment agreement, and particularly the achievement of objective measures and individual performance of the CEO relative to pre-established performance goals for the year in question. Generally, the target cash bonus level is set at a competitive level relative to the cash bonuses paid within the current peer group as a percent of base salary, and the CEO's actual bonus is based on how well the CEO and the Company met the annual performance goals set by the Board in the Company's STIP as described under "Performance Goals," below. Ultimately, the cash bonus for the CEO is determined in the sole discretion of the Board, based on recommendations from the Compensation Committee.

The cash bonuses for the NEOs, other than the CEO, for each fiscal year are approved by the Compensation Committee, based on the overall financial performance of the Company, levels of bonuses provided by benchmark companies, any target bonus percentages of base salary set out in the individual NEO employment agreements, and particularly the achievement of objective measures and individual performance of the NEO, and based on recommendations and general input from the CEO. Generally, the target cash bonus levels for the NEOs, other than the CEO, are set at competitive levels relative to cash bonuses paid within the current peer group as a percent of base salary, and each NEO's actual bonus is based on how well the NEO and the Company met the annual performance goals set by the Board in the Company's STIP as described under "Performance Goals," below.

Generally, the cash bonuses earned in a fiscal year are determined by the Board at its first meeting in January of the following year. The cash bonuses in respect of each fiscal year of the Company may be paid in one or more installments, as determined by the Board, or the Compensation Committee, as the case may be.

In addition, the Board may, from time to time, grant additional cash bonuses to one or more of the NEOs, in special circumstances, such as the successful completion of a major transaction.

A summary of the cash bonus programs in 2022 is below:(1)

Named Executive Officer	Cash Program Participation	Target as a % of Salary	STIP Threshold Payment (As a % of Target)	STIP Target Payment (As a % of Target)	STIP Maximum Payment (As a % of Target)
Senior Executive Officers
Mark S. Chalmers President and CEO	STIP	50%	0-50%	100%	150%
David C. Frydenlund Executive VP, CLO and Corporate Secretary(2)	STIP	50%	0-50%	100%	150%
Tom L. Brock CFO(3)	STIP	40%	0-50%	100%	150%
John L. Uhrie COO(4)	STIP	40%	0-50%	100%	150%
Curtis H. Moore Senior VP, Marketing and Corporate Development(5)	STIP	25%	0-50%	100%	150%

Notes:

(1) There is no guaranteed floor or minimum, and payments may go to zero depending on performance.

(2) Mr. Frydenlund ceased to be the Company's CFO and General Counsel and assumed his appointment as the Company's Executive VP, CLO and Corporate Secretary effective August 8, 2022.

(3) Mr. Brock was appointed to serve as the Company's CFO effective August 8, 2022.

(4) Mr. Uhrie was appointed to serve as the Company's COO effective August 1, 2022.

(5) Mr. Moore was appointed to serve as the Company's Senior VP, Marketing and Corporate Development on January 25, 2023. Prior thereto he served as the Company's VP, Marketing and Corporate Development.

Long-Term Incentives - Equity Compensation

Under the 2021 Amended and Restated Omnibus Equity Incentive Compensation Plan (the "Equity Incentive Plan"), which was originally approved by the Board on January 28, 2015 and ratified by the shareholders of the Company at the June 2015 Annual and Special Meeting of Shareholders and most recently amended and restated on March 18, 2021 and ratified by the shareholders of the Company at the May 26, 2021 Annual and Special Meeting of Shareholders, the Board may, in its discretion, grant from time to time Options, Stock Appreciation Rights ("SARs"), Restricted Stock and RSUs, Deferred Share Units, Performance Shares, Performance Units, and Full-Value Stock-Based Awards to employees, directors, officers and consultants of the Company and its affiliates.

The equity award for the CEO for each fiscal year is approved by the Board, based on the overall financial performance of the Company, levels of equity awards provided by benchmark companies, any target equity award percentages of base salary set out in the CEO's employment agreement, and particularly the achievement of objective measures and individual performance of the CEO relative to pre-established long-term performance goals for the year in question. Generally, the target equity award amount is set at a competitive level relative to the equity awards granted within the current peer group as a percent of base salary, and the CEO's actual equity award is based on how well the CEO and the Company met the annual long-term performance goals set by the Board in the Company's LTIP as described under "Performance Goals," below. Ultimately, the equity award for the CEO is determined in the sole discretion of the Board, based on recommendations from the Compensation Committee.

The equity awards for the NEOs, other than the CEO, for each fiscal year are approved by the Compensation Committee, based on the overall financial performance of the Company, levels of equity awards provided by benchmark companies, any target equity award percentages of base salary set out in the individual NEO employment agreements, and particularly the achievement of objective measures and individual performance of the NEO, and based on recommendations and general input from the CEO. Generally, the target equity award amounts for the NEOs, other than the CEO, are set at competitive levels relative to equity awards granted within the current peer group as a percent of base salary, and each NEO's actual equity award is based on how well the NEO and the Company met the annual long-term performance goals set by the Board in the Company's LTIP as described under "Performance Goals," below.

Equity incentives granted to NEOs may be made subject to specific vesting requirements, which may include vesting over a particular period of time or in response to the achievement of other performance-based metrics. Generally, equity awards for a fiscal year are determined by the Board at its first meeting in January the following year. In addition, the Board may, from time to time, grant additional equity awards to one or more of the NEOs, in special circumstances, such as the successful completion of a major transaction or for succession planning/retention purposes.

In 2022, under the LTIP, the Company relied on the grant of RSUs to align the NEOs' interests with shareholder value. Except as otherwise provided for in the NEO employment agreements, as they are revised from time to time, the RSUs granted in January 2023 for performance in 2022 will vest as to 50% on January 27, 2024, will vest as to an additional 25% on January 27, 2025 and as to the remaining 25% on January 27, 2026. Upon vesting, each RSU entitles the holder to receive one Common Share for the payment of no additional consideration. The Company considers RSUs to be an excellent form of equity incentive, which allows the Company to achieve its performance-based incentive and retention goals. First, because the Company's performance is heavily dependent on commodity prices, and traditional performance measures such as earnings per share, revenue growth, and earnings before interest, taxes, depreciation and amortization, etc. have not been meaningful in the past, share price performance is one of the main measures of long-term performance for the Company. Because the RSUs vest over a three-year period, with the number of shares vesting each year set at the time of grant, the value of the shares at the time of vesting will be directly dependent on the Company's share price at the time of vesting. If management is successful in increasing the Company's share price over the three-year period, the value of the shares at each vesting date will have increased; however, if management is not successful in increasing share prices over that time period, the value of management's vested shares may decrease. The Company therefore considers RSUs to provide a very effective long-term share-performance-based form of equity incentive. In addition, because an executive will forfeit all unvested RSUs if the executive leaves the Company to take employment elsewhere, the unvested RSUs also help the Company satisfy its retention objectives.

In 2019, the Company made a special grant of SARs to its Senior Executive Officers and certain management personnel for performance in 2018, in recognition of the Company's outstanding share price performance in 2018 and in order to provide additional long-term performance-based equity incentives for its senior management. The SARs are purely performance based because they vest only upon the achievement of aggressive performance goals designed to significantly increase shareholder value. If those goals are not met, the SARs do not vest. These SARs were granted in 2019 for performance in 2018 but are included in NEO compensation for 2019 in this Proxy Statement because they were granted in 2019. As of December 31, 2021, the first two performance criteria to the January 2019 SAR grant had been met - the 90-calendar-day VWAP of the Common Shares on the NYSE American having equaled or exceeded $5.00 and $7.00, respectively. As a result, two-thirds (2/3) of each grantee's total number of SARs have vested and are now exercisable. As of the date of this Proxy Statement, the 2019 SAR grants are in their final year. If the third vesting performance condition - that the 90-calendar-day VWAP of the Common Shares on the NYSE American equal or exceed $10.00 for any 90-calendar-day period - is not satisfied prior to the grant's January 22, 2024 expiry date, all such remaining SARs granted in 2019 will expire and be automatically forfeited to the Company on such expiry date. For additional details, see "Additional Special SAR Grant for 2018" in the Proxy Statement (then called a Management Information Circular) released in advance of the Company's May 29, 2019 meeting of shareholders.

At its meeting in January 2022, in recognition of: (a) the excellent share price performance of the Company in 2021 (a 79% increase in share price over the year), and (b) the notable achievement of certain 2021 Subjective Factors each having the potential to reshape the Company's entire trajectory, including with particularity the results of work to further the Company's core environmental initiatives, to develop a new U.S.-based REE business, and to potentially develop radionuclides for use in groundbreaking cancer treatments, while taking into account (c) compensation levels for comparable executive officer positions in the 2022 Peer Group, the Company made a special grant of SARs to its NEOs and certain other personnel for 2021, in addition to the normal grant of RSUs under the Company's LTIP and normal equity grants process (for non-Senior Executive Officers and other employees and Directors) described above for 2021. These SARS are intended to provide additional long-term performance-based equity incentives for the Company's senior management. The SARs are purely performance based, because they only vest upon the achievement of aggressive performance goals designed to significantly increase shareholder value. If those goals are not met, the SARs do not vest. Each SAR granted for 2021 entitles the holder, on exercise, to a payment in cash or shares (at the election of the Company) equal to the difference between the market price of the Common Shares at the time of exercise and $6.47 (the market price at the time of grant) over a five-year period, but vest only upon the achievement of the following performance goals: as to one-third of the SARs granted upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equaling or exceeding $12.00 for any continuous 90-calendar-day period; as to an additional one-third of the SARs granted, upon the 90- calendar-day VWAP of the Company's common shares on the NYSE American equaling or exceeding $14.00 for any continuous 90-calendar-day period; and as to the final one-third of the SARs granted, upon the 90-calendar-day VWAP of the Company's Common Shares on the NYSE American equaling or exceeding $16.00 for any continuous 90- calendar-day period. Further, notwithstanding the foregoing vesting schedule, no SARs may be exercised by the holder for an initial period of one year from the date of grant; the date first exercisable being January 25, 2023. As a result, the SARs granted for 2021 are a long-term equity incentive (not exercisable until after one-year after grant) and are 100% performance based. If management does not perform to achieve the stipulated vesting share price levels, the SARs will have no value on exercise.

Performance Goals

As discussed above, the Company is in an industry that is heavily dependent on the price of uranium and vanadium. When these commodity prices are high, development, extraction, production and related operations can be in full swing and booming. However, when these commodity prices are low, operations and other development activities are generally curtailed, and properties and facilities are placed on standby or are potentially shut down. During those periods of low commodity prices, which the Company has experienced in varying degrees over the last several years, industry participants can face negative cashflows and losses and are often tasked with minimizing those negative cashflows and losses, while at the same time maintaining their valuable assets in a state of readiness for a ramp-up when commodity prices recover. As a result of this heavy reliance on commodity prices and large fluctuations in cashflows and income and losses, typical performance metrics, such as net income, earnings per share, revenue growth, and earnings before interest, taxes, depreciation and amortization, etc. are not always meaningful to the Company.

To address this issue, the Company implemented the STIP in January 2016 and the LTIP in January 2018, which are intended to set out meaningful performance criteria tailored specifically to the Company, in light of the general inability to rely on more standard performance indicators. The STIP sets short-term performance goals each year that are tied primarily to the Company meeting its annual budget, as set by the Board, as well as the objectives over the year as set out in the Company's long-term strategic plan. Cash bonuses for Senior Executive Officers are awarded each year based on performance relative to the STIP performance goals for the year, as determined by the Board in January of the following year.

The LTIP sets long-term performance goals each year tailored specifically to the Company that have implications beyond the current year. Equity awards for Senior Executive Officers are awarded for each year based on performance relative to the LTIP performance goals for the year, as determined by the Board in January of the following year. The equity awards are typically in the form of RSUs that vest over a three-year period. Although performance goals are not contained in the RSUs themselves, the number of RSUs awarded for any year is based on the success of management in meeting the year's long-term performance goals. Further, because the RSUs vest over a three-year period, the RSUs provide an additional performance incentive for management, because the better the Company performs over the long term, the better the Company's share performance will be, and the higher the value of the RSUs will be when they vest in the future.

On January 26, 2023, the Board approved a Stock Appreciation Right Plan ("SAR Plan") for the Company, which provides key parameters pursuant to which the Board, in its complete discretion, may make annual SAR grants to senior management personnel and others performing those roles. Prior to implementation of the SAR Plan in January 2023, the Board granted SARs on an ad hoc basis in 2019 and 2022. The SAR Plan now sets out the general criteria on which the Company plans to grant SARs on an annual basis, as equity awards in addition to but separate from RSU grants under the LTIP. The SAR Plan provides an added level of equity performance awards that are intended to incentivize senior management to achieve the Company's strategic long-term goals over the specified term of the SARs, based on significant common share price growth objectives, and to reward management for achieving those growth objectives. Under the SAR Plan, senior management personnel will generally be granted SARs having a value equal to 50% of the value of their RSU grants under the LTIP or otherwise. The term of each SAR granted will be five (5) years from the date of grant and will vest in three separate tranches according to increasingly high NYSE American closing prices of the Company's common shares, known as "Vesting Trigger Prices," similar to the vesting trigger prices utilized for the 2019 and 2022 SAR grants. All SAR grants have a one (1)-year holding period from the date of grant during which any vested SARs may not be exercised. The SAR grants are discretionary, and the size of the grants and the terms and conditions of the grants are in the discretion of the Board and may vary from the terms and conditions described above.

The Company has found that the STIP and LTIP have been very effective in setting meaningful goals specific to the Company that can be managed by the Senior Executive Officers and objectively evaluated by the Board. The Company is very pleased with its executive incentive program and believes it encourages and recognizes strong levels of performance by linking the overall performance and contributions of each Senior Executive Officer to the corporate objective of maximizing value for the Company's shareholders.

STIP Goals and Performance

The purpose of the STIP is to align short-term (generally one year or less) performance of Senior Executive Officers with the Company's annual business plan and other specified criteria through awarding participants with cash bonuses that are a function of performance against STIP goals. How well Senior Executive Officers perform at achieving STIP goals determines whether the Senior Executive Officers' cash bonuses are at, above or below their target levels.

In January of each year, the Compensation Committee completes a STIP matrix including goals, metrics and weightings to serve as the basis for measuring short-term performance of the Company and the participants during and at the end of the year. The STIP matrix generally contains several objective criteria (such as criteria tied to successful implementation of the annual business plan for the year), as well as a subjective category. The objective performance goals generally apply equally to all Senior Executive Officers, recognizing the need for all top executives to work as a team to achieve corporate goals. The objective criteria serve as the short-term performance goals for the CEO and the top management group.

The performance metrics for the STIP objective performance goals are generally structured so that, if the senior management team performs as expected, the mid-level (100% of target) will be achieved for each of the objective performance goals and the target cash bonus level will be achieved. If performance is lower than expected for an objective performance goal, then the lower level (generally expected to be set at approximately 0-50% of target) will apply, and likewise if performance is greater than expected for the criteria, the higher level (generally expected to be set at approximately 150% of target) will apply.

The subjective evaluation for each participant is performed by the Compensation Committee, upon the recommendations and input of the CEO, and may take into consideration individual contributions and achievements of participants, workloads, reaction to market conditions over which the participant has no control, leadership, relationship with the Board, and other elements specific to the participant that warrant attention during the year. The target weighting of the subjective category is generally applied equally across each STIP participant, recognizing the need for all top executives to focus primarily on working as a team to achieve the objective corporate goals set for the CEO and the senior management team. While the subjective category is only one of many factors taken into consideration annually and therefore generally does not exceed more than 20-30% of the total bonus amount for each participant, the Compensation Committee may take a higher target weighting into consideration in unique circumstances where the Company's performance has been especially noteworthy or important in that year, or if otherwise considered appropriate.

The Compensation Committee determines the target cash bonus level for each participant, generally to be set as a percentage of base salary at the same time it determines the STIP matrix, by referencing the cash bonuses awarded to those in comparable positions within the current peer group established by the Compensation Committee, which necessarily reflects the most recent year for which such data is publicly available. Those considerations must be considered in light of the target bonus percentages of base salary set out in the individual Senior Executive Officers' employment agreements. The actual cash bonus award could be lower or higher than the target bonus level depending on the Compensation Committee's actual evaluation of the performance metrics for the year, as well as any information for industry trends, price level adjustments or other factors that indicate the data for the year in comparison would understate or overstate the expected cash bonuses for those with comparable positions in the peer group during the performance year.

The STIP also applies an overriding health and safety factor, which serves to reduce or eliminate any cash bonuses otherwise payable if the Company fails to meet stipulated health and safety performance criteria. The Board also has the authority to vary from the STIP as it sees fit.

2022 STIP Goals and Performance

In situations such as the present, where the Company is not generating sufficient revenues to result in earnings from operations, factors such as managing production, cash expenditures, overheads and working capital balances, maintaining valuable assets on standby and advancing other assets and initiatives, all as set out in the Company's annual budget, are more important for guiding management and judging management's performance than broad corporate-level financial performance metrics. Cash bonuses earned in 2022 were based on management's performance in 2022 relative to the 2022 STIP performance goals and were paid in February 2023.

For 2022, the STIP performance goals, which together comprise the 2022 total STIP weighting, a summary chart and additional summary details are below:

Metric	Weight	Threshold Performance	Target Performance	Maximum Performance
Total Recurring and Discretionary Cash Flow, plus minimum liquid working capital balance	15%	Net recurring and discretionary cash flows less than ($34.8M) but equal to or greater than ($39.3M), plus liquid working capital of at least $100M	Net recurring and discretionary cash flows equal to or greater than ($34.8M) but less than or equal to ($25.8M), plus liquid working capital of at least $149M	Net recurring and discretionary cash flows greater than ($25.8M), plus liquid working capital of at least $153.5M
ESG(1) Goal: Advance REE Initiative	20%	Advance engineering activities relating to construction of REE separation facility at the Mill	Complete initial engineering sufficient to satisfy stipulated early-stage development activity milestones relating to potential REE separation at the Company's Mill	Satisfy stipulated early to mid-stage development activity milestones relating to potential REE separation at the Company's Mill
Secure or purchase additional monazite sand sources	20%	Pursue securing or purchasing additional supplies of monazite sands	Secure and/or purchase a stipulated quantity of additional monazite sand supply in total over the next four years	Secure and/or purchase a stipulated (greater) quantity of additional monazite sand supply in total over the next five years
ESG(1) Goal: Advance TAT development	15%	Advance feasibility analysis, engineering and permitting work relating to potential separation of Ra-226 and/or Ra-228 at the Company's Mill	Complete initial engineering sufficient to satisfy stipulated early-stage permitting and development activity milestones relating to potential separation of Ra-226 and/or Ra-228 at the Company's Mill	Satisfy stipulated early to mid-stage permitting and development activity milestones relating to potential separation of Ra-226 and/or Ra-228 at the Company's Mill
ESG(1) Goal: Pursue Nanoscale Powders ("NSP") REE metal-making initiative	10%	Complete due diligence under NSP Memorandum of Understanding ("MOU")	Enter into definitive agreement with NSP for development of REE metal-making technology	Advance test work on the first phase of the Company's anticipated project to a stage that demonstrates the preliminary feasibility of developing a process to produce anhydrous rare earth chloride feeds for the REE metal-making process
Subjective Component	20%	For additional details on the subjective component, please see the more detailed discussion below

Notes:

 (1) ESG is short for Environmental, Social and Governance and represents core corporate governance values actively being integrated into the Company's business and more transparently and meaningfully disclosed where already in place.

 (2) "Additional" for purposes of this metric means over and above contracted future monazite deliveries made as of December 21, 2022 at the time of approval of the STIP goals for 2022.

• Total Recurring and Discretionary Cash Flow, Liquid Working Capital

Under this performance goal, the Company was required to manage its operating costs in 2022 to meet or exceed specified total recurring and discretionary cash flow and liquid working capital requirements, (15% of the total STIP weighting at 100% of target). Specifically, 100% of target required total recurring and discretionary cash flow for 2022 to be equal to or greater than (i.e., less cash negative than) ($34.8) million but less than (i.e., more cash negative than) or equal to ($25.8) million with liquid working capital of at least $149 million; 150% of target required cash flows of greater than (i.e., less cash negative than) ($25.8) million with liquid working capital of at least $153.5 million; 50% of target meant cash flows of less than (i.e., more cash negative than) ($34.8) million but equal to or greater than (i.e., less cash negative than) ($39.3) million with liquid working capital of at least $100 million; and 0% of target resulted if such value was less than (i.e., more cash negative than) ($39.3) million, or liquid working capital of less than $100 million. It should be noted that all dollar amounts in this performance goal, including liquid working capital amounts, were to be adjusted for inflation at a rate of 6.7% based on adjustments in the GDP Price Deflator between December 8, 2021 and December 31, 2022.

A number of exclusions from Net Recurring Cash Flows were assumed, including costs or revenues relating to special projects or extraordinary items not contemplated by the 2022 Business Plan and Budget, including the development of and restart preparations at the Pinyon Plain Mine, the acquisition and exploration of the South Bahia Project (the "Bahia Project") in Brazil, and the sale of the Alta Mesa Project in Texas to enCore Energy, and any appropriate adjustments to reflect changes in the underlying assumptions (such as purchases of U3O8 from third parties), a number of which were made as a part of the 2022 STIP evaluation.

Based on the Company's evaluations the adjusted total recurring and discretionary cash flow for 2022 was determined to be approximately ($29.4) million, after adjusting for Board approved non-budgeted items and other non-budgeted factors, which placed the net recurring and discretionary cash flows at 100% of Plan for this performance goal.

As of December 31, 2022, the liquid working capital balance, comprised of cash and qualifying marketable securities, less the net difference between accounts receivable, accounts payable and accrued liabilities, plus the value to the Company of uranium, vanadium and REE concentrate ("RE Concentrate") product inventory in salable form as of December 31, 2022, was approximately $126.9 million, which is less than the stipulated amount of $149 million. However, the Company made the conscious decision not to draw down on its At-the-Market public offering facility ("ATM") during the third and fourth quarters of 2022 to increase its working capital from $126.9 million to $149 million, as initially contemplated by the 2022 Budget, for the following reasons:

i. the Company had ample liquid working capital of approximately $126.9 million for its current needs and to eliminate any going concern issues;

ii. the Company did not want to issue shares under the ATM at significantly lower prices than previous ATM issuances, which would further dilute shareholder value at a time when additional working capital was not required;

iii. the Alta Mesa Project closing, which would have provided ample additional cash to satisfy this working capital goal, was extended past the 2022 year-end, with the expectation that those funds would be added to the Company's liquid working capital balances upon the closing of that transaction in the first quarter of 2023 (which actually occurred on February 14, 2023);

iv. the Company was awarded a U.S. Department of Energy ("DOE") contract in mid-December 2022 to sell 300,000 pounds of U.S.-origin uranium to the DOE at a premium to current spot market prices, resulting in an unbudgeted increase to liquid working capital by approximately $4.2 million, to be realized in January 2023; and

v. the Company entered into long-term uranium supply agreements in 2022 for uranium sales at a positive margin over the next several years, resulting in unbudgeted positive cash inflows in 2023 and beyond.

Based on these factors, the Board agreed with management's judgement not to draw down on the Company's ATM in order to top up the Company's liquid working capital balances in 2022, and therefore considered the liquid working capital requirements of this performance goal to have been satisfied at the 100% of target level. As a result, a full weighting of 15% was achieved for this performance goal.

• ESG Goal: Advance REE Initiative

Under this performance goal the Company was required to advance its REE Initiative (20% of the total STIP weighting at 100% of target). Specifically, 100% of target required the Company to have completed initial engineering sufficient to satisfy stipulated early-stage development activity milestones relating to potential REE separation at the Mill; 150% of target required the Company to have satisfied stipulated early to mid-stage development activity milestones relating to potential REE separation at the Mill; 50% of target required the Company to have advanced engineering activities relating to construction of an REE separation facility at the Mill; and 0% of target resulted if the Company had not advanced engineering activities relating to construction of an REE separation facility at the Mill during the 2022 year.

As the Board was satisfied that the Company had satisfied stipulated early to mid-stage development activity milestones relating to potential REE separation at the Mill, 150% of Plan had been achieved for this performance goal. As a result, a weighting of 30% was achieved for this performance goal.

• Secure or Purchase Additional Monazite Sand Sources

Under this performance goal the Company was required to pursue and secure and/or purchase stipulated quantities of additional monazite sand supply over and above existing contracted future monazite deliveries over the next four years, which could include the securing or purchase of pounds of monazite resources in the ground on the basis of one pound of monazite resource in the ground that is reasonably capable of being mined and produced into monazite sand into RE Carbonate or REE oxides being deemed to equal one-tenth of a pound of monazite sand (20% of the total STIP weighting at 100% of target). Specifically, 100% of target required the Company to have secured and/or purchased a stipulated quantity of additional monazite sand supply in total over the next four years; 150% of target required the Company to have secured and/or purchased a stipulated (greater) quantity of additional monazite sand supply in total over the next five years; 50% of target required the Company to have pursued securing or purchasing additional supplies of monazite sands; and 0% of target resulted if the Company had not pursued securing or purchasing additional supplies of monazite sands during the 2022 year.

On May 19, 2022, the Company announced that it had entered into binding agreements to acquire the Bahia Project in the State of Bahia, Brazil consisting of 17 mineral concessions totaling approximately 37,300 acres or 58.3 square miles. The Company's wholly owned subsidiary Energy Fuels Brazil Ltda. completed the acquisition of the Bahia Project on February 10, 2023, and is the owner of the Bahia Project. The primary minerals associated with the Bahia Project are ilmenite, rutile, zircon and monazite.

Based on the Company's due diligence as presented to the Board in support of the Company's decision to pursue this project, which was made in reliance on historical mineral resource estimates performed by third parties (which do not meet the standards set out in Subpart1300 of Regulation S-K ("SK-1300") (U.S.) or National Instrument 43-101 ("NI 43-101") (Canada) as mineral resources) the project has in-place historical resources that, subject to the completion of comprehensive exploration drilling and the procurement of all necessary licenses and permits, are believed to meet the in-place resources actually required for the Company to mine and produce the threshold quantity set for this performance goal at 100% of Plan.

The historical mineral resource estimates were contained in historical exploration reports dated between October 20, 2016 and April 29, 2022, as published with the Brazilian National Mining Agency (Agência Nacional de Mineração).  It should be noted that the numbers in the reports are considered historical in nature and a Qualified Person has not done sufficient work to classify the estimates as a current estimate of mineral resources or mineral reserves, as defined by SK-1300 and NI 43-101, or exploration results. The Company is not treating such historical estimates as current estimates of mineral resources, mineral reserves or exploration results for the Bahia Project.

As the Board is satisfied that the Company has secured adequate in-place historical resources to mine and produce the threshold quantity set as its target performance for 2022, which it believes it is reasonably capable of doing (subject to the factors listed above), 100% of Plan had been achieved. As a result, a full weighting of 20% was achieved for this performance goal.

• ESG Goal: TAT Development and Permitting

This second ESG performance goal is to advance development and permitting of the Company's TAT initiative, under which the Company is evaluating the recycle of its process streams to potentially recover radioisotopes for use in the manufacture of cancer therapeutics (15% of the total STIP weighting at 100% of target). Specifically, 100% of target required the Company to have completed initial engineering sufficient to satisfy stipulated early-stage permitting and development activity milestones relating to potential separation of Ra-226 and/or Ra-228 at the Mill; 150% of target required the Company to satisfy stipulated early to mid-stage permitting and development activity milestones relating to potential separation of Ra-226 and/or Ra-228 at the Company's Mill; 50% of target required the Company to advance feasibility analysis, engineering and permitting work relating to potential separation of Ra-226 and/or Ra-228 at the Company's Mill; and 0% of target resulted it the Company did not advance its long-term TAT initiatives during the 2022 year.

As the Board was satisfied that the Company had completed initial engineering sufficient to satisfy stipulated early-stage permitting and development activity milestones relating to potential separation of Ra-226 and/or Ra-228 at the Mill, 100% of Plan had been achieved for this performance goal. As a result, a full weighting of 15% was achieved for this performance goal.

• ESG Goal: Pursue NSP REE Metal-Making Initiative

This third ESG performance goal is to pursue an initiative with NSP to potentially develop a novel method of producing REE metals that has the potential to reduce costs of REE production, energy consumption and greenhouse gas emissions ("GHGs") (10% of the total STIP weighting at 100% of target).

Under this performance goal, 100% of target required the Company to have entered into a definitive agreement with NSP for the development of the REE metal-making technology; 150% of target required the Company to have advanced test work on the first phase of the project to a stage that demonstrates the preliminary feasibility of developing a process to produce anhydrous rare earth chloride feeds for the REE metal-making process; and 50% of target required the Company to have completed its due diligence under the NSP MOU.

During 2022, the Company completed its due diligence under the NSP MOU, which was first announced by the Company on December 15, 2021, and has since begun working with NSP for the development of the technology for the potential production of REE metals.

As the Company has completed its due diligence under the NSP MOU in 2022, 50% of Plan was achieved. As a result, a weighting of 5.0% was achieved for this performance goal.

• Subjective Component

Under this performance goal, each Senior Executive Officer is given a subjective evaluation specific to the Senior Executive Officer's particularized roles and responsibilities within the Company (20% of the total STIP weighting at 100% of target).

With respect to the Subjective Component, 150% of target was achieved by all Senior Executive Officers, which resulted in a weighting of 30% for this performance goal for all Senior Executive Officers. In making this conclusion, the Compensation Committee considered the following factors (the "2022 Subjective Factors"):

i. Five-Year Strategic Plan

Management presented a Five-Year Strategic Plan to the Board that results in a reasonable expectation of sustained positive cash flows for the Company in future years. That forecast assumes uranium mining revenues from the startup of uranium mining as early as later in 2023, due to the uranium sales contracts entered into, and also assumes the construction and operation of an NdPr separation facility at the Mill. The Plan assumes that a portion of the capital and working capital requirements needed for the above projects will be funded by the sale of the Alta Mesa ISR Project, which was completed in February 2023.

ii. Strong Working Capital Position

The Company successfully maintains a strong working capital position, ending 2022 with a liquid working capital balance of $126.9 million (excluding equity securities of other companies held by Energy Fuels). This has meant that the Company has been able to defer the use of its ATM, thereby minimizing dilution to shareholders, while still allowing the Company to aggressively advance its initiatives in 2022 and 2023.

This liquid working capital balance does not take into account (i) the mid-December 2022 contract awarded to the Company to sell 300,000 pounds of U.S.-origin uranium to the DOE at a premium to then-current spot market prices, which was realized in January 2023, resulting in an unbudgeted increase in liquid working capital by approximately $4.2 million, (ii) the Company's entry into long-term uranium supply agreements in 2022 for uranium sales at a positive margin over the next several years, resulting in unbudgeted positive cash inflows in 2023 alone of approximately $1.4 million; the sale of the Company's Alta Mesa project for $120 million, comprised of $60 million in cash paid on closing and the issuance to the Company of a $60 million two-year secured convertible note, which closed on February 14, 2023, offset by the payment in February 2023 of approximately $21.9 million for the acquisition of the South Bahia project, which also closed in February 2023.

iii. Uranium Sales Contract

During 2022, the Company entered into four uranium sale and purchase agreements, three with major U.S. nuclear utilities and one with the United States Uranium Reserve Program ("U.S. Uranium Reserve") (see iv, below). Under these contracts, the Company expects to sell 560,000 pounds of U3O8 during 2023 with an expected weighted-average sales price of $58 - $60 per pound, subject to then-prevailing market prices at the time of delivery.

iv. Uranium Reserve

In 2018, the Company commenced preparation of a petition for relief under section 232 of the Trade Expansion Act of 1962 from imports of uranium products that threaten national security. The Company, along with UR-Energy, led this initiative on behalf of the U.S. uranium mining industry. After several years of lobbying efforts, this initiative resulted in the establishment of a Uranium Reserve for the United States pursuant to the COVID-Relief and Omnibus Spending Bill. This resulted in the DOE requesting bids for sales of uranium to the U.S. Government for the newly established U.S. Uranium Reserve in 2022. The Company was awarded a contract in mid-December 2022 to sell a total of 300,000 pounds of U3O8 to the U.S. Government for delivery in January 2023.

v. Uranium Mining

In 2022, the Company won the final appeal at the U.S. Court of Appeals for the Ninth Circuit relating to the Pinyon Plain mine Plan of Operations. This brought an end to the current litigation, dating back to 2013. The Company also received an Individual Aquifer Protection Permit for the mine in 2022, in lieu of renewing the existing General Aquifer Protection Permits.

In addition, during 2022, the Company made significant progress in preparing four (4) of its conventional uranium and uranium/vanadium mines to be ready to resume uranium ore production, including significant workforce expansion and performing needed rehabilitation of surface and underground infrastructure.

vi. Uranium Production

The Company continues to be the largest uranium producer in the United States, having produced approximately 160,000 low-cost pounds of U3O8 from stockpiled alternate feed materials in 2022. This quantity exceeded the Company's 2022 published guidance of 130,000 to 140,000 pounds of U3O8 production.

vii. REE Program

During 2022, the Company continued to make significant advancements in its goal of re-establishing a U.S. REE supply chain, through:

(A) Acquisition of Bahia Project: On May 19, 2022, the Company announced it had entered into binding agreements to acquire the Bahia Project in the State of Bahia, Brazil consisting of 17 mineral concessions totaling approximately 37,300 acres or 58.3 square miles. The Company's wholly owned subsidiary Energy Fuels Brazil Ltda. completed the acquisition of the Bahia Project on February 10, 2023, and is the owner of the Bahia Project. The primary minerals associated with the Bahia Project are ilmenite, rutile, zircon and monazite. The Company is acquiring the Bahia Project to expand its in-ground holdings of monazite for rare earth processing at the Mill.

(B) Commercial Production of RE Carbonate: The Company continued producing RE Carbonate at the Mill during 2022, processing a total of approximately 400 tonnes of monazite sands from The Chemours Company ("Chemours") and producing a total of approximately 205 tonnes of RE Carbonate during the year, which it delivered to Neo Performance Materials' ("Neo's") Silmet separation facility in Estonia ("Silmet"). Our RE Carbonate is a wholly U.S.-produced, high-purity product ready for REE separation without further processing, refining or purification. The Company is currently selling all its RE Carbonate to Neo's Silmet separation facility in Europe for further processing into advanced REE products further down the supply chain, including metals, alloys, and magnets.

(C) Commercial Separation of Lanthanum and Cerium: In the first quarter of 2022, the Company began commercial-scale partial separation of lanthanum ("La") and cerium ("Ce") from its commercial RE Carbonate stream utilizing existing Mill infrastructure in order to produce a U.S.-made RE Carbonate product with higher concentrations of NdPr and "heavy" REEs. Energy Fuels is also proceeding with the modification and enhancement of its infrastructure at the Mill ("Phase 1") to expand its REE separation facilities to be capable of producing commercial quantities of separated NdPr oxide by late 2023 or early 2024, followed by planned further enhancements to expand NdPr production capability ("Phase 2") and to produce separated Dy, Tb and potentially other REE materials in the future ("Phase 3") from monazite and potentially other REE process streams.

(D) Ongoing Negotiations to Secure Additional Monazite Feed Sources: The Company expects to procure monazite concentrates through Company-owned mines like the Bahia Project, joint ventures or other collaborations, and open market purchases, like the Company's current arrangement with Chemours. The Company is currently in advanced discussions with several additional current and future monazite producers around the world to potentially supply monazite for Energy Fuels' REE initiative.

(E) Ongoing Efforts with NSP: In 2022, the Company continued to work actively with NSP for the development of a novel technology for the potential production of REE metals, which we believe has the potential to significantly reduce costs of production, energy consumption and greenhouse gas emissions.

viii. TAT Program

(A) Technical and Permitting Work Performed in 2022: During 2022, the Mill completed its preliminary test work for the extraction of Th-232 from its monazite sand process streams and advanced its test work for the recovery of Ra-226 from its other uranium ore process streams and advanced its permitting efforts.

ix. Environment, Health, Safety and Sustainability ("EHSS") Initiatives

(A) Sustainable Green Technologies: Uranium, which is the fuel for carbon-free, emission-free baseload nuclear power, is one of the cleanest forms of energy in the world. In addition, the REEs the Company commenced production of in 2021 and commercialized in 2022 are used for the manufacture of permanent magnets for electric vehicles, wind turbines and other clean energy and modern technologies, and the radioisotopes the Company is evaluating for recovery from the Mill's process streams have the potential to provide the isotopes needed for emerging TAT cancer-fighting therapeutics. The very heart of the Company's business - uranium and REE production and recycling through the processing of alternate feed materials - helps address global climate change by reducing air pollution while supporting baseload energy needs and sustaining clean energy technologies.

(B) San Juan County Clean Energy Foundation: On September 16, 2021, the Company announced its establishment of the San Juan County Clean Energy Foundation, a fund specifically designed to contribute to the communities surrounding the Mill in Southeastern, Utah. The Company made an initial cash deposit of $1 million into the Foundation and anticipates providing ongoing annual funding equal to 1% of the Mill's future revenues, providing funding to support local priorities. The Foundation focuses on supporting education, the environment, health/wellness, and local economic development in the City of Blanding, San Juan County, the White Mesa Ute Community, the Navajo Nation and other area communities.

A six-person Advisory Board, comprised of local citizens from San Juan County, is now evaluating grant applications on a quarterly basis and is making its recommendations to the Foundation's Board of Directors, which is comprised of two officers of the Company. In 2022, the Foundation awarded its first grant in the amount of $160,000 to American Indian Services ("AIS"), which runs a three-year science, technology, engineering and math ("STEM") summer school program in Blanding, Utah, to fund the acquisition of two minibuses to be used by AIS to transport Native American students to and from Blanding for this program.

xii. Sale of Alta Mesa ISR Project

The Company entered into a definitive agreement in November 2022 to sell its Alta Mesa ISR Project to enCore Energy ("enCore") for total consideration of $120 million. On February 15, 2023, the Company announced the closing of that sale, with the consideration paid as follows:

  $60 million cash at or prior to closing; and
  $60 million in a secured convertible note (the "Note"), payable in two years from the closing, bearing annual interest of eight percent (8%). The Note is convertible at the Company's election into enCore shares at a conversion price of $2.9103, being a 20% premium to the 10-day volume-weighted average price of enCore's common shares ending the day before the closing. enCore's common shares are currently traded on the TSXV and NYSE American stock exchanges. The Note is guaranteed by enCore Energy Corp. and is fully secured by Alta Mesa. Unless a block trade or similar distribution is executed by the Company to sell the enCore common shares received on conversion of the Note, Energy Fuels will be limited to converting the Note into a maximum of $10 million principal amount of the Note per thirty (30)-day period.

In addition, enCore was required to replace the existing reclamation bonds for the Alta Mesa project (approximately $10.3 million) shortly after the closing of the transaction, which resulted in the Company receiving an additional $3.6 million cash as a return of collateral from those bonds. The Company estimates that the sale of Alta Mesa will reduce Energy Fuels' cash burn by approximately $2 million per year. The sale is considered significant for the Company, as the cash received is expected to finance much of the Company's uranium, REE, vanadium and medical isotope business plans for the next two to three years.

There were also no health or safety factors to apply to reduce the foregoing results in the 2022 year. The Company had a good safety record for 2022, with no lost-time accidents and only one reportable medical aid across its facilities.

Based on this analysis, the combined STIP performance weighting for 2022 was 115%. Accordingly, the cash bonuses awarded to Senior Executive Officers for their performance in 2022 were determined by the Compensation Committee at its January 2023 meeting to be 115% of each Senior Executive Officer's target cash bonus amount. The following table shows the resulting cash bonuses earned in 2022 by the Senior Executive Officers:

Senior Executive Officer	2022 Salary as of December 31, 2022 (US$)	Target Cash Bonus Percentage	Target Cash Bonus (US$)	STIP Performance Weighting	Actual Cash Bonus earned in 2022 (US$)
Mark S. Chalmers President and CEO	$528,000	50%	$264,000	115%	$303,600
David C. Frydenlund Executive VP, CLO and Corporate Secretary(1)	$378,994	50%	$189,497	115%	$217,921
Tom L. Brock CFO(2)	$340,000(4)	40%	$136,000(6)	115%	$74,129(8)
John L. Uhrie COO(3)	$340,000(5)	40%	$136,000(7)	115%	$65,131(8)
Curtis H. Moore, Senior VP, Marketing and Corporate Development	$218,353	25%	$54,588	115%	$62,776

Notes:

(1) Mr. Frydenlund ceased to be the Company's CFO and General Counsel and assumed his appointment as the Company's Executive VP, CLO and Corporate Secretary effective August 8, 2022.

(2) Mr. Brock was appointed to serve as the Company's CFO effective August 8, 2022.

(3) Mr. Uhrie was appointed to serve as the Company's COO effective August 1, 2022.

(4) The pro rata portion of Mr. Brock's 2022 Salary actually earned in 2022 was $161,151.

(5) The pro rata portion of Mr. Uhrie's 2022 Salary actually earned in 2022 was $141,589.

(6) The prorated Target Cash Bonus for Mr. Brock in 2022 was $64,430.

(7) The prorated Target Cash Bonus for Mr. Uhrie in 2022 was $56,635.

(8) Cash bonuses prorated for days in 2022 in which services were actually performed.

The STIP applies only to the Senior Executive Officers. Cash bonuses to the other Executive Officers are determined at the discretion of the Compensation Committee based on the overall financial performance of the Company, levels of bonuses provided by benchmark companies, and individual performance of the Executive Officer based on recommendations and general input from the CEO.

LTIP Goals and Performance

The purpose of the LTIP, which was first adopted in January 2018, is to align performance of Senior Executive Officers with the Company's long-term (generally in excess of one year) goals and other specified criteria through awarding participants with equity awards in the form of RSUs that are a function of performance against LTIP goals. How well Senior Executive Officers perform at achieving LTIP goals determines whether the Senior Executive Officers' equity awards are at, above or below their target levels.

In January of each year, the Compensation Committee completes an LTIP matrix including goals, metrics and weightings to serve as the basis for measuring long-term performance of the Company and the participants during and at the end of the year. As with the STIP, the LTIP matrix generally contains several objective criteria as well as a subjective category. The objective performance goals generally apply equally to all Senior Executive Officers, recognizing the need for all top executives to work as a team to achieve corporate goals. The objective criteria serve as the long-term performance goals for the CEO and the top management group.

The performance metrics for the LTIP objective performance goals are generally structured so that, if the senior management team performs as expected, the mid-level (100% of target) will be achieved for each of the objective performance goals, and the target equity award level will be achieved. If performance is lower than expected for an objective performance goal, then the lower level (generally expected to be set at approximately 0-50% of target) will apply, and likewise if performance is greater than expected for the criteria, the higher level (generally expected to be set at approximately 150% of target) will apply.

The subjective evaluation for each participant is performed by the Compensation Committee, upon the recommendations of the CEO, and may take into consideration individual contributions and achievements of participants, workloads, reaction to market conditions over which the participant has no control, leadership, relationship with the Board, and other elements specific to the participant that warrant attention during the year. The target weighting of the subjective category generally does not exceed 20% of the total equity award amount for each participant, recognizing the need for all top executives to focus primarily on working as a team to achieve the objective long-term corporate goals set for the CEO and the senior management team; however, the Compensation Committee may take a higher weighting into consideration in unique circumstances where the Company's performance has been especially noteworthy or important in that year, or if otherwise considered appropriate.

The Compensation Committee determines the target equity award level for each participant; generally, to be set as a percentage of base salary at the same time it determines the LTIP matrix. Generally, the Compensation Committee sets the target equity award percent for each participant for the year by reference to the equity amounts awarded to comparable positions in the current peer group established by the Compensation Committee for the most recent year for which data is publicly available, consistent with any target equity award percentages of base salary that may be set out in the individual NEO employment agreements. The actual value of equity awarded could be lower or higher than the target equity award level depending on the Compensation Committee's actual evaluation of the long-term performance metrics for the year, as well as any information for industry trends, price level adjustments etc. that would indicate that data for the comparison year would understate or overstate the expected equity awards for comparable positions in the peer group during the year.

The LTIP also applies an overriding health and safety factor, which serves to reduce or eliminate any equity awards otherwise payable if the Company fails to meet stipulated health and safety performance criteria. The Board also has the authority to vary from the LTIP as it sees fit.

The Company believes shareholder value is primarily driven by results, both in terms of financial strength and operating measures such as production, production capability, advancement of long-term initiatives, and mineral reserve and resource growth, as well as protection of public health, safety and the environment and good corporate governance. Each executive's performance is also evaluated against expectations for fulfilling the executive's individual responsibilities and goals within his or her particular employment functions and areas of expertise, which also reflects on the executive's contribution to the Company's success in meeting its long-term objectives.

2022 LTIP Goals and Performance

As stated above, performance goals based on broad corporate-level financial performance metrics such as earnings per share, revenue growth, and earnings before interest, taxes, depreciation and amortization, are not meaningful to the Company's performance at this time. Instead, the Company sets long-term performance goals each year tailored specifically to the long-term objectives set by the Company each year. Share price performance over the year is considered to be a good long-term indicator for the Company because it reflects the market's expectation of the Company's performance beyond the current year. However, because share price performance is highly linked to commodity price performance for companies such as the Company, this long-term performance goal has been set to compare the Company's share price performance relative to the share price performance of other comparable companies in the uranium industry (and not to the Company's peer group as a whole, which includes companies in different commodity industries), in order to standardize for commodity price fluctuations over the year. The Long-term performance goals of obtaining long-term supplies of monazite sand for the Company's REE initiatives and entering into long-term commercial arrangements for the supply of Ra-226 for use in the production of TAT therapeutics requires management to manage the Company in the current year to advance the Company's REE and TAT initiatives in future years. Similarly, the long-term performance goal of obtaining business activities beyond the following year requires management to manage the Company in the current year to secure business activities for the second year beyond the current year. The Company believes these are the most meaningful long-term performance goals for the Company at this time.

Equity awards earned in 2022 were based on management's performance in 2022 relative to the 2022 LTIP performance goals. A summary chart and additional descriptions of the 2022 LTIP performance goals is below:

Metric	Weight	Threshold Performance	Target Performance	Maximum Performance
Relative Share Price Performance	30%	Third quartile	Second quartile	First quartile
ESG Goal: Advance Long Term REE Initiatives	20%	Pursue initiatives intended to result in securing long-term (15+ years) of monazite sand supplies from one or more monazite sand producers	Enter into one or more non-binding arrangements with one or more monazite producers, resulting in securing a stipulated quantity of expected monazite sand supply per year for at least 15 years	Enter into binding arrangements with one or more monazite producers, resulting in securing a stipulated greater quantity of expected monazite sand supply per year for at least 15 years
ESG Goal: Advance Long-Term TAT Initiatives	15%	Pursue initiatives with a third party for the production of Ra-228, Th-228 and/or Ra-226 on a commercial scale, subject to receipt of required permits and successful production	Enter into one or more non-binding arrangements with a third party for the production of Ra-228, Th-228 and/or Ra-226 on a commercial scale, subject to receipt of required permits and successful production	Enter into one or more binding arrangements with a third party for the production of Ra-228, Th-228 and/or Ra-226 on a commercial scale, subject to receipt of required permits and successful production
Secure Additional Activities	10%	Did not pursue any such additional activities	Pursue additional activities that are expected to result in a net cash increment to the Company beyond 2022	Secure additional activities that are expected to result in a net cash increment to the Company beyond 2022 of $5 million or greater over any two-year period after 2022
Scalability of Uranium and Vanadium Production	5%	Achieve any one of 11 stipulated target Permits or Milestones	Achieve any two of 11 stipulated target Permits or Milestones	Achieve any three or more of 11 stipulated target Permits or Milestones
Subjective Component	20%	Subjective evaluation specific to the Senior Executive Officer's particularized roles and responsibilities within the Company

• Relative Share Price Performance

Under this performance goal, the Company was required to achieve a share price performance during the three-year period ending December 31, 2022 relative to the share price performance of other publicly traded uranium mining companies with comparable market capitalizations (30% of the total LTIP weighting at 100% of target). Share price performance was determined by comparing the performance of the Common Shares over the three-year period ending December 31, 2022 to the performance of other publicly traded uranium companies with similar market capitalizations as of the date the above metrics were set. Return to shareholders was measured as the percentage increase in the Company's share price over the three-year period ending December 31, 2022. Specifically, 100% of target required that the Company's share price performance during 2022 be within the second quartile of the share price performance of all such publicly traded uranium companies; 150% of target required the Company's share price performance to be within the first quartile of the share price performance of all such publicly traded uranium companies; 50% of target required the Company's share price performance to be within the third quartile of the share price performance of all such publicly traded uranium companies; and 0% of target resulted if the Company's share price performance was in the fourth quartile of the share price performance of all such publicly traded uranium companies.

To determine the share price performance of the Company relative to publicly traded uranium companies with similar market capitalizations as of the date the LTIP metrics were set, the Company used the opening market price as of January 2, 2020 and the closing market price as of December 30, 2022 of each publicly traded uranium company that started the three-year period with the established base market capitalization.

Based on this analysis, the Company's share price performance during the three-year period ending December 31, 2022 ranked fifth out of twelve total companies, thereby falling within the second quartile of publicly traded uranium companies with similar market capitalizations. This resulted in 100% of target being achieved. As a result, a full weighting of 30% was achieved for this performance goal.

• ESG Goal: Advance Long-Term REE Initiatives

Under this performance goal, the Company was required to advance its long-term REE initiatives (15% of the total LTIP weighting at 100% of target). Specifically, 100% of target required the Company to enter into one or more non-binding arrangements with one or more monazite producers, resulting in securing a stipulated quantity of expected monazite sand supply per year for at least 15 years; 150% of target required the Company to enter into binding arrangements with one or more monazite producers, resulting in securing a stipulated greater quantity of expected monazite sand supply per year for at least 15 years; 50% of target required the Company to pursue initiatives intended to result in securing long-term (15+ years) of monazite sand supplies from one or more monazite sand producers; and 0% of target resulted if the Company made no advancements of its long-term REE initiatives during the 2022 year.

The Company achieved this objective through the direct acquisition of the Bahia Project (see "2022 STIP Goals and Performance," above, for additional disclosure on the Bahia Project). As the Company has secured the stipulated greater quantity of expected monazite supply per year for at least 15 years, 150% of target was achieved, resulting in a total weighting of 30% for this performance goal.

• ESG Goal: Advance Long-Term TAT Initiatives

Under this performance goal, the Company was required to advance its long-term TAT initiatives (15% of the total LTIP weighting at 100% of target). Specifically, 100% of target required the Company to enter into one or more non-binding arrangements with a third party for the production of Ra-228, Th-228 and/or Ra-226 on a commercial scale, subject to receipt of required permits and successful production; 150% of target required the Company to enter into one or more binding arrangements with a third party for the production of Ra-228, Th-228 and/or Ra-226 on a commercial scale, subject to receipt of required permits and successful production; 50% of target required the Company to pursue initiatives with a third party for the production of Ra-228, Th-228 and/or Ra-226 on a commercial scale, subject to receipt of required permits and successful production; and 0% of target resulted it the Company did not advance its long-term TAT initiatives during the 2022 year.

The Company has pursued off-take agreements with several third parties for the production of Ra-228, Th-228 and/or Ra-226 on a commercial scale, subject to receipt of required permits and successful production, during the 2022 year. As such, 50% of target was achieved, resulting in a total weighting of 7.50% for this performance goal.

• Secure Additional Activities

Under this performance goal, the Company was required to pursue additional activities that were expected to result in a net cash increment to the Company beyond 2022 (10% of the total LTIP weighting at 100% of target). Specifically, 100% of target required the Company to pursue additional activities that were expected to result in a net cash increment to the Company beyond 2022; 150% of target required the Company to secure additional activities that were expected to result in a net cash increment to the Company beyond 2022 of $5 million or greater over any two-year period; 50% and 0% of target resulted if the Company did not pursue any such additional activities.

During 2022, the Company secured additional activities that are expected to result in a net cash increment to the Company beyond 2022 of $5 million or greater over any two-year period. Specifically, the Company was awarded a contract in mid-December 2022 to sell 300,000 pounds of U.S origin uranium to the DOE at a premium to current spot market prices, resulting in an unbudgeted net cash increment from sales beyond 2022 of approximately $4.2 million, which was realized in January 2023, and in mid-2022 the Company entered into three long-term uranium sales contracts, resulting in unbudgeted positive cash inflows in 2023 and beyond.

As the Company has entered into additional activities that are expected to result in a net cash increment to the Company beyond 2022 of $5 million or more over a two-year period, 150% of target was achieved. As a result, a total weighting of 15% for this performance goal was achieved.

• Scalability of Uranium and Vanadium Production

Under this performance goal, management was required to secure a number of target permits or milestones during the 2022 year (5% of the total LTIP weighting at 100% of target). Specifically, 100% of target required the Company to obtain any two of the 11 target permits or milestones during the year; 150% of target required the Company to obtain any three or more of the 11 target permits or milestones during the 2022 year; 50% of target required the Company to obtain any one of the 11 target permits or milestones during the 2022 year; and 0% of target resulted if the Company obtained none of the 11 target permits or milestones during the 2022 year.

For purposes of this performance goal, the 11 target permits and milestones for the year are the following:

1. Obtain the Roca Honda revised dewatering permit;

2. Obtain the draft Roca Honda National Pollutant Discharge Elimination System permit from the U.S. Environmental Protection Agency;

3. Obtain the U.S. Forest Service's acceptance of the National Emission Standards for Hazardous Air Pollutants modeling for the Roca Honda project;

4. Conclude a long-term access agreement with a private landholder for the Roca Honda project;

5. Settle the appeal of the Mill License and Groundwater Discharge Permit renewals at the Mill, or alternatively obtain a favorable decision from an administrative law judge appointed by the Utah Department of Environmental Quality on either the Mill License or Groundwater Discharge Permit renewals;

6. Obtain a permit, permit amendment or administrative approval or concurrence to allow for the recovery of copper at the Mill;

7. Obtain approval of Cells 5a and 5b at the Mill;

8. Delineate sufficient additional resources at Alta Mesa (subsequently sold to enCore in February 2023, see "Sale of Alta Mesa ISR Project," above) to support a wellfield development plan needed for a permit application for such wellfield;

9. Submit the foregoing permit application for an additional wellfield at Alta Mesa;

10. Obtain a favorable decision from the U.S. Ninth Circuit Court of Appeals on the Pinyon Plain Mine litigation; and

11. Obtain an individual aquifer protection permit for the Pinyon Plain mine.

In 2022, the Company achieved the milestones set out in (10) and (11), above. As the Company has achieved two of the eleven target Permits or Milestones during the year, 100% of target was achieved, resulting in a total weighting of 5% for this performance goal.

• Subjective Component

Under this performance goal, each Senior Executive Officer was given a subjective evaluation specific to the Senior Executive Officer's particularized roles and responsibilities within the Company (20% of the total LTIP weighting at 100% of target).

With respect to the Subjective Component, 150% of target was achieved by the Senior Executive Officers, which resulted in a weighting of 30% for this performance goal for the Senior Executive Officers. In making this conclusion, the Compensation Committee considered the 2022 Subjective Factors described under 2022 STIP Goals and Performance, above.

There were also no health or safety factors to apply to reduce the foregoing results in the 2022 year. As stated above, the Company had a good safety record for 2022, with no lost-time accidents and only one reportable medical aid across its facilities.

Based on this analysis, the combined LTIP performance weighting for 2022 was 117.5%. Accordingly, the equity awards granted to Senior Executive Officers for their performance in 2022 were determined by the Compensation Committee at its January 2023 meeting to be 117.5% of each Senior Executive Officer's target equity award amount. The following table shows the resulting equity awards (in the form of RSUs) to the Senior Executive Officers for 2022 (these equity awards were granted in 2023 for performance in 2022 but are not included in NEO compensation for 2022 in this Proxy Statement because they were granted in 2023. They will be included in NEO compensation for 2023 in next year's Proxy Statement):

Senior Executive Officer	2022 Salary as of December 31, 2022 (US$)	Target Equity Award Percentage	Target Equity Award (US$ value of RSU grants)	LTIP Performance Weighting	Actual Equity Awarded for 2022 (US$ value of RSU grants)
Mark S. Chalmers President and CEO	$528,000	120%	$633,600	117.5%	$744,480
David C. Frydenlund Executive VP, CLO and Corporate Secretary(1)	$378,994	100%	$378,994	117.5%	$445,318
Tom L. Brock CFO(2)	$340,000(4)	75%	$255,000	117.5%	$299,625
John L. Uhrie COO(3)	$340,000(5)	75%	$255,000	117.5%	$299,625
Curtis H. Moore, Senior VP, Marketing and Corporate Development	$218,353	40%	$87,341	117.5%	$102,626

Notes:

(1) Mr. Frydenlund ceased to be the Company's CFO and General Counsel and assumed his appointment as the Company's Executive VP, CLO and Corporate Secretary effective August 8, 2022.

(2) Mr. Brock was appointed to serve as the Company's CFO effective August 8, 2022.

(3) Mr. Uhrie was appointed to serve as the Company's COO effective August 1, 2022.

(4) The pro rata portion of Mr. Brock's 2022 Salary actually earned in 2022 was $161,151.

(5) The pro rata portion of Mr. Uhrie's 2022 Salary actually earned in 2022 was $141,589.

The LTIP applies only to the Senior Executive Officers. Equity awards to the other executives are determined at the discretion of the Compensation Committee based on the overall financial performance of the Company, levels of equity awards provided by benchmark companies, the level of responsibility of the executive as well as the executive's impact or contribution to the longer-term operating performance of the Company, and individual performance of the executive based on recommendations and general input from the CEO.

Annual Stock Appreciation Right Grants

On January 26, 2023, the Board approved a SAR Plan for the Company, which provides key parameters pursuant to which the Board, in its complete discretion, may make annual SAR grants to senior management personnel and others performing those roles. Prior to implementation of the SAR Plan in January 2023, the Board granted SARs on an ad hoc basis in 2019 and 2022. The SAR Plan provides an added level of equity performance awards that are intended to incentivize management to achieve the Company's strategic long-term goals over the specified term of the SARs, based on significant common share price growth objectives, and to reward management for achieving those growth objectives. Under the SAR Plan, senior management personnel will generally be granted SARs having a value equal to 50% of the value of their RSU grants under the LTIP or otherwise. The term of each SAR grant will be five (5) years from the date of grant and will vest in three separate tranches according to increasingly high NYSE American closing prices of the Company's common shares, known as "Vesting Trigger Prices." All SAR grants have a one (1)-year holding period from the date of grant during which any vested SARs may not be exercised. The SAR grants are discretionary, and the size of the grants and the terms and conditions of the grants are in the discretion of the Board and may vary from the terms and conditions described above.

At its meeting in January 2023, in accordance with the SAR Plan, the Company made an annual grant of SARs to its NEOs, other senior management personnel and certain other personnel for 2022, in addition to the normal grant of RSUs under the Company's LTIP and normal equity grants process (for non-Senior Executive Officers and other employees and Directors) described above for 2022. These SARs were granted in 2023 for performance in 2022 but are not included in NEO compensation for 2022 in this Proxy Statement because they were granted in 2023. They will be included in NEO compensation for 2023 in next year's Proxy Statement. These SARS are intended to provide additional long-term performance-based equity incentives for the Company's senior management. The SAR Plan now sets out the general criteria on which the Company plans to grant SARs on an annual basis, as equity awards in addition to but separate from RSU grants under the LTIP. The SARs are purely performance based because they only vest upon the achievement of aggressive performance goals designed to significantly increase shareholder value. If those goals are not met, the SARs do not vest. Each SAR granted for 2022 entitles the holder, on exercise, to a payment in cash or shares (at the election of the Company) equal to the difference between the market price of the Common Shares at the time of exercise and $7.36 (the market price at the time of grant) over a five-year period, but vest only upon the achievement of the following performance goals: as to one-third of the SARs granted upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equaling or exceeding $12.00 for any continuous 90-calendar-day period; as to an additional one-third of the SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equaling or exceeding $14.00 for any continuous 90-calendar-day period; and as to the final one-third of the SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equaling or exceeding $16.00 for any continuous 90-calendar-day period. Further, notwithstanding the foregoing vesting schedule, no SARs may be exercised by the holder for an initial period of one year from the date of grant; the date first exercisable being January 26, 2024. As a result, the SARs granted for 2022 are a long-term equity incentive (not exercisable until after one-year after grant) and are 100% performance based. If management does not perform to achieve the stipulated vesting share price levels, the SARs will have no value on exercise.

The SARs granted to the NEOs for 2022 performance, in addition to the RSUs described above, were as follows:

Named Executive Officer(1)	Value of SARs Granted (US$)	Number of SARs Granted
Senior Executive Officers
Mark S. Chalmers President and CEO	$316,800	91,826
David C. Frydenlund Executive VP, CLO and Corporate Secretary(2)	$189,497	54,926
Tom L. Brock CFO(3)	$127,500	36,956
John L. Uhrie COO(4)	$127,500	36,956
Curtis H. Moore, Senior VP, Marketing and Corporate Development	$43,671	12,658

Notes:

(1) The SARs were valued by a third-party valuation firm for a Monte Carlo Fair Value of $3.45 per SAR.

(2) Mr. Frydenlund ceased to be the Company's CFO and General Counsel and assumed his appointment as the Company's Executive VP, CLO and Corporate Secretary effective August 8, 2022.

(3) Mr. Brock was appointed to serve as the Company's CFO effective August 8, 2022.

(4) Mr. Uhrie was appointed to serve as the Company's COO effective August 1, 2022.

Consideration of Risks Associated with Compensation Policies

Compensation Policies and Practices

The Compensation Committee considers the implications of risks associated with compensation policies and practices by working closely with the CEO. The CEO is tasked with ensuring that: (i) fair and competitive practices are followed regarding employee compensation at all levels of the Company; (ii) the compensation practices do not encourage an NEO or individual at a principal business unit or division to take inappropriate or excessive risk or that are reasonably likely to have a material adverse effect on the Company; and (iii) compensation policies and practices include regulatory, environmental compliance and sustainability as part of the performance metrics used in determining compensation. The CEO's recommendations on these matters are taken into consideration by the Compensation Committee when reviewing and recommending to the Board the Company's compensation policies.

Restrictions on Hedging Transactions

The Company has in place an Insider Trading Policy, to be reviewed and approved by the Board annually, which includes a section on "Hedging Transactions" that restricts NEOs and directors from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, which are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the NEO or director.

Claw-Back Policy

The Company has adopted an Incentive Compensation Claw-Back Policy (the "Claw-Back Policy") which applies to all short-term and long-term cash and equity incentive compensation including, without limitation, cash bonus compensation and equity grants made under the Company's Omnibus Equity Incentive Compensation Plan, STIP, LTIP, SAR Plan and/or Board or Company discretion (collectively, "Incentive Compensation"). The Claw-Back Policy applies to all current and former executive officers and salaried management personnel (management directors, controller, assistant controller and officers) who are or were eligible to receive Incentive Compensation from the Company (the "Senior Employees").

Under the Claw-Back Policy, the Board may, in its sole discretion, to the full extent permitted by governing laws and to the extent it determines that it is in the Company's best interest to do so, seek reimbursement, reduction, cancelation, forfeiture, repurchase, recoupment and/or offset against future discretionary grants or awards, in whole or in part, of Incentive Compensation from the Senior Employee in situations where:

(a) the amount of Incentive Compensation received by the Senior Employee was calculated based upon, or contingent on, the achievement of certain financial results that were subsequently the subject of or affected by a material restatement of all or a portion of the Company's financial statements;

(b) the amount of Incentive Compensation received by the Senior Employee was calculated based upon, or contingent on, the achievement of certain financial or other target goals that were subsequently found to have been the subject of or affected by a material misstatement or miscalculation;

(c) the Senior Employee engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement referred to in paragraph (a) or the misstatement or miscalculation referred to in paragraph (b);

(d) the Incentive Compensation received by the Senior Employee would have been lower had the financial results contemplated by paragraph (a) been properly reported or had the misstatement or miscalculation contemplated by paragraph (b) not occurred.

Such reimbursement, reduction, cancellation, forfeiture, repurchase, recoupment and/or offset against future discretionary grants or awards shall not exceed the amount by which the Incentive Compensation received by such Senior Employee, and amounts paid or payable pursuant or with respect thereto, exceeded that which the Senior Employee would have received had the financial results been properly reported or absent the misstatement or miscalculation.

All Senior Employees are required to acknowledge and agree to comply with the Claw-Back Policy.

In October 2022, the U.S. Securities and Exchange Commission issued its final clawback rule as Rule 10D-1, thereby implementing the requirements of Section 954 of the Dodd-Frank Act, which directs national securities exchanges and associations to establish listing standards requiring companies to adopt policies that require executive officers, any other officer who performs a policy-making function, or any other person who performs a similar policy-making function for the issuer, to pay back incentive-based compensation that they were awarded erroneously. As the Company's Common Shares are listed on the NYSE American, it will be required to comply with NYSE American's listing rules within 90 days after they become effective (the latest permissible date for the NYSE American being November 28, 2023). Once the NYSE American's proposed listing rules are finalized, the Company will review its Claw-Back Policy and make any necessary updates to ensure compliance.

Performance Graph

The performance graph below shows Energy Fuels' cumulative total 5-year return based on an initial investment of $100 in Energy Fuels Common Shares beginning on December 31, 2018, as compared with the Russell 2000 Index, NYSE American Natural Resources Index, NYSE Composite, NASDAQ Composite, and a peer group consisting of Cameco, NexGen Energy, Fission Uranium, Uranium Energy Corp, Ur-Energy, Paladin Energy, GoviEx Uranium, Denison Mines, Deep Yellow Ltd., Peninsula Energy and Boss Resources. The chart shows yearly performance marks over a five-year period. This performance chart assumes: (1) $100 was invested on December 31, 2017 in Energy Fuels common shares along with the Russell 2000 Index, NYSE American Natural Resources Index, NYSE Composite, NASDAQ Composite, and the peer group's common stock; and (2) all dividends are reinvested. Dates on the chart represent the last trading day of the indicated fiscal year.

Notes:

(1) This peer group represents a broad range of companies operating within the U.S. uranium industry generally and is distinct from the more select peer group used for the Company's executive officer compensation decisions as reported in this Proxy Statement, including the January 2022 Peer Group and January 2023 Peer Group.

	December 31, 2018	December 31, 2019	December 31, 2020	December 31, 2021	December 31, 2022
Energy Fuels Inc(1)	$2.85	$1.91	$4.26	$7.63	$6.21
Value of $100 Investment	$159.22	$106.70	$237.99	$426.26	$346.93
NYSE Composite Index	$11,374.39	$13,913.03	$14,524.80	$17,164.13	$15,184.31
Value of $100 Investment	$88.80	$108.62	$113.40	$134.00	$118.55
Russell 2000 Index	$1,348.56	$1,668.47	$1,974.86	$2,245.31	$1,761.25
Value of $100 Investment	$87.82	$108.66	$128.61	$146.23	$114.70
NASDAQ Composite - Total Returns	$7,929.97	$10,656.63	$15,272.97	$18,660.07	$12,588.95
Value of $100 Investment	$98.45	$132.30	$189.61	$231.66	$156.29
NYSE American Natural Resources Index	$328.48	$351.92	$320.54	$497.45	$673.66
Value of $100 Investment	$88.85	$95.19	$86.70	$134.56	$182.22
Peer Group Value of $100 Investment	$114.33	$84.48	$155.80	$371.03	$318.52

Notes:

(1) All dollar amounts are in U.S. dollars.

The Company's compensation to executive officers has generally increased during the five most recently completed fiscal years, in part due to the competition among organizations operating in the natural resources sector to attract and retain the best possible executives, who are uniquely positioned through their experience and expertise to provide leadership during economic downturns and to maximize on any interim opportunities to increase shareholder value and boost production. In 2022, 20% increases were made to the 2021 levels of senior executive and director compensation.

The total cumulative shareholder return for an investment in the Common Shares increased during 2018 but decreased during 2019, along with the peer group to levels consistent with the NYSE American Natural Resources Index and the NYSE Composite Index, due in large part to the July 12, 2019 decision of former President Trump to deny the Company's Section 232 Petition's request for trade relief and to instead form the U.S. Nuclear Fuel Working Group in order "to ensure a comprehensive review of the entire domestic nuclear supply chain." The total shareholder return started to increase again in 2020 with a 123% increase in the Company's share price as of the 2020 year-end. Then, in 2021, the Company's share price increased a further 79% by year end but subsequently decreased by 19% as of the 2022 year-end, which constituted a total share-price gain since December 31, 2017 of 347%.

Equity Incentive Awards

A 2013 stock option plan (the "2013 Option Plan") had been used for the grant of stock options prior to 2015. The Equity Incentive Plan was adopted in January 2015 and amended and re-approved by shareholders in both 2018 and 2021, and provides for the award of stock options, SARs, restricted stock and RSUs, deferred share units, performance shares, performance units, and stock-based units, at the discretion of the Board. The 2013 Option Plan was terminated upon adoption of the Equity Incentive Plan, and all stock options previously granted pursuant to the 2013 Option Plan that were then outstanding were incorporated into the Equity Incentive Plan and treated as Awards under the Equity Incentive Plan.

The Equity Incentive Plan describes all of the types of equity compensation that may be awarded by the Board and gives the Board broad discretion with respect to equity grants to all directors, officers, employees and consultants of the Company. The LTIP applies only to Senior Executive Officers and sets out the performance goals that must be met by senior management in connection with any such grant of equity.

In 2022, RSUs were granted to all Directors, Executive Officers and other senior management personnel, and stock options were granted to other Company employees. In addition, SARs were granted to NEOs, other senior management personnel and certain other personnel in 2022.

As discussed above, equity awards are granted in consideration of the level of responsibility of the executive as well as such executive's impact or contribution to the longer-term operating performance of the Company. All equity grants are approved by the Board, based on recommendations from the Compensation Committee. Generally, in determining the equity incentive awards to be granted to the NEOs, equity grants are set at competitive levels relative to equity awards granted by the peer group as a percent of base salary, consistent with any equity award targets that may be set out in the NEO's employment agreements, and recognizing the level of experience and seniority of the Company's senior management team, in order to provide incentive to improve the retention of executives. The Board may also take into account the Compensation Committee's recommendation to the Board and the Board's assessment of the performance of the Company overall, the Company's specific projects and the NEO's individual contribution to that performance. Equity incentives granted to NEOs may be made subject to specific vesting requirements, which may include vesting over a particular period of time or in response to the achievement of performance-based metrics.

Summary Compensation Table

The following table shows the compensation earned by each of the Company's NEOs over the last three fiscal years. The compensation of the NEOs is paid and reported in U.S. dollars.

					Non-Equity Incentive Plan Compensation (US$)
Name and Principal Position	Year	Salary (US$)	Share-Based Awards(US$)(1)	Option-Based Awards(US$)(2)	Annual Incentive Plans(3)	Long-Term Incentive Plans	Pension Value (US$)	All Other Compensation(US$)(4)	Total Compensation(US$)
Mark S. Chalmers President and CEO	2022 2021 2020	528,000 440,000 400,000	594,000 510,000 190,000	1,300,000 Nil Nil	303,600 280,500 240,000	Nil Nil Nil	Nil Nil Nil	22,250 22,250 20,750	2,747,850 1,252,750 850,750
David C. Frydenlund Executive VP, CLO and Corporate Secretary(5)	2022 2021 2020	378,994 315,828 287,116	284,245 292,858 109,104	650,000 Nil Nil	217,921 201,340 137,816	Nil Nil Nil	Nil Nil Nil	7,952 7,952 7,952	1,539,112 817,978 541,988
Tom L. Brock CFO(6)	2022	161,151(8)	162,082	Nil	74,129	Nil	Nil	6,377	403,739
John L. Uhrie COO(7)	2022	141,589(8)	142,521	Nil	65,131	Nil	Nil	5,603	354,844
Curtis H. Moore, Senior VP, Marketing and Corporate Development	2022 2021 2020	218,353 199,957 187,846	79,983 75,138 75,138	80,000 Nil Nil	62,776 39,991 37,560	Nil Nil Nil	Nil Nil Nil	8,641 8,641 8,641	449,753 323,727 309,185

Notes:

(1) The share-based awards were comprised of RSUs, which were granted in 2020 for performance in 2019; in 2021 for performance in 2020; and in 2022 for performance in 2021. The fair value of each RSU award granted was calculated as the higher of (a) the closing trading price on the NYSE American on the last trading day prior to the date of grant of the RSU, or (b) the VWAP on the NYSE American for the five trading days ending on the last trading day prior to the date of grant of the RSU. RSUs granted in 2023 for performance in 2022 are not included in this table. See the "Equity Grants in 2023 for Performance in 2022" table below for RSUs granted in 2023 for performance in 2022.

(2) Option-based awards granted for 2022 were in the form of SARs granted in January 2022 for performance in 2021. Each SAR granted in 2022 for performance in 2021 entitles the holder, on exercise, to a payment in cash or Common Shares (at the election of the Company) equal to the difference between the market price of the Common Shares at the time of exercise and the grant price of $6.47 (calculated as the greater of the closing price of the Common Shares on the NYSE American on the trading day prior to the date of grant and the VWAP on the NYSE American for the five trading days ending on the last trading day prior to the date of grant) over a five-year period, but vest only upon the achievement of the following performance goals: as to one-third of the SARs granted upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equalling or exceeding $12.00 for any continuous 90-calendar-day period; as to an additional one-third of the SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equalling or exceeding $14.00 for any continuous 90-calendar-day period; and as to the final one-third of the SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equalling or exceeding $16.00 for any 90-calendar-day period. Further, notwithstanding the foregoing vesting schedule, none of the SARs granted in 2022 may be exercised by the holder for an initial period of one year from the date of grant; the date first exercisable being January 25, 2023. The fair value of the SARs was determined in accordance with FASB ASC Topic 718 by a third-party valuation firm to be $3.60 per SAR, based on a Monte Carlo simulation. The amounts shown in the above table assume the probable outcome of the underlying performance conditions. At maximum performance, the grant date fair value of the awards are:

Name	2022 SARs Granted (#)	Maximum Fair Value ($)
Mark S. Chalmers	361,111	3,441,388
David C. Frydenlund	180,555	1,720,689
Tom L. Brock	Nil	Nil
John L. Uhrie	Nil	Nil
Curtis H. Moore	22,222	211,776

In making the foregoing calculations, it was assumed that all of the 2022 SARs vested at the 90-calendar-day VWAP of the Common Shares on the NYSE American of $16.00, resulting in a value of $9.53 per SAR, being $16.00 less the grant price of $6.47 per SAR. The values shown have not been adjusted to reflect that these SARs are subject to forfeiture. SARs granted in 2023 for performance in 2022 are not included in this table. See the "Equity Grants in 2023 for Performance in 2022" table below for SARs granted in 2023 for performance in 2022.

(3) Non-Equity Incentive Plan Compensation: Annual incentive plans are comprised of cash bonuses. Cash bonuses earned in a year are based on the performance during that year in accordance with the Company's STIP, as determined and paid in January of the following year. The amounts reflected in this table are the cash bonuses earned in the year shown, notwithstanding that they were paid in January of the following year.

(4) These amounts include retirement savings benefits contributed by the Company under the Company's 401(k) plan, and compensation related to automotive vehicles provided to certain qualifying executives.

(5) Mr. Frydenlund ceased to be the Company's CFO and General Counsel and assumed his appointment as the Company's Executive VP, CLO and Corporate Secretary effective August 8, 2022.

(6) Mr. Brock commenced employment with the Company on July 11, 2022 and was appointed to serve as the Company's CFO effective August 8, 2022.

(7) Mr. Uhrie commenced employment with the Company and was appointed to serve as the Company's COO effective August 1, 2022.

(8) Non-prorated salary as of December 31, 2022 was $340,000.

Pay Versus Performance

This section should be read in conjunction with the full Executive Compensation disclosure, which includes additional discussion of the objectives of the Company's executive compensation program and how it aligns with the Company's financial and operational performance.

Pay Versus Performance Table

The following table presents, for each of the three most recent fiscal years:

  total compensation, as calculated in the Summary Compensation Table, for our President and CEO and an average for our other NEOs;
  compensation actually paid ("CAP") to the NEOs, an SEC prescribed calculation which adjusts total compensation for the items described below and which does not equate to realized compensation;
  our cumulative total shareholder return ("TSR") since the last trading day before the earliest year presented;
  our net income; and
  net cash used in operating activities.
	Summary Compensation Table Total for Principal Executive Officer	Compensation Actually Paid to Principal Executive Officer	Average Summary Compensation Table Total for Other Named Executive Officers	Average Compensation Actually Paid to Other Named Executive Officers	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss)	Net Cash Used in Operating Activities
					Total Shareholder Return	Peer Group Total Shareholder Return
Year	($)[1]	($)	($)(2)	($)	($)(3)($)(3)		($)	($)

2022	2,747,850	1,484,907	686,862	427,754	346.93	318.52	(59,944)	49,702
2021	1,252,750	5,793,092	421,088	1,275,744	426.26	346.89	1,448	29,294
2020	850,750	3,025,346	481,341	521,238	237.99	154.70	(27,872)	32,178

Notes:

(1) For the years 2022, 2021, and 2020, this is the total compensation, as depicted in the Summary Compensation Table below, for President and CEO, Mr. Chalmers.

(2) For 2022, this is the average total compensation, as depicted in the Summary Compensation Table below, for the Company's NEOs other than Mr. Chalmers, being: David C. Frydenlund, Executive Vice President, Chief Legal Officer and Corporate Secretary, Tom L. Brock, Chief Financial Officer, John L. Uhrie, Chief Operating Officer, and Curtis H. Moore, Senior Vice President, Marketing and Corporate Development. For 2021, this represents the average total compensation for David C. Frydenlund, CFO, General Counsel and Corporate Secretary, Curtis H. Moore, Vice President, Marketing and Corporate Development, Scott A. Bakken, Vice President, Regulatory Affairs, and Dee Ann Nazarenus, Vice President, Human Resources and Administration. For 2020, this represents the average total compensation for David C. Frydenlund, CFO, General Counsel and Corporate Secretary, W. Paul Goranson, Chief Operating Officer, through August 30, 2020, Curtis H. Moore, Vice President, Marketing and Corporate Development, Scott A. Bakken, Vice President, Regulatory Affairs, Dee Ann Nazarenus, Vice President, Human Resources and Administration, and Matthew J. Tarnowski, Chief Accounting Officer and Controller, through October 31, 2020.

(3)  Our TSR represents a cumulative total 5-year return based on an initial investment of $100 in Energy Fuels Common Shares beginning on December 31, 2017, as compared with a peer group consisting of Cameco, NexGen Energy, Fission Uranium, Uranium Energy Corp, Ur-Energy, Paladin Energy, GoviEx Uranium, Denison Mines, Deep Yellow Ltd., Peninsula Energy and Boss Resources. The closing prices of Energy Fuels' Common Shares on December 31, 2022, 2021 and 2020 (or the last trading day prior thereto) were $6.21, $7.63 and $4.26, respectively.

To calculate CAP to the President and CEO and the average CAP to the other NEOs, the following amounts were deducted from and added to total compensation, as depicted in the Summary Compensation Table:

Year	SummaryCompensation Total ($)	Deductions		Additions
		Amounts Reported in the Summary Compensation Table for Stock Awards ($)	Aggregate Change in Value of Accumulated Benefits Under Pension Plan and ESSRP ($)	Fair Value of Stock Awards as Determined in Accordance with the SEC's CAP Methodology (1) ($)	Value of Service Cost and Prior Service Cost ttributable to the Executive Under the Pension Plan ($)	Compensation Actually Paid(1) ($)
Principal Executive Officer
2022	2,747,850	1,894,000	Nil	631,057	Nil	1,484,907
2021	1,252,750	510,000	Nil	5,050,342	Nil	5,793,092
2020	850,750	190,000	Nil	2,364,596	Nil	3,025,346
Average for other NEOs
2022	686,862	349,708	Nil	90,600	Nil	427,754
2021	421,088	123,521	Nil	978,177	Nil	1,275,744
2020	481,341(2)	70,065	Nil	109,962	Nil	521,238(2)

Notes:

(1) For 2022, the Fair-Value of Stock Awards as Determined in Accordance with the SEC's CAP Methodology for the Principal Executive Officer was calculated as $1,840,035 for awards granted during the year that remain unvested, less a decrease of $936,552 for changes in the fair value for awards granted in prior years that remain unvested, less a decrease of $272,426 for RSU awards that vested during the year due to a decrease in the share price from $7.63 on December 31, 2021 to the vested share price of $5.65 on January 27, 2022, totaling a net amount for the Fair-Value of Stock Awards as Determined in Accordance with the SEC's CAP Methodology during 2022 of $631,057. The Compensation actually paid to the Principal Executive Officer in 2022 using the SEC's CAP methodology was then calculated as the Principal Executive Officer's Total Compensation for 2022 as set out in the Summary Compensation Table, less the amount reported in the Summary Compensation Table for Stock Awards made to the Principal Executive Officer, plus the Fair-Value of Stock Awards as Determined in Accordance with the SEC's CAP Methodology. This resulted in Compensation Actually Paid to the Principal Executive Officer in 2022 of $1,484,907. For 2021, the Fair-Value of Stock Awards as Determined in Accordance with the SEC's CAP Methodology for the Principal Executive Officer was calculated as $1,000,331 for awards granted during the year that remain unvested, plus an increase of $1,281,388 for changes in the fair value for awards granted in prior years that remain unvested, plus an addition of $2,768,623 for awards that vested during the year, nearly all of which were related to SARs with an exercise price of $2.92 whereby the share price was $7.14 on March 17, 2021 for the vesting of the first tranche and $9.77 on November 3, 2021 for the vesting of the second tranche, totaling $5,050,342, resulting in Compensation Actually Paid to the Principal Executive Officer using this methodology of $5,793,092 for 2021. For 2020, the Fair-Value of Stock Awards as Determined in Accordance with the SEC's CAP Methodology for the Principal Executive Officer was calculated as $461,588 for awards granted during the year that remain unvested, plus an increase of $1,950,026 for changes in the fair value for awards granted in prior years that remain unvested, less a decrease of $47,018 for awards that vested during the year due to a decrease in the share price from $1.91 on December 31, 2019 to the vested share price of $1.61 on January 27, 2020, totaling $2,364,596, resulting in Compensation Actually Paid to the Principal Executive Officer using this methodology of $3,025,346 for 2020. For 2022, the Fair-Value of Stock Awards as Determined in Accordance with the SEC's CAP Methodology for the average of other NEOs was calculated as $344,901 for awards granted during the year that remain unvested, less a decrease of $201,080 for changes in the fair value for awards granted in prior years that remain unvested, less a decrease of $53,222 for RSU awards that vested during the year due to a decrease in the share price from $7.63 on December 31, 2021 to the vested share price of $5.65 on January 27, 2022, totaling $90,600, resulting in Compensation Actually Paid to the average of other NEOs using this methodology of $427,754 for 2022. For 2021, the Fair-Value of Stock Awards as Determined in Accordance with the SEC's CAP Methodology for the average of other NEOs was calculated as $242,273 for awards granted during the year that remain unvested, plus an increase of $404,704 for changes in the fair value for awards granted in prior years that remain unvested, plus an addition of $331,200 for awards that vested during the year , nearly all of which were related to SARs with an exercise price of $2.92 whereby the share price was $7.14 on March 17, 2021 for the vesting of the first tranche and $9.77 on November 3, 2021 for the vesting of the second tranche, totaling $978,177, resulting in Compensation Actually Paid to the average of other Neos using this methodology of $1,275,744 for 2021. For 2020, the Fair-Value of Stock Awards as Determined in Accordance with the SEC's CAP Methodology for the average of other NEOs was calculated as $150,188 for awards granted during the year that remain unvested, plus an increase of $205,953 for changes in the fair value for awards granted in prior years that remain unvested, less a decrease of $15,249 for awards that vested during the year due to a decrease in the share price from $1.91 on December 31, 2019 to the vested share price of $1.61 on January 27, 2020, less a reduction of $230,930 for awards that were forfeited during the year, totaling $109,962, resulting in Compensation Actually Paid to the average of other Neos using this methodology of $521,238 for 2020.

(2) This amount includes severance payments of $803,925 paid to Mr. Paul Goranson and $184,000 paid to Mr. Matt Tarnowski on their termination of employment in 2020.

The fair value of Common Share awards includes the value of both RSU awards and performance-based SAR awards granted as of December 31, 2022, excluding those SAR awards made in 2023 for performance in 2022, which will be disclosed in next year's Proxy Statement. The measurement date fair value of RSU awards was determined based on the higher of (i) the five-day volume-weighted average price ("VWAP") of the Company's Common Shares on the NYSE American ending on the trading day immediately prior to the date of grant, and (ii) the market closing price of the Company's Common Shares on the NYSE American on the trading day immediately prior to the date of grant. The SAR awards include three (3) tiered, market-based vesting components that require the sustained retention of set Common Share values, each over a 90-calendar-day period within the grant's five-year term. While market-based, the SARs are nonetheless viewed as performance-based instruments because they only vest upon the achievement of performance goals designed to significantly increase TSR, which the Company directly links to management's performance in developing, implementing and growing its initiatives, all while balancing compensation incentives with risk management. The measurement date fair value of the market-based component of the performance share awards was determined using a Monte Carlo fair value simulation model incorporating the assumptions outlined below.

Grant Year	2019				2022
Measurement Date	12/31/2019	12/31/2020	12/31/2021	12/31/2022	12/31/2022

Risk-free interest rate	1.7%	0.2%	0.7%	4.7%	4.1%
Expected term (in years)	4.1	3.1	2.1	1.1	4.1
Expected volatility	65.0%	72.5%	85.0%	80.0%	82.5%
Dividend yield	0%	0%	0%	0%	0%

Compensation Actually Paid Versus Financial Performance Measures

The following disclosure summarizes the relationship between each of the financial performance measures in the pay versus performance table above and CAP to our President and CEO and, on average, to our other NEOs, for each of the three years ended December 31, 2022, 2021 and 2020.

Relationship Between Executive Compensation Actually Paid and the Cumulative Total Shareholder Return Over the Last Three Years

TSR is one factor taken into account in the Company's compensation decisions. The Company's TSR for the period December 31, 2017 through December 31, 2020 was 138% (an increase in the $100 fixed investment made in 2017 from $100.00 to $237.99 over that time period) compared to 54.7% (an increase from $100.00 to $154.70) for the Company's peer group of uranium companies. This significant TSR on the Company's shares, along with other factors, was taken into account in connection with the increases in total compensation paid to the Company's President and CEO and other NEOs in 2021 compared to 2020. Increases in TSR also contributed to significant increases in the CAP to the CEO and other NEOS in 2020 and 2021 through the vesting of securities and the appreciation in the value of unvested securities held by those individuals during those years. The Company's TSR for 2021 was 79.1% (an increase in the $100 fixed investment during 2021 from $237.99 to $426.26 over the year), which, along with other factors, was reflected in an increase in the total compensation paid to the President and CEO and other NEOs in 2022 compared to 2021. However, due to a reduction in the Company's TSR in 2022, as was the case for most of the other industry TSR indices during 2022, these increases in compensation were significantly offset, resulting in a lower CAP for 2022 compared to 2021 and 2020 for the CEO and other NEOs. Over the five-year period, December 31, 2017 through December 31, 2022, the Company's TSR was 246.90% (an increase from $100.00 to $346.93 over that time period) compared to 218.52% (an increase from $100.00 to $318.52) for the Company's uranium peers. Other factors that contributed to increases in compensation levels for the President and CEO and other NEOs of the Company over the last three years were: the increase in the market capitalization of the Company and an increase in the size of other companies in the Company's peer group used for compensation decisions; and the success of the Company in a number of its initiatives, including its recently acquired uranium contracts and sales; its readiness to commence production at a number of its uranium mines; and the development of its REE business.

Relationship Between Executive Compensation Actually Paid and Net Income Over the Last Three Years

The Company is in an industry that is heavily dependent on the price of uranium and vanadium. When these commodity prices are high, development, extraction, production and related operations can be ramped up and in full swing. However, when commodity prices are low, operations and other development activities are generally curtailed, and properties and facilities are placed on standby or are potentially shut down. During periods of low uranium and vanadium commodity prices, which the Company has experienced in varying degrees over the last several years, industry participants can face negative cashflows and losses and are often tasked with minimizing those negative cashflows and losses, while at the same time maintaining their valuable assets in a state of readiness for a ramp-up when commodity prices recover. As a result of this heavy reliance on commodity prices and large fluctuations in cashflows and income and losses, typical performance metrics, such as net income or loss, earnings per share, revenue growth, and earnings before interest, taxes, depreciation and amortization, etc. are not always meaningful to the Company. Further, the Company's share price and TSR are heavily impacted by commodity price changes and expectations of future commodity price changes, which are often unrelated to net income and other typical performance measures for companies whose operations are on standby. As a result, the CAP to the CEO and other NEOs can be heavily influenced by the impact of share price fluctuations on unvested securities, which can often outweigh any impacts that changes in net income and other typical performance metrics may have on CAP.

For example, net income (loss) for the Company is currently not a meaningful metric to measure against the compensation of our President and CEO and other NEOs. Uranium prices have been low during most of the period 2020 through 2022, so the Company along with its uranium peers has been managing negative cash flows and losses during such periods. Although uranium prices have risen in 2022, and the Company has been rehabilitating and developing a number of its standby mines for future production, all those rehabilitation and development expenses have been required to be expensed, rather than capitalized, because the Company has not had any mineral reserves, under U.S. definitions, at any of its standby uranium mines. In addition, the Company has been required to expense a portion of its development expenses for its REE initiative over those years.

These factors have resulted in approximately $27.8 million in net losses for the Company in 2020. The Company had net income of approximately $1.5 million in 2021, due primarily to the sale of several of its non-core properties to CUR during that year. However, that net income did not directly factor into any compensation decisions, as it was not considered by the Company to represent recurring net income. During 2022, the Company had a net loss of approximately $59.9 million which also did not directly factor into compensation decisions. This is because approximately $16.90 million of that loss was due to a non-cash mark-to-market loss on investments accounted for at fair value due primarily to a decrease in the market price of our CUR shares over 2022. In addition, the Company faced increased expenses associated with significantly advancing our uranium, REE and radioisotope initiatives in 2022, including: preparing four (4) of our uranium mines for production; development expenses associated with developing commercial REE separation capabilities in addition to our existing mixed RE Carbonate commercial production capabilities; expenses associated with advancing our medical isotope initiatives; increased transaction expenses arising from costs associated with acquiring our Bahia Project in Brazil and costs associated with the sale of our Alta Mesa project in Texas; and increased other selling, general and administrative expenses associated with significant additions to executive and management/supervisory personnel, enhanced business processes, and other general and administrative expenses required to support all these increased levels of activity. Further, a number of transactions, including the sale of the Company's Alta Mesa project resulted in expenses in 2022 but will result in significant gains or margins in 2023, which could result in net income or reduced net losses in 2023. As a result of all these factors, in our case, net income (loss) is not considered to be an appropriate metric to compare against compensation decisions for the Company's President and CEO and other NEOs.

To address the Company's inability to rely on typical performance metrics, such as net income or loss, earnings per share, revenue growth, and earnings before interest, taxes, depreciation and amortization, etc., the Company implemented its STIP in January 2016 and its LTIP in January 2018, which as discussed in more detail above, are intended to set out meaningful performance criteria tailored specifically to the Company, in light of the general inability to rely on more standard performance indicators. The STIP sets short-term performance goals each year that are tied primarily to the Company meeting its annual budget, as set by the Board, as well as the objectives over the year as set out in the Company's long-term strategic plan. Cash bonuses for Senior Executive Officers are awarded each year based on performance relative to the STIP performance goals for the year, as determined by the Board in January of the following year.

As also discussed in more detail above, the LTIP sets long-term performance goals each year tailored specifically to the Company that have implications beyond the current year. Equity awards for Senior Executive Officers are awarded for each year based on performance relative to the LTIP performance goals for the year, as determined by the Board in January of the following year.

Relationship Between Executive Compensation Actually Paid and Net Cash Used in Operating Activities Over the Last Three Years

Although the Company does not rely on Net Cash Used in Operating Activities, per se, in its compensation decisions, one of the performance goals in the Company's STIP over the last several years has been related to Net Recuring and Discretionary Cash Flows, which can be similar to Net Cash Used in Operating Activities. STIP performance goals are typically set to ensure that management meets the Company's budget expectations. Compensation decisions are based in part on how well management manages the Company's annual budget to maintain Net Recurring and Discretionary Cash Flows within budget, while achieving the budgeted initiatives. Net Cash Used in Operating Activities was approximately $32.2 million and $29.3 million in 2020 and 2021 but increased to approximately $49.7 million in 2022, which is consistent with increased budgeted Net Recurring and Discretionary Cash Flows in 2022 compared to previous years as a result of increased budgeted initiatives in 2022 relative to previous years.

Performance Measures

As described in detail above, the performance measures which we believe are most important and are used in our STIP and LTIP in determining compensation paid to each of our NEOs are generally applied equally across each NEO, recognizing the need for all top executives to focus primarily on working as a team to achieve the objective corporate goals set out for the Company in a given year and on a long-term basis. Included in the table below are the most important performance measures used to link compensation actually paid to Company performance, by NEO, for the year ended December 31, 2022.

Named Executive Officer	Total Shareholder Return(1)	Total Recurring and Discretionary Cash Flow(2)	Working Capital(3)	Company satisfies specified milestones for advancement of REE initiative(4)	Company satisfies specified milestones for advancement of radioisotope initiative(5)	Company secures additional activities expected to result in net cash increment to Company beyond 2022(6)	Company obtains specified permitting milestones(7)

Mark S. Chalmers	✓	✓	✓	✓	✓	✓	✓
David C. Frydenlund	✓	✓	✓	✓	✓	✓	✓
Tom L. Brock	✓	✓	✓	✓	✓	✓	✓
John L. Uhrie	✓	✓	✓	✓	✓	✓	✓
Curtis H Moore	✓	✓	✓	✓	✓	✓	✓

Notes:

(1) For more on this performance measure, refer to the Performance Graph "Comparison of 5-Year Cumulative Total Return" and 2022 LTIP Goals and Performance, "Relative Share Price Performance," above.

(2) For more on this performance measure, refer to 2022 STIP Goals and Performance, "Recurring and Discretionary Cash Flow, plus minimum liquid working capital balance" and the STIP and LTIP subjective components, "Five-Year Strategic Plan" and "Strong Working Capital Position."

(3) For more on this performance measure, refer to 2022 STIP Goals and Performance, "Recurring and Discretionary Cash Flow, plus minimum liquid working capital balance," 2022 LTIP Goals and Performance, "Secure Additional Activities," and the STIP and LTIP subjective components, "Five-Year Strategic Plan," "Strong Working Capital Position," "Uranium Sales Contracts," "Uranium Reserve," "Uranium Mining," "Uranium Production" and "Sale of Alta Mesa."

(4) For more on this performance measure, refer to 2022 STIP Goals and Performance, "ESG Goal: Advance REE Initiative," "Secure or purchase additional monazite sand sources," and  "ESG Goal: Pursue Nanoscale Powders ("NSP") REE metal-making initiative," 2022 LTIP Goals and Performance, "ESG Goal: Advance Long Term REE Initiatives," and the STIP and LTIP subjective components, "Five-Year Strategic Plan," "REE Program" and "Environment, Health, Safety and Sustainability ("EHSS") Initiatives."

(5) For more on this performance measure, refer to 2022 STIP Goals and Performance, "ESG Goal: Advance Targeted Alpha Therapy ("TAT") Development and Permitting," 2022 LTIP Goals and Performance, "ESG Goal: Advance Long-Term TAT Initiatives," and the STIP and LTIP subjective components, "Targeted Alpha Therapy ("TAT") Program" and "Environment, Health, Safety and Sustainability ("EHSS") Initiatives."

(6) For more on this performance measure, refer to 2022 LTIP Goals and Performance, "Secure Additional Activities."

(7) For more on this performance measure, refer to 2022 LTIP Goals and Performance, "Scalability of Uranium and Vanadium Production."

Equity Grants in 2023 for Performance in 2022

Under the Company's LTIP, equity awards were made in January 2023 for performance during 2022, based on satisfaction of the various performance goals set out in the LTIP for 2022. See "Long-Term Incentives - Equity Compensation" in the Company's Compensation Analysis and Discussion above. The following equity grants were made in January 2023 for performance in 2022 under the Company's LTIP and annual grant of 2023 SARs and are not included in the Summary Compensation Table above, which includes only equity grants made during the relevant fiscal years.

Name and Principal Position	Share Based Awards (US$)(1)	Option Based Awards (US$)(2)
Mark S. Chalmers, President and CEO	744,480	316,800
David C. Frydenlund, Executive VP, CLO and Corporate Secretary	445,318	189,497
Tom L. Brock CFO	299,625	127,500
John L. Uhrie COO	299,625	127,500
Curtis H. Moore, Senior VP, Marketing and Corporate Development	102,626	43,671

Notes:

(1) The share-based awards were comprised of RSUs, which were granted in 2023 for performance in 2022, and which will appear in the Summary Compensation Table in the Proxy Statement Filed in 2024 as compensation for 2023. The fair value of each RSU award granted was calculated as the higher of (a) the closing trading price of the Common Shares on the NYSE American on the last trading day prior to the date of grant of the RSU, or (b) the VWAP of the Common Shares on the NYSE American for the five trading days ending on the last trading day prior to the date of grant of the RSU.

(2) Option-based awards granted in 2023 were in the form of SARs granted in January 2023 for performance in 2022, and which will appear in the Summary Compensation Table in the Proxy Statement filed in 2024 as compensation for 2023. Each SAR granted in 2023 for performance in 2022 entitles the holder, on exercise, to a payment in cash or shares (at the election of the Company) equal to the difference between the market price of the Common Shares at the time of exercise and the grant price of $7.36 (calculated as the greater of the closing price of the Common Shares on the NYSE American on the trading day prior to the date of grant and the VWAP on the NYSE American for the five trading days ending on the last trading day prior to the date of grant) over a five-year period, but vest only upon the achievement of the following performance goals: as to one-third of the SARs granted upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equalling or exceeding $12.00 for any continuous 90-calendar-day period; as to an additional one-third of the SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equalling or exceeding $14.00 for any 90-calendar-day period; and as to the final one-third of the SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equalling or exceeding $16.00 for any 90-calendar-day period. Further, notwithstanding the foregoing vesting schedule, no SARs may be exercised by the holder for an initial period of one year from the date of grant; the date first exercisable being January 26, 2024. The fair value of the SARs was determined in accordance with FASB ASC Topic 718 by a third-party valuation firm to be $3.45 per SAR, based on a Monte Carlo simulation.

CEO Pay Ratio

We have prepared the ratio of annual total compensation of our CEO, to the median of the annual total compensation of all our employees, excluding the CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2022, the median of the annual total compensation (comprised of the 2022 base salary, 2022 equity granted, and 2022 cash bonus earned) of all employees of the Company and its consolidated subsidiaries, excluding the CEO, was $61,010. The annual total compensation of Mark Chalmers, the CEO, was $2,747,850 for 2022, which is the amount reported for Mr. Chalmers in the "Total Compensation" column of the Summary Compensation Table, above. As a result, for 2022, the ratio of annual total compensation of our CEO, to the median of annual total compensation of all employees of the Company and its consolidated subsidiaries, other than the CEO, was approximately 45 to 1.

In calculating the median of the annual total compensation of all our employees, excluding the CEO, we identified the Company's "median employee" by reviewing the consistently applied compensation measure of annual cash base salary, per payroll records, for all our employees, including the Company's consolidated subsidiaries, as of December 31, 2022, which concluded the last pay period for the 2022 fiscal year. All the Company's full-time and part-time employees were included in the calculation and adjustments were made to annualize base salary for any permanent employees not employed by the Company for the entire fiscal year or any unpaid leave during the fiscal year. We used the annual cash base salary as our consistently applied compensation measure as it represents the primary compensation component paid to all our employees each fiscal year. Once the median employee was identified, we then calculated the median employee's total compensation for 2022 in accordance with the rules for calculating total compensation for the Summary Compensation Table. The CEO was excluded from these calculations.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the Company's payroll and employment records and the methodology described above. SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by the Company in calculating their pay ratio. As such, the pay ratio reported by other companies may not be comparable to the pay ratio as reported above.

Incentive Plan Awards

The tables below show, as of December 31, 2022: (a) all grants of plan-based equity awards made to NEOs in 2022 (whether or not earned in that year); (b) the number of Options held by NEOs that were exercised in 2022 and the number of Common Share-based awards held by NEOs that vested in 2022; and (c) the number of Options and RSUs outstanding for each NEO and their value based on the closing price of Common Shares on the NYSE American on December 30, 2022, as the NYSE American was closed on December 31, 2022 for the federal holiday).

Grants of Plan-Based Awards(6)

Name	Grant date		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards (#/Sh)	Grant date fair value of stock and option awards ($)
		Award Type	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target ($)	Max ($)
Mark S. Chalmers		Cash(1)	0	264,000	396,000	—	—	—	—	—	—	—
	1/25/2022	RSU(2)	—	—	—	0	528,000	792,000	—	—	—	594,000
	1/25/2022	SAR(3)	—	—	—	—	—	—	—	361,111	6.47	1,300,000
David C. Frydenlund		Cash(1)	0	189,497	284,246	—	—	—	—	—	—	—
	1/25/2022	RSU(2)	—	—	—	0	252,662	378,993	—	—	—	284,245
	1/25/2022	SAR(3)	—	—	—	—	—	—	—	180,555	6.47	650,000
Tom L. Brock		Cash(1)	0	64,460	96,691	—	—	—	—	—	—	—
	7/11/2022	RSU(2)	—	—	—	0	162,082(7)	162,082(7)	—	—	—	—
	—	SAR(3)	—	—	—	—	—	—	NA	NA	NA	NA
John L. Uhrie		Cash(1)	0	57,008	85,513	—	—	—	—	—	—	—
	8/01/2022	RSU(2)	—	—	—	0	142,521(8)	142,521(8)	—	—	—	—
	—	SAR(3)	—	—	—	—	—	—	NA	NA	NA	NA
Curtis H. Moore		Cash(4)	NA	54,588	81,882	—	—	—	—	—	—	—
	1/25/2022	RSU(5)	—			NA	54,588	87,882		—	—	79,983
	1/25/2022	SAR(3)	—	—	—	—	—	—	—	22,222	6.47	80,000

Notes:

(1) Annual Incentive Awards for Fiscal 2022 Performance: Cash, includes the potential range of 2022 annual incentive awards as described in the Compensation Discussion and Analysis. The actual amount earned for fiscal 2022 performance is reported under the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table.

(2) Long-Term Incentive Awards: Restricted Stock Units, includes the potential range of number of RSUs granted in fiscal 2022, based on an RSU grant price of US$6.47 per RSU and on 2021 performance, under the Company's LTIP as described in the Compensation Discussion and Analysis. The actual value of RSU's granted in fiscal 2022, based on 2021 performance, is reported under the Share Based Awards column in the Summary Compensation Table. RSUs granted in 2023 for performance in 2022 are reported under the Equity Grants in 2023 for Performance in 2022 table above.

(3) All other Option Awards: SARs, discretionary and not subject to the Company's STIP or LTIP. SARs granted in 2022 were for performance in 2021. Messrs. Brock and Uhrie were not yet employed with the Company as of the date of the 2022 SAR grants and, as such, do not have any such grants reported in the table above.

(4) Annual Incentive Awards for Fiscal 2022 Performance: Cash, Cash bonuses for non-NEO Executive Officers are discretionary and are not subject to the Company's STIP. The actual cash bonus amount earned for fiscal 2022 performance is reported under the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table.

(5) Long-Term Incentive Awards: Restricted Stock Units, includes RSUs granted in fiscal 2022 under the 2021 Omnibus Equity Incentive Compensation Plan as described in the Compensation Discussion and Analysis. RSUs granted to non-NEO Executive Officers are discretionary and are not subject to the Company's LTIP.

(6) Information on the terms of these awards is described under "Elements of Compensation" in the Compensation Discussion and Analysis. See "Employment Agreements and Termination and Change of Control Benefits" below for a discussion of how equity awards are treated under various termination scenarios.

(7) Pegged at $162,082 based on offer of employment and employment agreement for first partial year of employment.

(8) Pegged at $142,521 based on offer of employment and employment agreement for first partial year of employment.

Option Exercises and Stock Vested

Name	Award Type	Option Awards		Stock Awards
		Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Mark S. Chalmers	RSUs	—	—	137,589	777,378
David C. Frydenlund	RSUs	—	—	81,026	457,797
Tom L. Brock(2)	RSUs	—	—	NA	NA
John L. Uhrie(2)		—	—	NA	NA
Curtis H. Moore	RSUs	—	—	26,493	149,685

Notes:

(1) The value realized on the vesting of RSUs is the closing market price of the underlying Common Shares on the vesting date, which was $5.65, multiplied by the number of RSUs vested.

(2) Messrs. Brock and Uhrie were not yet employed with the Company as of the January 27, 2022 vesting date and, as a result, do not have any underlying shares reported in the table above.

Outstanding Share-Based Awards and Option-Based Awards

Option-Based Awards						Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price(US$) (1)	Option Expiration Date(1)	Number of Shares or Units of Shares that Have Not Vested (#)(2)	Market Value of Share- Based Awards that Have Not Vested (US$)(3)	Number of Un-earned Share- Based Awards that Have Not Vested (#)	Market or Payout Value of Unearned Share- Based Awards that Have Not Vested (US$)
Mark S. Chalmers	700,000	350,000	350,000	2.92	1/22/2024	184,450	1,145,435	Nil	Nil
	Nil	361,111	361,111	6.47	1/25/2027	—	—	—	—
David C. Frydenlund	260,028	130,016	130,016	2.92	1/22/2024	97,129	603,171	Nil	Nil
	Nil	180,555	180,555	6.47	1/25/2027	—	—	—	—
Tom L. Brock	Nil	Nil	Nil	Nil	Nil	29,794	185,021	Nil	Nil
John L. Uhrie	Nil	Nil	Nil	Nil	Nil	21,240	131,900	Nil	Nil
Curtis H. Moore	44,252	22,126	22,126	2.92	1/22/2024	32,733	203,272	Nil	Nil
	Nil	22,222	22,222	6.47	1/25/2027	—	—	—	—

Notes:

(1) The number of securities listed in column 1 (Name column excluded) is comprised of vested but unexercised SARs, all of which were granted on January 22, 2019 ("2019 SARs"), whereas the number of securities listed in column 2 (Name column excluded) is comprised of unvested SARs, both from the 2019 SARs and SARs granted on January 25, 2022 (the "2022 SARs"). Each 2019 SAR outstanding entitles the holder, on exercise, to a payment in cash or shares (at the election of the Company) equal to the difference between the market price of the Common Shares at the time of exercise and $2.92 (the market price at the time of grant) over a five-year period, but vest only upon the achievement of the following performance goals: as to one-third of the 2019 SARs granted upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equaling or exceeding $5.00 for any continuous 90-calendar-day period; as to an additional one-third of the 2019 SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equaling or exceeding $7.00 for any continuous 90-calendar-day period; and as to the final one-third of the 2019 SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equaling or exceeding $10.00 for any continuous 90-calendar-day period. Although two-thirds of the 2019 SARs had vested and were in-the-money based on their grant price of $2.92 relative to a December 30, 2022 market price of $6.21, being the last trading day of the year, the remaining one-third of the 2019 SARs had not vested as of December 31, 2022. Each 2022 SAR outstanding entitles the holder, on exercise, to a payment in cash or shares (at the election of the Company) equal to the difference between the market price of the Common Shares at the time of exercise and $6.47 (the market price at the time of grant) over a five-year period, but vest only upon the achievement of the following performance goals: as to one-third of the 2022 SARs granted upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equaling or exceeding $12.00 for any continuous 90-calendar-day period; as to an additional one-third of the 2022 SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equaling or exceeding $14.00 for any continuous 90-calendar-day period; and as to the final one-third of the 2022 SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equaling or exceeding $16.00 for any continuous 90-calendar-day period. None of the 2022 SARs had vested as of December 31, 2022. While the January 2023 grants of SARs (the "2023 SARs") discussed above were earned in 2022, they had not yet been awarded as of December 31, 2022 and, as such, the 2023 SARs are not reflected in the Number of Securities Underlying Unexercised Options as of December 31, 2022.

(2) The share-based awards as of December 31, 2022 were comprised of RSUs, which were granted during 2020, 2021 and 2022. One half of the RSUs vest following the first anniversary of the date of grant, another 25% vest on the second anniversary of the date of grant and the remaining 25% vest on the third anniversary of the date of grant. Upon vesting, each RSU entitles the holder thereof to one Common Share without the payment of any additional consideration.

(3) The Market or Payout Value of Share-Based Awards that Have Not Vested is determined as the number of unvested RSUs as of December 31, 2022 multiplied by the closing price of the Common Shares on the NYSE American as of December 30, 2022 ($6.21), being the last trading day of the year.

Incentive Plan Awards - Value Vested or Earned

Name	Option-Based Awards - Value Vested During the Year (US$)(1)	Share-Based Awards - Value Vested During the Year (US$)(2)(4)	Non-Equity Incentive Plan Compensation - Value Earned During the Year (US$)(3)
Mark S. Chalmers	Nil	854,428	303,600
David C. Frydenlund	Nil	503,171	217,921
Tom L. Brock	Nil	Nil	74,129
John L. Uhrie	Nil	Nil	65,131
Curtis H. Moore	Nil	164,522	62,776

Notes:

(1) No SARs vested during the 2022 year.

(2) These values are calculated as the number of RSUs that vested in 2022 multiplied by the closing price of the Common Shares on the NYSE American as of December 30, 2022, being the last trading day of the year, of $6.21 per Common Share.

(3) These values constitute the cash bonuses earned in 2022 and paid in February 2023.

(4) Messrs. Brock and Uhrie were not yet employed with the Company as of the January 27, 2022 RSU vesting date and, as such, do not have any value vested to report in the table above.

Pension Plan Benefits and Deferred Compensation Plans

The Company does not provide defined pension plan benefits or any other pension plans that provide for payments or benefits at, following or in connection with retirement to its directors or officers.

The Company does not have any deferred compensation plans relating to its NEOs.

The Company has a 401(k) plan for the benefit of all its employees. Under the 401(k) plan employees are entitled to contribute up to statutorily permitted amounts, and the Company matches 100% of contributions up to the first 3% of base salary, and 50% of contributions up to the next 2% of base salary made by each employee into such employee's 401(k) plan.

Employment Agreements and Termination and Change of Control Benefits

The Company has employment agreements with each of its current NEOs, which were negotiated on a case-by-case basis.

A summary of the material terms of each employment agreement, as amended, is set out below.

The events that trigger payment to an NEO on account of a termination or a change of control are negotiated and documented in each employment contract. These benefits attempt to balance the protection of the employee upon the occurrence of such events with the preservation of the executive base in the event such a change of control occurs. As noted below, there are certain circumstances that trigger payment, vesting of stock options, SARs and/or or RSUs, or the provision of other benefits to an NEO upon termination and change of control.

Mark S. Chalmers

Mr. Chalmers's employment agreement (the "Chalmers Agreement"), as amended on March 31, 2023, has a term of two years and will automatically renew for additional one-year terms unless either party provides a notice not to renew at least 90 days prior to the end of the initial two-year term or any subsequent one-year term. Pursuant to the Chalmers Agreement, Mr. Chalmers is currently paid an annual salary of US$564,960 (the "Chalmers Base Salary"), subject to review and increase at the discretion of the Company. Pursuant to the Chalmers Agreement, Mr. Chalmers will act as President and CEO of the Company. The Company is currently in the process of negotiating a potential extension to the term of Mr. Chalmers' employment agreement with the Company.

Mr. Chalmers is also entitled to receive benefits such as health insurance, vacation and other benefits consistent with the Company's benefit plans extended to other employees of the Company with a similar position or of a similar level. In addition, Mr. Chalmers has a cash bonus opportunity during each calendar year with a target equal to 70% (the "Chalmers Target Cash Bonus Percentage") of his Base Salary (the "Chalmers Target Cash Bonus"), in accordance with the Company's STIP, and an equity award opportunity during each calendar year with a target value equal to 120% (the "Chalmers Target Equity Award Percentage") of his Base Salary (the "Chalmers Target Equity Award"), in accordance with the Company's LTIP.

The Company may terminate the Chalmers Agreement for just cause, without just cause or in the event of a disability. Mr. Chalmers may terminate his employment for "good reason" upon occurrence of any of the following: (i) a material reduction or diminution in his level of responsibility or office; (ii) a reduction in the Chalmers Base Salary, Chalmers Target Cash Bonus Percentage or Chalmers Target Equity Award Percentage; or (iii) a proposed forced relocation to another geographic location greater than 50 miles from his current location at the time a move is requested after a change of control.

In the event Mr. Chalmers's employment is terminated by the Company without just cause or upon a disability or by the Company giving a notice not to renew the Chalmers Agreement, or Mr. Chalmers elects to resign for good reason, or upon his death, he or his estate will be entitled to severance pay (the "Chalmers Severance Amount") equal to 2.99 times the sum of the Chalmers Base Salary and the Chalmers Target Cash Bonus for the full year in which the date of termination occurs. The estimated amount payable to Mr. Chalmers in the case of such a termination, assuming that the termination took place on December 31, 2022, would be a cash payment in the amount of the Chalmers Severance Amount of US$2,683,824 (pursuant to the current Chalmers Agreement but based on his base salary as of December 31, 2021).

Further, in the event of a change of control, Mr. Chalmers's employment is terminated and/or the successor entity does not assume and agree to perform all of the Company's obligations under the Chalmers Agreement, then Mr. Chalmers's employment will be deemed to have been terminated without just cause and Mr. Chalmers will be entitled to receive the same Chalmers Severance Amount as described above for a termination without just cause under the normal course. In addition, if Mr. Chalmers's employment is terminated without just cause or for a disability, or Mr. Chalmers elects to resign for good reason, within 12 months after a change of control, then, in addition to the payment of the Chalmers Severance Amount, all of Mr. Chalmers' unvested RSUs will automatically vest, all of Mr. Chalmers's unvested stock options will automatically vest and will be exercisable during the 90-calendar day period following termination, and Mr. Chalmers' SARs will be exercisable during the 270-calendar day period following termination without any change to the performance or vesting conditions which will still need to be met. The estimated Severance Amount payable to Mr. Chalmers in the case of termination upon a change of control would be a cash payment in the amount of US$2,683,824, plus the value attributable to the accelerated vesting of previously issued RSUs payable in Common Shares of the Company of US$2,057,168, totaling US$4,740,992, assuming that the triggering event took place on December 31, 2022 (pursuant to the current Chalmers Agreement but based on his base salary as of December 31, 2022).

The Chalmers Agreement also provides that if any Covered Payments constitute "parachute payments" within the meaning of the Code and would otherwise be subject to the excise tax imposed under Section 4999 of the Code or any Excise Tax, then the Covered Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Covered Payments does not exceed a specified threshold amount (generally an amount equal to three times Mr. Chalmers' average annual compensation from the Company for the five years preceding the year of the change of control).

If Mr. Chalmers voluntarily retires from the Company at any time after February 1, 2023, all of Mr. Chalmers' unvested stock options and RSUs will automatically vest, and all of his SARs will be treated the same as in the case of a termination after a change of control.

Mr. Chalmers is subject to non-solicitation provisions during the term of the Chalmers Agreement and for a period of 12-months after termination, under which Mr. Chalmers may not solicit any business from any customer, client or business relation of the Company, or hire or offer to hire or entice any officer, employee consultant or business relation away from the Company.

David C. Frydenlund

Mr. Frydenlund's employment agreement (the "Frydenlund Agreement"), amended as of March 31, 2023, has a term of two years and will automatically renew for additional one-year terms unless either party provides a notice not to renew at least 90 days prior to the end of the initial two-year term or any subsequent one-year term. Pursuant to the Frydenlund Agreement, Mr. Frydenlund is currently paid an annual salary of US$405,524 (the "Frydenlund Base Salary"), subject to review and increase at the discretion of the Company. Pursuant to the Frydenlund Agreement, Mr. Frydenlund will act as Executive Vice President, Chief Legal Officer and Corporate Secretary of the Company. The Company is currently in the process of negotiating a potential extension to the term of Mr. Frydenlund's employment agreement with the Company.

Mr. Frydenlund is also entitled to receive benefits such as health insurance, vacation and other benefits consistent with the Company's benefit plans extended to other employees of the Company with a similar position or of a similar level. In addition, Mr. Frydenlund has a cash bonus opportunity during each calendar year with a target equal to 60% (the "Frydenlund Target Cash Bonus Percentage") of his Base Salary (the "Frydenlund Target Cash Bonus"), in accordance with the Company's STIP, and an equity award opportunity during each calendar year with a target value equal to 100% (the "Frydenlund Target Equity Award Percentage") of his Base Salary (the "Frydenlund Target Equity Award"), in accordance with the Company's LTIP.

The Company may terminate the Frydenlund Agreement for just cause, without just cause or in the event of a disability. Mr. Frydenlund may terminate his employment for "good reason" upon occurrence of any of the following: (i) a material reduction or diminution in his level of responsibility or office, provided that ceasing to be the CFO shall not constitute a material reduction or diminution in his level of responsibility or office; (ii) a reduction in the Frydenlund Base Salary, Frydenlund Target Cash Bonus Percentage or Frydenlund Target Equity Award Percentage; or (iii) a proposed forced relocation to another geographic location greater than 50 miles from his current location at the time a move is requested after a change of control.

In the event Mr. Frydenlund's employment is terminated by the Company without just cause or upon a disability or by the Company giving a notice not to renew the Frydenlund Agreement, or Mr. Frydenlund elects to resign for good reason, or upon his death, he or his estate will be entitled to severance pay (the "Frydenlund Severance Amount") equal to 2.0 times the sum of the Frydenlund Base Salary and the Frydenlund Target Cash Bonus for the full year in which the date of termination occurs. The estimated amount payable to Mr. Frydenlund in the case of such a termination, assuming that the termination took place on December 31, 2022, would be a cash payment in the amount of the Frydenlund Severance Amount of US$1,212,781 (pursuant to Mr. Frydenlund's current employment agreement but assuming his base salary as of December 31, 2022).

Further, in the event of a change of control, Mr. Frydenlund's employment is terminated and/or the successor entity does not assume and agree to perform all of the Company's obligations under the Frydenlund Agreement, then Mr. Frydenlund's employment will be deemed to have been terminated without just cause and Mr. Frydenlund will be entitled to receive the same Frydenlund Severance Amount, as described above for a termination without just cause under the normal course. In addition, if Mr. Frydenlund's employment is terminated without just cause or for a disability, or Mr. Frydenlund elects to resign for good reason, within 12 months after a change of control, then, in addition to the payment of the Frydenlund Severance Amount, all of Mr. Frydenlund's unvested RSUs will automatically vest, all of Mr. Frydenlund's unvested stock options will automatically vest and will be exercisable during the 90-calendar day period following termination, and Mr. Frydenlund's SARs will be exercisable during the 270-calendar day period following termination without any change to the performance or vesting conditions which will still need to be met. The estimated Severance Amount payable to Mr. Frydenlund in the case of termination upon a change of control would be a cash payment in the amount of US$1,212,781, plus the value attributable to the accelerated vesting of previously issued RSUs payable in Common Shares of the Company of US$1,126,718, totaling US$2,339,499, assuming that the triggering event took place on December 31, 2022 (pursuant to the current Frydenlund Agreement but assuming his base salary as of December 31, 2022).

The Frydenlund Agreement also provides that if any Covered Payments constitute "parachute payments" within the meaning of the Code and would otherwise be subject to the excise tax imposed under Section 4999 of the Code or any Excise Tax, then the Covered Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Covered Payments does not exceed a specified threshold amount (generally an amount equal to three times Mr. Frydenlund's average annual compensation from the Company for the five years preceding the year of the change of control).

In addition to payment of the Frydenlund Severance Amount and other amounts in either of the circumstances set out above, the Frydenlund Agreement also provides that in the event of any termination, the Company will reimburse all direct costs of relocating Mr. Frydenlund and his family to Canada, provided such relocation occurs within 14 months from the date of termination. Such reimbursement will not apply to the extent the costs contemplated are paid by another employer.

Mr. Frydenlund is subject to non-solicitation provisions during the term of the Frydenlund Agreement and for a period of 12-months after termination, under which Mr. Frydenlund may not solicit any business from any customer, client or business relation of the Company, or hire or offer to hire or entice any officer, employee consultant or business relation away from the Company.

Tom L. Brock

Mr. Brock's employment agreement (the "Brock Agreement"), dated as of July 11, 2022, as amended on March 31, 2023, has a term of two years and will automatically renew for additional one-year terms unless either party provides a notice not to renew at least 90 days prior to the end of the initial two-year term or any subsequent one-year term. Pursuant to the Brock Agreement, Mr. Brock is currently paid an annual salary of US$351,346 (the "Brock Base Salary"), subject to review and increase at the discretion of the Company. Pursuant to the Brock Agreement, Mr. Brock will act as CFO of the Company.

Mr. Brock is also entitled to receive benefits such as health insurance, vacation and other benefits consistent with the Company's benefit plans extended to other employees of the Company with a similar position or of a similar level. In addition, Mr. Brock has a cash bonus opportunity during each calendar year with a target equal to 50% (the "Brock Target Cash Bonus Percentage") of his Base Salary (the "Brock Target Cash Bonus"), in accordance with the Company's STIP, and an equity award opportunity during each calendar year with a target value equal to 75% (the "Brock Target Equity Award Percentage") of his Base Salary (the "Brock Target Equity Award"), in accordance with the Company's LTIP.

The Company may terminate the Brock Agreement for just cause, without just cause or in the event of a disability. Mr. Brock may terminate his employment for "good reason" upon occurrence of any of the following: (i) a material reduction or diminution in his level of responsibility or office, provided that ceasing to be the CFO shall not constitute a material reduction or diminution in his level of responsibility or office; (ii) a reduction in the Brock Base Salary, Brock Target Cash Bonus Percentage or Brock Target Equity Award Percentage; or (iii) a proposed forced relocation to another geographic location greater than 50 miles from his current location at the time a move is requested after a change of control.

In the event Mr. Brock's employment is terminated by the Company without just cause or upon a disability or by the Company giving a notice not to renew the Brock Agreement, or Mr. Brock elects to resign for good reason, or upon his death, he or his estate will be entitled to severance pay (the "Brock Severance Amount") equal to 2.0 times the sum of the Brock Base Salary and the Brock Target Cash Bonus for the full year in which the date of termination occurs. The estimated amount payable to Mr. Brock in the case of such a termination, assuming that the termination took place on December 31, 2022, would be a cash payment in the amount of the Brock Severance Amount of US$1,020,000 (pursuant to Mr. Brock's current employment agreement but assuming his base salary as of December 31, 2022).

Further, in the event of a change of control, Mr. Brock's employment is terminated and/or the successor entity does not assume and agree to perform all of the Company's obligations under the Brock Agreement, then Mr. Brock's employment will be deemed to have been terminated without just cause and Mr. Brock will be entitled to receive the same Brock Severance Amount, as described above for a termination without just cause under the normal course. In addition, if Mr. Brock's employment is terminated without just cause or for a disability, or Mr. Brock elects to resign for good reason, within 12 months after a change of control, then, in addition to the payment of the Brock Severance Amount, all of Mr. Brock's unvested RSUs will automatically vest, all of Mr. Brock's unvested stock options will automatically vest and will be exercisable during the 90-calendar day period following termination, and Mr. Brock's SARs will be exercisable during the 270-calendar day period following termination without any change to the performance or vesting conditions which will still need to be met. The estimated Severance Amount payable to Mr. Brock in the case of termination upon a change of control would be a cash payment in the amount of US$1,020,000, plus the value attributable to the accelerated vesting of previously issued RSUs payable in Common Shares of the Company of US$185,021, totaling US$1,205,021, assuming that the triggering event took place on December 31, 2022 (pursuant to the current Brock Agreement but assuming his base salary as of December 31, 2022).

The Brock Agreement also provides that if any Covered Payments constitute "parachute payments" within the meaning of the Code and would otherwise be subject to the excise tax imposed under Section 4999 of the Code or any Excise Tax, then the Covered Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Covered Payments does not exceed a specified threshold amount (generally an amount equal to three times Mr. Brock's average annual compensation from the Company for the five years preceding the year of the change of control).

Mr. Brock is subject to non-solicitation provisions during the term of the Brock Agreement and for a period of 12-months after termination, under which Mr. Brock may not solicit any business from any customer, client or business relation of the Company, or hire or offer to hire or entice any officer, employee consultant or business relation away from the Company.

John L. Uhrie

Mr. Uhrie's employment agreement (the "Uhrie Agreement"), dated as of June 24, 2022, as amended on March 31, 2023, has a term of two years and will automatically renew for additional one-year terms unless either party provides a notice not to renew at least 90 days prior to the end of the initial two-year term or any subsequent one-year term. Pursuant to the Uhrie Agreement, Mr. Uhrie is currently paid an annual salary of US$351,346 (the "Uhrie Base Salary"), subject to review and increase at the discretion of the Company. Pursuant to the Uhrie Agreement, Mr. Uhrie will act as CCO of the Company.

Mr. Uhrie is also entitled to receive benefits such as health insurance, vacation and other benefits consistent with the Company's benefit plans extended to other employees of the Company with a similar position or of a similar level. In addition, Mr. Unrie has a cash bonus opportunity during each calendar year with a target equal to 50% (the "Uhrie Target Cash Bonus Percentage") of his Base Salary (the "Uhrie Target Cash Bonus"), in accordance with the Company's STIP, and an equity award opportunity during each calendar year with a target value equal to 75% (the "Uhrie Target Equity Award Percentage") of his Base Salary (the "Uhrie Target Equity Award"), in accordance with the Company's LTIP.

The Company may terminate the Uhrie Agreement for just cause, without just cause or in the event of a disability. Mr. Uhrie may terminate his employment for "good reason" upon occurrence of any of the following: (i) a material reduction or diminution in his level of responsibility or office, provided that ceasing to be the COO shall not constitute a material reduction or diminution in his level of responsibility or office; (ii) a reduction in the Uhrie Base Salary, Uhrie Target Cash Bonus Percentage or Uhrie Target Equity Award Percentage; or (iii) a proposed forced relocation to another geographic location greater than 50 miles from his current location at the time a move is requested after a change of control.

In the event Mr. Uhrie's employment is terminated by the Company without just cause or upon a disability or by the Company giving a notice not to renew the Uhrie Agreement, or Mr. Uhrie elects to resign for good reason, or upon his death, he or his estate will be entitled to severance pay (the "Uhrie Severance Amount") equal to 2.0 times the sum of the Uhrie Base Salary and the Uhrie Target Cash Bonus for the full year in which the date of termination occurs. The estimated amount payable to Mr. Uhrie in the case of such a termination, assuming that the termination took place on December 31, 2022, would be a cash payment in the amount of the Uhrie Severance Amount of US$1,020,000 (pursuant to Mr. Uhrie's current employment agreement but assuming his base salary as of December 31, 2022).

Further, in the event of a change of control, Mr. Uhrie's employment is terminated and/or the successor entity does not assume and agree to perform all of the Company's obligations under the Uhrie Agreement, then Mr. Uhrie's employment will be deemed to have been terminated without just cause and Mr. Uhrie will be entitled to receive the same Uhrie Severance Amount, as described above for a termination without just cause under the normal course. In addition, if Mr. Uhrie's employment is terminated without just cause or for a disability, or Mr. Uhrie elects to resign for good reason, within 12 months after a change of control, then, in addition to the payment of the Uhrie Severance Amount, all of Mr. Uhrie's unvested RSUs will automatically vest, all of Mr. Uhrie's unvested stock options will automatically vest and will be exercisable during the 90-calendar day period following termination, and Mr. Uhrie's SARs will be exercisable during the 270-calendar day period following termination without any change to the performance or vesting conditions which will still need to be met. The estimated Severance Amount payable to Mr. Uhrie in the case of termination upon a change of control would be a cash payment in the amount of US$1,020,000, plus the value attributable to the accelerated vesting of previously issued RSUs payable in Common Shares of the Company of US$131,900, totaling US$1,151,900, assuming that the triggering event took place on December 31, 2022 (pursuant to the current Uhrie Agreement but assuming his base salary as of December 31, 2022).

The Uhrie Agreement also provides that if any Covered Payments constitute "parachute payments" within the meaning of the Code and would otherwise be subject to the excise tax imposed under Section 4999 of the Code or any Excise Tax, then the Covered Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Covered Payments does not exceed a specified threshold amount (generally an amount equal to three times Mr. Uhrie's average annual compensation from the Company for the five years preceding the year of the change of control).

Mr. Uhrie is subject to non-solicitation provisions during the term of the Uhrie Agreement and for a period of 12-months after termination, under which Mr. Uhrie may not solicit any business from any customer, client or business relation of the Company, or hire or offer to hire or entice any officer, employee consultant or business relation away from the Company.

Curtis H. Moore

Mr. Moore's employment agreement (the "Moore Agreement"), effective October 6, 2017, as amended on March 31, 2023, has a term of two years and will automatically renew for additional one-year terms unless either party provides a notice not to renew at least 90 days prior to the end of the initial two-year term or any subsequent one-year term. Pursuant to the Moore Agreement, Mr. Moore is currently paid an annual salary of US$280,000 (the "Moore Base Salary"), subject to review and increase at the discretion of the Company. Pursuant to the Moore Agreement, Mr. Moore will act as Senior Vice President, Marketing and Corporate Development of the Company.

Mr. Moore is also entitled to receive benefits such as health insurance, vacation and other benefits consistent with the Company's benefit plans extended to other employees of the Company with a similar position or of a similar level. In addition, Mr. Moore has a cash bonus opportunity during each calendar year with a target equal to 50% (the "Moore Target Cash Bonus Percentage") of his Base Salary (the "Moore Target Cash Bonus"), in accordance with the Company's STIP, and an equity award opportunity during each calendar year with a target value equal to 75% (the "Moore Target Equity Award Percentage") of his Base Salary (the "Moore Target Equity Award"), in accordance with the Company's LTIP.

The Company may terminate the Moore Agreement for just cause, without just cause or in the event of a disability. Mr. Moore may terminate his employment for "good reason" upon occurrence of any of the following: (i) a material reduction or diminution in his level of responsibility or office; (ii) a reduction in the Moore Base Salary; or (iii) a proposed forced relocation to another geographic location greater than 50 miles from his current location at the time a move is requested after a change of control.

In the event Mr. Moore's employment is terminated by the Company without just cause or upon a disability or by the Company giving a notice not to renew the Moore Agreement, or Mr. Moore elects to resign for good reason, or upon his death, he or his estate will be entitled to severance pay (the "Moore Severance Amount") equal to 2.0 (the Moore Severance Factor") times the sum of the Moore Base Salary for the full year in which the date of termination occurs and an amount equal to the greater of: (A) the Moore Severance Factor multiplied by the highest total aggregate cash bonus paid to Mr. Moore in any one of the last three years or the year in which Mr. Moore's termination occurs; or (B) fifteen percent of the Moore Base Salary in effect at the time of such termination. The estimated Moore Severance Amount payable to Mr. Moore in the case of such a termination, assuming that the termination took place on December 31, 2022, would be a cash payment in the amount of US$655,059 (pursuant to Mr. Moore's current employment agreement but assuming his base salary as of December 31, 2022).

Further, in the event of a change of control, Mr. Moore's employment is terminated and/or the successor entity does not assume and agree to perform all of the Company's obligations under the Moore Agreement, then Mr. Moore's employment will be deemed to have been terminated without just cause and Mr. Moore will be entitled to receive the same Moore Severance Amount as described above for a termination without just cause under the normal course. In addition, if Mr. Moore's employment is terminated without just cause or for a disability, or Mr. Moore elects to resign for good reason, within 12 months after a change of control, then, in addition to the payment of the Moore Severance Amount described above, all of Mr. Moore's unvested RSUs will automatically vest, all of Mr. Moore's unvested stock options will automatically vest and will be exercisable during the 90-calendar day period following termination, and Mr. Moore's SARs will be exercisable during the 270-calendar day period following termination without any change to the performance or vesting conditions which will still need to be met. The estimated Severance Amount payable to Mr. Moore in the case of termination upon a change of control would be a cash payment in the amount of US$655,059, plus the value attributable to the accelerated vesting of previously issued RSUs payable in Common Shares of the Company of US$131,900, totaling US$786,959, assuming that the triggering event took place on December 31, 2022 (pursuant to the current Moore Agreement, but assuming his base salary as of December 31, 2022).

The Moore Agreement also provides that if any Covered Payments constitute "parachute payments" within the meaning of the Code and would otherwise be subject to the excise tax imposed under Section 4999 of the Code or any Excise Tax, then the Covered Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Covered Payments does not exceed a specified threshold amount (generally an amount equal to three times Mr. Moore's average annual compensation from the Company for the five years preceding the year of the change of control).

Mr. Moore is subject to non-solicitation provisions during the term of the Moore Agreement and for a period of 12-months after termination, under which Mr. Moore may not solicit any business from any customer, client or business relation of the Company, or hire or offer to hire or entice any officer, employee consultant or business relation away from the Company, except however, that Mr. Moore may solicit any utility customer, trading partner, intermediary, broker, investor, strategic partner, joint venture partner, or other similar entity for new business that does not conflict with any active negotiations that were ongoing by the Company at the time of the termination.

COMPENSATION COMMITTEE REPORT

Based on the Compensation Committee's review of the Compensation Discussion and Analysis and discussions with the Board and the Company's management, the Compensation Committee recommended that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the members of the Compensation Committee of the Board:

Benjamin Eshleman III
Bruce D. Hansen

Jaqueline Herrera
Robert W. Kirkwood, Chair

DIRECTOR COMPENSATION

Director Compensation Table

The Company's policy with respect to directors' compensation was developed by the Board, on the recommendation of the Compensation Committee. The following table sets forth the compensation awarded, paid to or earned by the directors of the Company during the most recently completed fiscal year. Directors of the Company who are also officers or employees of the Company are not compensated for service on the Board; therefore, no fees were payable to Mark S. Chalmers for his service as a director of the Company in 2022.

Name(1)	Fees Earned (US$)(2)	Share- Based Awards (US$)(3)	Option- Based Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Nonqualified Deferred Compensation Earnings (US$)	Pension Value (US$)	All Other Compen- sation (US$)	Total (US$)
J. Birks Bovaird	58,080	116,160	Nil	Nil	Nil	Nil	Nil	174,240
Benjamin Eshleman III	48,400	96,799	Nil	Nil	Nil	Nil	Nil	145,199
Ivy V. Estabrooke	41,478(4)	82,957	Nil	Nil	Nil	Nil	Nil	124,435
Barbara A. Filas	48,400	96,799	Nil	Nil	Nil	Nil	Nil	145,199
Bruce D. Hansen	44,528	89,057	Nil	Nil	Nil	Nil	Nil	133,585
Jaqueline Herrera	26,961(4)	53,922	Nil	Nil	Nil	Nil	Nil	80,883
Dennis Higgs	44,528	89,057	Nil	Nil	Nil	Nil	Nil	133,585
Robert W. Kirkwood	48,400	96,799	Nil	Nil	Nil	Nil	Nil	145,199
Alexander G. Morrison	54,208	108,415	Nil	Nil	Nil	Nil	Nil	162,623

Notes:

(1) As President and CEO, Mr. Chalmers was not paid any fees for acting as a director and is therefore not represented on the Director Compensation Table.

(2) All fees were calculated in U.S. dollars. Messrs. Bovaird and Higgs were then paid in Cdn$ equivalents based on rates at the time of payment.

(3) The share-based awards were comprised of RSUs, which were granted during 2022. One half of the RSUs issued in 2022 vested on January 27, 2023, another 25% will vest on January 27, 2024 and the remaining 25% will vest on January 27, 2025. Upon vesting, each RSU entitles the holder thereof to one Common Share without the payment of any additional consideration.

(4) Dr. Estabrooke commenced her directorship on January 25, 2022 and Ms. Herrera commenced her directorship on May 25, 2022 and, as such, their fees earned represent a prorated portion of the standard 2022 Director's Fee of $44,528 to account for their number of days actually served, respectively.

Retainer and Meeting Fees

The Company's director compensation program is designed to enable the Company to attract and retain highly qualified individuals to serve as directors. Based on advice from the Harlon Group, to ensure that the compensation payable to the Company's directors is in line with the peer group used for determining NEO compensation, and on recommendation of the Compensation Committee, during 2022, the compensation payable to directors, which is paid only to non-employee directors, was:

• annual retainer for Board member of US$44,528;

• annual retainer for committee (other than Audit Committee) Chairs of US$48,400;

• annual retainer for Audit Committee Chair of US$54,208;

• annual retainer for Chair of the Board of US$58,080;

• reimbursement of related travel and out-of-pocket expenses; and

• no additional fees for attendance at Board or committee meetings.

Incentive Plan Awards

The table below shows the number of stock options and RSUs outstanding for each director (other than Mr. Chalmers) and their value as of December 31, 2022 based on the last trade of the Common Shares on the NYSE American prior to the close of business on December 31, 2022 of $6.21 (reflects the closing price on December 30, 2022, as December 31, 2022 was a Saturday, so the NYSE American was closed).

Outstanding Share-Based Awards and Option-Based Awards as of December 31, 2022

Name(2)	Option-Based Awards					Share-Based Awards(1)
	Number of Securities Underlying Unexercised Options Exercisable (3)	Number of Securities Underlying Unexercised Options Unexer- cisable(3)	Number of Securities Underlying Un- exercised Unearned Options	Option Exercise Price (US$)(3)	Option Expir- ation Date	Number of Shares or Units of Shares that Have Not Vested	Market Value of Share- Based Awards that Have Not Vested (US$)	Number of Un- earned Share- Based Awards that Have Not Vested	Market or Payout Value of Unearned Share- Based Awards that Have Not Vested (US$)
J. Birks Bovaird (Chair)	Nil	Nil	Nil	Nil	Nil	41,811	259,646	Nil	Nil
Benjamin Eshleman III	Nil	Nil	Nil	Nil	Nil	34,842	216,369	Nil	Nil
Ivy V. Estabrooke	Nil	Nil	Nil	Nil	Nil	12,858	79,848	Nil	Nil
Barbara A. Filas	Nil	Nil	Nil	Nil	Nil	34,843	216,375	Nil	Nil
Bruce D. Hansen	Nil	Nil	Nil	Nil	Nil	35,986	255,970	Nil	Nil
Jaqueline Herrera	Nil	Nil	Nil	Nil	Nil	8,333	51,748	Nil	Nil
Dennis Higgs(4)	27,412 18,615	Nil	Nil	4.79 4.48	07/11/2023 01/16/2025	32,055	199,062	Nil	Nil
Robert W. Kirkwood	Nil	Nil	Nil	Nil	Nil	34,843	216,369	Nil	Nil
Alexander G. Morrison	Nil	Nil	Nil	Nil	Nil	35,048	155,542	Nil	Nil

Notes:

(1) The share-based awards were comprised of RSUs, which were granted during 2020, 2021 and 2022. One half of the RSUs vest on the January 27 following the first anniversary of the date of grant, another 25% vest on the January 27 following the second anniversary of the date of grant and the remaining 25% vest on the January 27 following the third anniversary of the date of grant. Upon vesting, each RSU entitles the holder thereof to one Common Share without the payment of any additional consideration.

(2) As President and CEO, Mr. Chalmers is not paid any fees or equity grants for acting as a director.

(3) On November 5, 2013, the Company amended its Articles of Incorporation to consolidate its issued and outstanding, freely tradable Common Shares of the Company on the basis of one post-consolidation Common Share for every 50 pre-consolidation Common Shares (the "Consolidation"). The number of options and the exercise price of the options reported above have been adjusted to take into account the Consolidation.

(4) Mr. Higgs was one of the founding Directors and subsequently Executive Chairman of Uranerz Energy Corporation ("Uranerz") before it merged with the Company in June 2015. Hr. Higgs' Options were originally issued to him by Uranerz and were continued under the Company's Omnibus Plan pursuant to the terms of the merger. The Options have a term of ten years.

Incentive Plan Awards - Value Vested or Earned During the 12-Month Period Ended December 31, 2022

Name(1)	Option-Based Awards - Value Vested During the Year (US$)	Share-Based Awards - Value Vested During the Year (US$)(2)	Non-Equity Incentive Plan Compensation - Value Earned During the Year (US$)
J. Birks Bovaird	Nil	90,406	Nil
Benjamin Eshleman III	Nil	73,293	Nil
Barbara A. Filas	Nil	74,728	Nil
Bruce D. Hansen	Nil	83,697	Nil
Dennis L. Higgs	Nil	68,749	Nil
Robert W. Kirkwood	Nil	74,728	Nil
Alexander G. Morrison	Nil	59,164	Nil

Notes:

(1) Mark S. Chalmers, the current President and CEO of the Company, was appointed to the Board on February 1, 2018. As President and CEO, Mr. Chalmers will not be paid any fees or equity grants for acting as a director and is therefore not represented on the foregoing table.

(2) The value of share-based awards vesting reported herein reflect previously granted RSUs that vested in 2022 and include the value of those shares withheld from issuance to cover the Directors' respective tax withholding obligations (with the exception of U.S.-based Directors, who are not considered employees of the Company).

Share Ownership Requirement

At its meeting held on January 23, 2014, the Board adopted a share ownership requirement for Board members. It provides that all non-employee directors must own a requisite number of Common Shares by the later of five years from the commencement of their directorship or the date on which the Common Share ownership requirement was adopted. Under this requirement, non-employee directors are required to own Common Shares with a value equal to twice (2x) the value of their annual director retainers. The Common Shares are valued at the higher of the price they were acquired or the year-end closing price of the Common Shares on the Toronto Stock Exchange ("TSX") or NYSE American for the previous year. Further, until such time as a non-employee director reaches his or her share ownership requirement, the non-employee director is required to hold 50% of all Common Shares received upon the exercise of stock options or SARs (net of any Common Shares utilized to pay for the exercise price of the option and tax withholding) or upon the vesting of RSUs (net of any shares utilized to pay for tax withholding), and shall not otherwise sell or transfer any Common Shares.

Shares that count toward satisfaction of this share ownership requirement, referred to as the "Qualifying Shares," include:

  Common Shares purchased on the open market;
  Common Shares obtained through stock option or SAR exercises pursuant to the Company's Equity Incentive Plan, as amended from time to time;
  Common Shares obtained upon the vesting of RSUs granted pursuant to the Equity Incentive Plan;
  Common Shares owned by a company that is controlled by the non-employee director; and
  Common Shares owned by the spouse or a child of the non-employee director.

This requirement does not apply to a nominee of a shareholder of the Company pursuant to a contractual right of the shareholder to nominate one or more directors to the Board. In instances where the share ownership requirement is deemed inappropriate for, or would place a severe hardship on, a non-employee director, the Governance and Nominating Committee may recommend to the Board that it exempt that non-employee director from all or part of this requirement or, alternatively, that it develop an alternative share ownership requirement that reflects both the intention of the requirement and the personal circumstances of the non-employee director. A non-employee director who does not meet the share ownership requirements in the prescribed time period may be asked to resign from the Board and may not be re-nominated.

All of the directors of the Company are currently in compliance with this policy.

Director Share Ownership Requirement

Until such time as a Non-Employee Director reaches the share ownership requirement, the Non-Employee Director is required to hold 50% of all Common Shares received upon exercise of stock options or SARs (net of any shares utilized to pay for the exercise price of the option or SAR and tax withholding) or upon the vesting of RSUs (net of any shares utilized to pay for tax withholding), and shall not otherwise sell or transfer any Qualifying Shares.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2022, concerning stock options, RSUs and SARs outstanding pursuant to the Equity Incentive Plan, as well as outstanding Uranerz Replacement Options (defined below, see "Uranerz Replacement Options"), which have been approved by shareholders:

Plan Category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights (US$)(1)(3)	Number of Common Shares remaining available for future issuance(1)
Equity compensation plans approved by security holders	3,967,870 (2)(4)(5)(6)	$3.87 (7)	11,800,383
Equity compensation plans not approved by security holders	Nil	NA	Nil
Total	3,967,870	$3.87	11,800,383

Notes:

(1) The number of Common Shares, and the exercise price thereof, have been adjusted to take into account the Consolidation. There are no warrants outstanding at this time.

(2) Includes 767,677 stock options and 747,425 RSUs. With a few exceptions, each RSU vests annually at approximately the following intervals: as to 50% on January 27 approximately one year after the date of grant, as to another 25% on January 27 approximately two years after the date of grant and as to the remaining 25% on January 27 approximately three years after the date of grant. Upon vesting, each RSU entitles the holder to receive one Common Share without any additional payment.

(3) 747,425 RSUs have been excluded from the weighted average exercise price because they have no exercise price.

(4) Includes 1,658,961 SARs granted in 2019 and earned in 2018 (excluding any SARs granted but since forfeited). Each SAR granted entitles the holder, on exercise, to a payment in cash or shares (at the election of the Company) equal to the difference between the market price of the Common Shares at the time of exercise and $2.92 (the market price at the time of grant) over a five-year period, but vest only upon the achievement of the following performance goals: as to one-third of the SARs granted upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equalling or exceeding $5.00 for any continuous 90-calendar-day period; as to an additional one-third of the SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equalling or exceeding $7.00 for any continuous 90-calendar-day period; and as to the final one-third of the SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equalling or exceeding $10.00 for any continuous 90-calendar-day period. Further, notwithstanding the foregoing vesting schedule, no SARs were able to be exercised by the holder for an initial period of one year from the date of grant; the date first exercisable being January 22, 2020. As of December 31, 2022, the first two performance goals had been achieved with the underlying SARs now vested. These SARs are currently in the last year of their five-year term.

(5) Includes 793,807 SARs granted in 2022 and earned in 2021 (excluding any SARs granted but since forfeited). Each SAR granted entitles the holder, on exercise, to a payment in cash or shares (at the election of the Company) equal to the difference between the market price of the Common Shares at the time of exercise and $6.47 (the market price at the time of grant) over a five-year period, but vest only upon the achievement of the following performance goals: as to one-third of the SARs granted upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equaling or exceeding $12.00 for any continuous 90-calendar-day period; as to an additional one-third of the SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equaling or exceeding $14.00 for any continuous 90-calendar-day period; and as to the final one-third of the SARs granted, upon the 90-calendar-day VWAP of the Common Shares on the NYSE American equaling or exceeding $16.00 for any continuous 90-calendar-day period. Further, notwithstanding the foregoing vesting schedule, no SARs were able to be exercised by the holder for an initial period of one year from the date of grant; the date first exercisable being January 25, 2023. As of December 31, 2022, none of the performance goals had been achieved and none of the underlying SARs have vested.

(6) While the January 2023 grants of SARs discussed above were earned in 2022, they had not yet been awarded as of December 31, 2022 and, as such, are not reflected in the Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights. For purposes of this table, all equity is reported in the year granted, not necessarily earned. As of March 31, 2023, none of the 2023 SARs have vested.

(7) Represents a weighted average exercise price of: (i) $2.32, which is the weighted average exercise price of stock options and SARs pursuant to the Omnibus Equity Incentive Plan, which is inclusive of (ii) $4.64, which is the weighted average exercise price of the Uranerz Replacement Stock Options.

There are no compensation plans under which equity securities of the Company are authorized for issuance that were adopted without the approval of the Company's shareholders.

2021 Amended and Restated Omnibus Equity Incentive Compensation Plan

Summary of Equity Incentive Plan

The following is a summary of the principal terms of the Equity Incentive Plan, which is qualified in its entirety by reference to the text of the Equity Incentive Plan. The Board or a committee authorized by the Board (as applicable, the "Committee") is responsible for administering the Equity Incentive Plan.

The annual burn rate under the Equity Incentive Plan, as defined by Section 613(p) of the TSX Company Manual, is the number of securities granted under the arrangement during the applicable fiscal year divided by the weighted average number of securities outstanding for the applicable fiscal year, for the years ended December 31, 2022, 2021 and 2020, respectively, are as follows:(1)

	2022	2021	2020
Weighted Average Number of Securities Outstanding	157,343,250	146,904,524	121,168,136
Options Granted	118,318	169,310	711,414
RSUs Granted	411,467	441,241	740,998
SARs Granted	833,315	Nil(2)	Nil
Total Securities Awarded under the Arrangement	1,363,100	610,551	1,452,412
Burn Rate	0.9%	0.4%	1.2%

Notes:

(1)  For purposes of this table, all equity is reported in the year granted, not necessarily earned.

(2) While the January 2023 grants of SARs discussed above were earned in 2022, they had not yet been awarded as of December 31, 2022 and, as such, are not reflected in the Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.

The Equity Incentive Plan will permit the Committee to grant awards ("Awards") to eligible participants thereunder ("Participants") for non-qualified stock options ("NQSOs"), incentive stock options ("ISOs" and together with NQSOs, "Options"), SARs, restricted stock ("Restricted Stock"), RSUs, deferred share units ("DSUs"), performance shares ("Performance Shares"), performance units ("Performance Units") and stock-based awards ("SBAs") to Eligible Participants.

The number of Common Shares reserved for issuance under the Equity Incentive Plan shall not exceed 10% of the then-issued and outstanding Common Shares from time to time. Subject to applicable law, the requirements of the TSX or the NYSE American and any shareholder or other approval which may be required, the Board may in its discretion amend the Plan to increase such limit without notice to any Participants. The number of Common Shares reserved for issuance to insiders of the Company pursuant to the Equity Incentive Plan, together with all other share compensation arrangements, shall not exceed 10% of the outstanding Common Shares. Within any one-year period, the number of Common Shares issued to insiders pursuant to the Equity Incentive Plan and all other share compensation arrangements of the Company will not exceed an aggregate of 10% of the outstanding Common Shares.

Pursuant to the rules of the TSX, since the Equity Incentive Plan provides for a maximum number of Common Shares issuable thereunder based on a percentage of the outstanding Common Shares from time to time, the Equity Incentive Plan must be renewed by approval of the shareholders of the Company every three years.

Vesting Requirements

Vesting requirements for each Award is determined at the discretion of the Board or Committee, as applicable, provided that:

(a) Annual or regularly scheduled grants of Awards to Participants that are Employees or Directors shall generally have a minimum vesting period of at least one year;

(b) Initial grants of Awards to Employees or Directors who commence employment or appointment to the Board between annual or regularly scheduled grants of Awards may, at the discretion of the Committee, have a vesting period of less than one year in order to tie to the vesting schedule applicable to the most recent annual or regularly scheduled grants of Awards to other Employees and Directors; and

(c) Any special or extraordinary Awards to Participants shall have vesting schedules as determined by the Committee to be appropriate for the special or extraordinary circumstances of the Awards.

Options

The exercise price for any Option granted pursuant to the Equity Incentive Plan will be determined by the Committee and specified in the Award Agreement, provided however, that the price will not be less than the fair market value (the "FMV") of the Common Shares on the day of grant (which cannot be less than the greater of (a) the volume weighted average trading price of the Common Shares on the TSX or the NYSE American for the five trading days immediately prior to the grant date; or (b) the closing price of the Common Shares on the TSX or the NYSE American on the trading day immediately prior to the grant date), provided further, that the exercise price for an ISO granted to a holder of 10% or more of the Common Shares (a "Significant Shareholder") shall not be less than 110% of the FMV.

Options will expire at such time as the Committee determines at the time of grant; provided, no Option will be exercisable later than the tenth anniversary date of its grant and, provided further, no ISO granted to a Significant Shareholder shall be exercisable after the expiration of five years from the date of grant, except where the expiry date of any NQSO would occur in a blackout period or within five days after the end of a blackout period, in which case the expiry date will be automatically extended to the tenth business day following the last day of a blackout period.

Stock Appreciation Rights

A SAR entitles the holder to receive the difference between the FMV of a Common Share on the date of exercise and the grant price. The grant price of an SAR will be determined by the Committee and specified in the Award Agreement. The price will not be less than the FMV of the Common Shares on the day of grant.

Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount representing the difference between the FMV of the underlying Common Shares on the date of exercise over the grant price. At the discretion of the Committee, the payment may be in cash, Common Shares, or some combination thereof.

Restricted Stock and Restricted Stock Units

Restricted Stock are awards of Common Shares that are subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or the occurrence of other events, over a period of time, as determined by the Committee. RSUs are similar to Restricted Stock but provide a right to receive Common Shares or cash, or a combination of the two, upon settlement.

To the extent required by law, holders of Restricted Stock shall have voting rights during the restricted period; however, holders of RSUs shall have no voting rights until and unless Common Shares are issued on the settlement of such RSUs.

Deferred Share Units

DSUs are awards denominated in units that provide the holder with a right to receive Common Shares or cash or a combination of the two upon settlement.

Performance Shares and Performance Share Units

Performance Shares are awards, denominated in Common Shares, the value of which, at the time they are payable, are determined as a function of the extent to which corresponding performance criteria have been achieved. Performance Units are equivalent to Performance Shares but are denominated in units. The extent to which the performance criteria are met will determine the ultimate value and/or number of Performance Shares or Performance Units that will be paid to the Participant.

The Committee may pay earned Performance Shares or Performance Units in the form of cash or Common Shares equal to the value of the Performance Share or Performance Unit at the end of the performance period. The Committee may determine that holders of Performance Shares or Performance Units be credited with consideration equivalent to dividends declared by the Board and paid on outstanding Common Shares.

Stock-Based Awards

The Committee may, to the extent permitted by the NYSE American and the TSX, as applicable, grant other types of equity-based or equity-related Awards not otherwise described by the terms of the Equity Incentive Plan in such amounts and subject to such terms and conditions as the Committee determines. Such SBAs may involve the transfer of actual Common Shares to Participants, or payment in cash or otherwise of amounts based on the value of Common Shares.

Cessation of Awards

Upon termination of the Participant's employment or term of office or engagement with the Company for any reason other than death: (i) any of the Options held by the Participant that are exercisable on the termination date continue to be exercisable until the earlier of three months (six months in the case of a voluntary retirement) after the termination date and the date on which the exercise period of the Option expires, and any Options that have not vested at the termination date shall immediately expire; (ii) any RSUs held by a Participant that have vested at the termination date will be paid to the Participant and any RSUs that have not vested at the termination date will be immediately cancelled unless otherwise determined by the Committee ; and (iii) the treatment for all other types of Awards shall be as set out in the applicable Award agreement.

Corporate Reorganization and Change of Control

In connection with a Corporate Reorganization, the Committee will have the discretion to permit a holder of Options to purchase, and the holder shall be required to accept, on the exercise of such Option, in lieu of Common Shares, securities or other property that the holder would have been entitled to receive as a result of the Corporate Reorganization if that holder had owned all Common Shares that were subject to the Option.

In the event of a Change of Control (as defined in the Equity Incentive Plan), subject to applicable laws and rules and regulations of a national exchange or market on which the Common Shares are listed or as otherwise provided in any Award agreement, (a) all Options and SARs shall be accelerated to become immediately exercisable; (b) all restrictions imposed on Restricted Stock and RSUs shall lapse and RSUs shall be immediately settled and payable; (c) target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, performance-based RSUs, Performance Units and Performance Shares shall be deemed to have been fully earned; (d) the vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change of Control (or another time as determined to be appropriate in the Committee's reasonable discretion) and shall be paid out to Participants within thirty (30) days following the effective date of the Change of Control; (e) Awards denominated in cash shall be paid to Participants in cash within thirty (30) days following the effective Change of Control; (f) unless otherwise specifically provided in a written agreement entered into between the Participant and the Company or an Affiliate, the Committee shall immediately cause all other Stock-Based Awards to vest and be paid out as determined by the Committee; and (g) the Committee will have discretion to cancel all outstanding Awards, and the value of such Awards will be paid in cash based on the change of control price.

Notwithstanding the above, no acceleration of vesting, cancellation, lapsing of restrictions, payment of an Award, cash settlement or other payment will occur with respect to an Award if the Committee determines, in good faith, that the Award will be honored, assumed or substituted by a successor Company, provided that such honored, assumed or substituted Award must: (a) be based on stock which is traded on the NYSE American and/or the TSX or another established securities market in the United States; (b) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award; (c) recognize, for the purpose of vesting provisions, the time that the Award has been held prior to the Change of Control; (d) have substantially equivalent economic value to such Award; and (e) have terms and conditions which provide that in the event a Participant's employment with the Company, and affiliate or a successor Company is involuntarily terminated or constructively terminated at any time within twelve months of the Change of Control, any conditions on a Participant's rights under, or any restrictions on transfer or exercisability applicable to such alternative Award shall be waived or shall lapse, as the case may be.

Amending the Equity Incentive Plan

Except as set out below, and as otherwise provided by law or stock exchange rules, the Equity Incentive Plan may be amended, altered modified, suspended or terminated by the Committee at any time, without notice or approval from shareholders, including but not limited to for the purposes of:

(a) making any acceleration of or other amendments to the general vesting provisions of any Award previously granted to a Participant in cases involving death, disability or retirement;

(b) waiving any termination of, extending the expiry date of, or making any other amendments to the general term of any Award or exercise period thereunder provided that no Award held by an insider may be extended beyond its original expiry date;

(c) making any amendments to add covenants or obligations of the Company for the protection of Participants;

(d) making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, it may be expedient to make, including amendments that are desirable as a result of changes in law or as a "housekeeping" matter; or

(e) making such changes or corrections which are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error.

Amendments requiring the prior approval of the Company's shareholders are: (i) a reduction in the price of a previously granted Option or SAR; (ii) an increase in the total number of Common Shares available under the Equity Incentive Plan or the total number of Common Shares available for ISOs; (iii) an increase to the limit on the number of Common Shares issued or issuable to insiders; (iv) an extension of the expiry date of an Option or SAR other than in relation to a blackout period; and (v) any amendment to the amendment provisions of the Equity Incentive Plan.

Uranerz Replacement Options

On June 18, 2015, in connection with the acquisition of Uranerz, the Company issued 2,048,000 stock options of the Company, by assuming the then-existing options granted pursuant to the Uranerz 2005 Stock Option Plan, as amended on June 10, 2009 (the "2005 Stock Option Plan"). As of March 31, 2023, there were 101,676 stock options outstanding under the 2005 Stock Option Plan (the "Uranerz Replacement Options"). These options are now exercisable for Common Shares of the Company, adjusted to take into account the share exchange ratio applicable to that acquisition. No further stock options will be granted pursuant to the 2005 Stock Option Plan. The options have varying expiry dates with the last options expiring in June 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED SHAREHOLDER MATTERS

The following tables set forth information as of March 31, 2023 regarding the ownership of our Common Shares by each NEO, each director and all directors and NEOs as a group. Except as set out below, the Company is not aware of any person who owns more than 5% of our Common Shares.

The number of Common Shares beneficially owned, and the percentage of common shares beneficially owned, are based on a total of 158,029,412 Common Shares issued and outstanding as of March 31, 2023.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Common Shares subject to options and SARs that are exercisable within 60 days following March 31, 2023 are deemed to be outstanding and beneficially owned by the optionee or holder for the purpose of computing share and percentage ownership of that optionee or holder but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. No RSUs vest within 60 days after March 31, 2023. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole or shared voting and investment power for all Common Shares shown as beneficially owned by them.

As of March 31, 2023, there were 158,029,412 Common Shares issued and outstanding as fully paid and non-assessable and carrying a right to one vote per share. The following table sets forth certain information regarding the direct ownership of Common Shares as of March 31, 2023 by: (i) each of Energy Fuels' directors; (ii) each of Energy Fuels' NEOs; and (iii) all of Energy Fuels' NEOs and directors as a group.

Beneficial Ownership

Beneficial Owner (Named Executive Officers and Directors)(1)	Common Shares Currently Owned	Common Shares Acquirable Within 60 days(2)	Total	Percent of Class(3)
Tom L. Brock	9,757	Nil	9,757	0.01%
J. Birks Bovaird	173,075	Nil	173,075	0.11%
Mark S. Chalmers	470,177	700,000	1,170,177	0.74%
Benjamin Eshleman III	145,529	Nil	145,529	0.09%
Ivy V. Estabrooke	6,429	Nil	6,429	0.00%
Barbara A. Filas	117,846	Nil	117,846	0.07%
David C. Frydenlund	338,933	260,028	598,961	0.38%
Bruce D. Hansen	232,601	Nil	232,601	0.15%
Jaqueline Herrera	4,166	Nil	4,166	0.00%
Dennis L. Higgs	259,680	46,027	305,707	0.19%
Robert W. Kirkwood(4)	604,525	Nil	393,250	0.38%
Curtis H. Moore	98,098	28,189	126,287	0.08%
Alexander G. Morrison	137,444	Nil	137,444	0.09%
John L. Uhrie	6,956	Nil	6,956	0.00%
Current Directors and Named Executive Officers as a Group (14 total)(6)	2,605,216	1,034,244	3,639,460	2.30%

Notes:

(1) Except as otherwise indicated, the address for each beneficial owner is 225 Union Blvd., Suite 600, Lakewood, Colorado 80228 USA.

(2) With respect to Energy Fuels' NEOs and Energy Fuels' directors, this amount includes Common Shares, which could be acquired upon exercise of stock options or SARs that are either currently vested and exercisable or will vest and become exercisable within 60 days after March 31, 2023. No RSUs vest within 60 days after March 31, 2023 and, at current Energy Fuels Inc. stock prices, no SARs granted in 2022 or 2023 will meet the 90-calendar-day vesting performance criteria required to vest within 60 days after March 31, 2023. As such, the Common Shares acquirable by Messrs. Chalmers, Frydenlund and Moore represent the 2/3 of 2019 SARs that vested prior to December 31, 2022 that have not yet been exercised. The Common Shares acquirable by Mr. Higgs within 60 days of March 31, 2023 are in the form of vested stock options.

(3) Based on 158,029,412 Common Shares outstanding on March 31, 2023.

(4) Robert W. Kirkwood has an indirect beneficial interest in Common Shares of the Company as follows: 211,275 held by Kirkwood Son Trust #2. Mr. Kirkwood has a direct beneficial interest in the remaining 393,250 Common Shares reported. In total, this indirect beneficial interest in Common Shares represents 0.13% of the class.

(5) The percent of class of Common Shares both directly and indirectly held by the Officers and Directors of the Company, excluding Common Shares acquirable within 60 days of March 31, 2023 is 0.65%.

INTEREST OF MANAGEMENT & OTHERS IN MATERIAL TRANSACTIONS

The Company reviews all known relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether they qualify for disclosure as a transaction with related persons under Item 404(d) of Regulation S-K of the Exchange Act. We screen for these relationships and transactions through the annual circulation of a D&O Questionnaire to each member of the Board and each of our officers who is a reporting person under Section 16 of the Exchange Act. The D&O Questionnaire contains questions intended to identify related persons and transactions between the Company and related persons. The Company's Code of Business Conduct and Ethics requires that any situation that presents an actual or potential conflict between a director, officer or employee's personal interest and the interests of the Company must be reported to the Company's General Counsel or, in the case of reports by directors, to the Chair of the Company's Audit Committee. Generally, any related-party transaction that would require disclosure pursuant to Item 404 of Regulation S-K would require prior approval. Any waivers from these requirements that are granted for the benefit of the Company's directors or executive officers must be granted by the Board.

Except as described in this Proxy Statement, no (i) officer, director, promoter or affiliate of the Company, (ii) proposed director of the Company, or (iii) associate or affiliate of any of the foregoing persons, has had any material interest, direct or indirect, in any transaction during the two fiscal years ended December 31, 2022 and 2021 or in any proposed transaction which has materially affected or would materially affect the Company or its subsidiaries.

On May 17, 2017, the Board appointed Robert W. Kirkwood to the Board of Directors of the Company.

Mr. Kirkwood is a principal of the Kirkwood Companies, including Kirkwood Oil and Gas LLC, Wesco Operating, Inc., and United Nuclear LLC ("United Nuclear"). United Nuclear, owns a 19% interest in the Company's Arkose Mining Venture, while the Company owns the remaining 81%. The Company acts as manager of the Arkose Mining Venture and has management and control over operations carried out by the Arkose Mining Venture. The Arkose Mining Venture is a contractual joint venture governed by a venture agreement dated as of January 15, 2008 entered into by Uranerz Energy Company (a subsidiary of the Company) and United Nuclear (the "Venture Agreement").

United Nuclear contributed $0.13 million to the expenses of the Arkose Joint Venture based on the approved budget for the twelve months ended December 31, 2022.

AUDIT COMMITTEE DISCLOSURE

Registrant Disclosure

The Company is a listed issuer, as defined in section 240.10A-3 of the Exchange Act. In addition, the Company is neither i) a subsidiary of another listed issuer that is relying on the exemption in section 240.10A-3(c)(4) through (c)(7) of CFR Title 17, Chapter II, nor ii) relying on any of the exemptions in section 240.10A-3(c)(4) through (c)(7) of CFR Title 17, Chapter II.

Audit Committee Disclosure

The Company has a separately designated standing audit committee (the "Audit Committee") that complies with Rule 10A-3 of the Exchange Act and the requirements of the NYSE Guide. The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act. The directors of the Company have determined that each member of the Audit Committee is considered to be "independent" and "financially literate" within the meaning of National Instrument 52-110 - Audit Committees ("NI 52-110"). The Board has further determined that at least one member of the Audit Committee qualifies as a financial expert (as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act), and that each member of the Audit Committee is financially sophisticated, as determined in accordance with Section 803B(2)(iii) of the NYSE Guide and is independent (as determined under Exchange Act Rule 10A-3 and section 803A and 803B of the NYSE Guide). The current members of the Company's Audit Committee are: J. Birks Bovaird, Bruce D. Hansen, Dennis L. Higgs and Alexander G. Morrison, all of whom are independent. Alexander G. Morrison is the Chair of the Audit Committee. Mr. Morrison's qualifications as a Certified Public Accountant, together with his vast financial expertise attained through his years of work in public accounting and through numerous management and executive positions, including Vice President and Chief Financial Officer of Franco-Nevada Company, Vice President and Chief Financial Officer of Novagold Resources Inc. and Vice President and Controller of Homestake Mining Company, qualifies him as a financial expert on the Company's Audit Committee. Furthermore, Mr. Hansen is a financial expert, having served as CEO and a Director of General Moly Inc. from 2007 to November 2020, and additionally as its CFO from May 2017 to November 2020. Mr. Hansen was also CFO of Newmont Mining Company from 1999 to 2005.

The Board has adopted a Charter for the Audit Committee which sets out the Committee's mandate, organization, powers and responsibilities. A copy of the Audit Committee charter can be found on the Company's website at www.energyfuels.com. The Audit Committee Charter complies with Rule 10A-3 and the requirements of the NYSE American, as well as applicable requirements of the SEC, the Ontario Securities Commission and the TSX. During the fiscal year ended December 31, 2022, the Audit Committee met six times.

The Audit Committee is a committee established and appointed by and among the Board to assist the Board in fulfilling its oversight responsibilities with respect to the Company. In so doing, the Audit Committee provides an avenue of communication among the external auditor, management, and the Board. The Committee's purpose is to ensure the integrity of financial reporting and the audit process, and that sound risk management and internal control systems are developed and maintained. In pursuing these objectives, the Audit Committee oversees relations with the external auditor, reviews the effectiveness of the internal audit function, and oversees the accounting and financial reporting processes of the Company and audits of financial statements of the Company.

No member of the Committee may earn fees from the Company or any of its subsidiaries, including any consulting, advisory or other compensatory fees, other than Directors' fees or committee member fees (which fees may include cash, options or other in-kind consideration ordinarily available to directors).

Principal Accountant Fees and Services

Year Ended	Audit Fees(1)(2)	Audit-Related Fees	Tax Fees(3)	All Other Fees(4)
December 31, 2022	$925,651	Nil	$6,949	Nil
December 31, 2021	$1,506,727	Nil	$30,462	Nil

Notes:

(1) "Audit Fees" are the aggregate fees billed by KPMG in auditing the Company's annual financial statements.

(2) Pursuant to changes to the definitions of "accelerated filer" and "large accelerated filer" effective as of April 27, 2020, as announced by the SEC on March 12, 2020. As of June 30, 2022, the Company's public float continued to exceed $700 million, therefore continuing it as a "large accelerated filer" subject to an ICFR audit by an independent auditor for the year ended December 31, 2022. The Company's year ended December 31, 2022 revenue was $12.5 million.

(3) "Tax Fees" are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. These fees are paid in Canadian dollars and were translated into U.S. dollars using the December 31, 2022 foreign exchange rate of 1 Cdn$ = USD$0.74. The tax fees for the year ended December 31, 2022 are an estimate because the work will be performed in 2023.

(4) "All Other Fees" consist of fees for product and services other than the services reported above.

Policy on Pre-Approval by our Audit Committee of Services Performed by Independent Auditors

Pursuant to the Audit Committee Charter, the Audit Committee has the responsibility to review and approve the fees charged by the external auditors for audit services, and to review and approve all services other than audit services to be provided by the external auditors, and associated fees. All engagements and fees for the fiscal year ended December 31, 2022 were pre-approved by the Audit Committee.

The Company also has in place a "Policy for Hiring Members (or Former Members) of Independent Public Auditors." Such Policy mandates that the Company or its subsidiaries will not hire any person in a Financial Reporting Oversight Role, as defined therein, during a fiscal period unless the individual is not a Member of the Audit Engagement Team (defined as the lead partner, the concurring partner or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company during the relevant period) at any time during the fiscal period and had not been a Member of the Audit Engagement Team during the one-year period preceding the Initiation of the Audit (defined for a fiscal period as the day after the Form 10-K covering the previous fiscal period is filed with the SEC) for the fiscal period.

Audit Committee Report

In the course of providing its oversight responsibilities regarding the Company's financial statements for the year ended December 31, 2022, the Audit Committee reviewed and discussed the audited financial statements, which appear in our Annual Report on Form 10-K, with management and our independent auditors. The Audit Committee reviewed accounting principles, practices and judgments as well as the adequacy and clarity of the notes to the financial statements.

Since the commencement of our most recently completed fiscal year, our Board has not failed to adopt a recommendation of the Audit Committee to nominate or compensate an external auditor.

The Audit Committee reviewed the independence and performance of the independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, and such other matters as required to be communicated by the independent auditors in accordance with Statement on Auditing Standards 61, as superseded by Statement of Auditing Standard 114 - the Auditor's Communication with those Charged with Governance.

The Audit Committee meets regularly with the independent auditors to discuss their audit plans, scope and timing on a regular basis, without management present in executive sessions. The Audit Committee met six times during the fiscal year ended December 31, 2022, with six in-camera sessions held, five of which were with the independent auditors first and then with the Audit Committee members only. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable standards of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence as may be modified or supplemented, concerning its independence as required under applicable standards for auditors of public companies.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report to Shareholders on Form 10-K for the year ended December 31, 2022. The Audit Committee and the Board have also recommended the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2023.

Submitted by the Audit Committee Members:
J. Birks Bovaird
Bruce D. Hansen

Dennis L. Higgs
Alexander G. Morrison, Chair

CORPORATE GOVERNANCE DISCLOSURE

The Board is currently comprised of ten directors, and ten are nominated for reelection as directors of the Company at the Meeting.

The Board is responsible for determining whether or not each director is independent. This assessment is made in accordance with standards set forth in Section 803 of the NYSE Guide, as well as NI 52-110, and the Company's corporate governance policies. Under NI 52-110, a director is considered to be unrelated and independent by the Board if the Board determines that the director has no direct or indirect material relationship with the Company. A material relationship is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of the director's judgment independent of management. With the assistance of the Governance and Nominating Committee, the Board reviews each director's independence annually and upon the appointment or election of a new director. The Board last considered this matter at its meeting on March 23, 2023.

Nine of the ten existing directors are considered by the Board to be independent within the meaning of NI 52-110 and Section 803A of the NYSE Guide. Mark S. Chalmers is not an independent director, as he is the President and CEO of the Company. However, each of the remaining directors, namely, J. Birks Bovaird, Benjamin Eshleman III, Ivy V. Estabrooke, Barbara A. Filas, Bruce D. Hansen, Jaqueline Herrera, Dennis L. Higgs, Robert W. Kirkwood and Alexander G. Morrison, are independent directors of the Company since none have been an executive officer or employee of the Company during the last three years, nor has a relationship that would interfere with the exercise of independent judgement in carrying out the responsibilities as a director.

The Chair of the Board, and the Chairs of all the Board's Committees are independent directors.

A number of directors of the Company are also directors of other reporting issuers. See "Particulars of Matters to be Acted Upon at the Meeting - Election of Directors."

The Chair of the Board, J. Birks Bovaird, is not a member of management and is an unrelated and independent director. One of his principal responsibilities is to oversee the Board processes so that it operates efficiently and effectively in carrying out its duties and to act as a liaison between the Board and management.

The independent directors of the Board are encouraged by the Board to hold private sessions as such independent directors deem necessary in the circumstances. In the year ended December 31, 2022, the independent directors held separate in-camera sessions following eight out of nine total Board meetings and had informal discussions from time to time. The four committees likewise hold in-camera sessions with their independent members on a frequent basis, as necessary for the effective governance of the Company.

The Board held a total of nine meetings during the year ended December 31, 2022, at which there was near perfect attendance. The following table shows the number of Board meetings each director attended during that period.

Name(1)(2)	Number of Board Meetings Held While a Director	Number of Board Meetings Attended
J. Birks Bovaird	9	9
Mark S. Chalmers	9	9
Benjamin Eshleman III	9	9
Ivy V. Estabrooke	8	8
Barbara A. Filas	9	9
Bruce D. Hansen	9	9
Jaqueline Herrera	5	5
Dennis L. Higgs	9	8
Robert W. Kirkwood	9	9
Alexander G. Morrison	9	9

Notes:

(1) Dr. Ivy Estabrooke was appointed a Director of the Board at its January 25, 2022 meeting.

(2) Ms. Jaqueline Herrera was elected a Director of the Board by the shareholders of the Company on May 25, 2022.

During 2022, all but one director attended 100% of meetings of the Board, and all directors attended 100% of meetings held by all committees of the Board on which they served, respectively. Overall Board and committee meeting attendance for the 2022 year was at 99%.

Board members are not required, but are expected to make every effort, to attend the Annual Meeting of Shareholders.

Board Mandate

The Board's mandate is set out in the Company's Corporate Governance Manual, a copy of which can be found on our website at www.energyfuels.com, as approved by the Board, and reviewed on an annual basis. The Board is responsible, directly and through its committees, for the supervision of the management of the business and affairs of the Company. The Board seeks to ensure the viability and long-term financial strength of the Company and the creation of enduring shareholder value. In pursuing these objectives, the Board will have regard to the best interests of shareholders and the Company and to the needs of its other stakeholders, including the needs of the communities in which the Company conducts its business and the needs of its employees and suppliers.

To assist the Board in the implementation of its mandate, it delegates some of its responsibility to committees. The Board reviews and approves the structure, mandate and composition of its committees. It also receives and reviews periodic reports of the activities and findings of those committees.

The Board selects and appoints the Company's President and CEO and, through such person, other officers and senior management to whom the Board delegates certain of its power of management. The Board approves strategy, sets targets, performance standards and policies to guide them; monitors and advises management; sets their compensation and, if necessary, replaces them.

The Board reviews and approves, for release to shareholders, quarterly and annual reports on the performance of the Company, and certain other material public communications. The Board has implemented a Corporate Disclosure Policy, which it reviews annually, to ensure effective communication between the Company, its shareholders, prospective investors, the public and other stakeholders, including the dissemination of information on a regular and timely basis. The CEO has dedicated a portion of his time to communicate with shareholders and prospective investors. Through its officers, the Company responds to questions and provides information to individual shareholders, institutional investors, financial analysts and the media.

The Board ensures that mechanisms are in place to guide the organization in its activities. The Board reviews and approves a broad range of internal control and management systems, including expenditure approvals and financial controls. Management is required by the Board to comply with legal and regulatory requirements with respect to all of the Company's activities.

Position Descriptions

The Board has adopted a written position description for the CEO of the Company. The primary role of the CEO is to develop and recommend to the Board a long-term strategy and vision for the Company that leads to the creation of shareholder value, to develop and recommend to the Board annual business plans and budgets that support the Company's long-term strategy, and to ensure that the day-to-day business affairs of the Company are appropriately managed, including evaluation of the Company's operating performance and initiating appropriate action where required. In order to fulfill this role, the CEO is expected to ensure that the Company has an effective management team and to have an active plan for its development and succession, and to foster a corporate culture that promotes ethical practices, encourages individual integrity and fulfills social responsibility, including ensuring that the Company is in compliance with its Corporate Disclosure Policy and EHSS Policy and internal controls and procedures. Finally, the CEO is expected to ensure that the Company builds and maintains strong, positive relationships with its investors, employees and the corporate and public community.

The position description for the Chair of the Board is set out in the Company's Corporate Governance Manual. The primary role of the Chair is to provide leadership to the Board, to ensure that the Board can function independently of management and fully discharge its duties. This involves acting as a liaison between the Board and management, working with management to schedule Board meetings and with committee chairs to coordinate scheduling committee meetings, ensuring the appropriate agendas for meetings, ensuring the proper flow of information to the Board, and reviewing the adequacy and timing of documented material in support of management's proposals. The Chair of the Board also works with the Governance and Nominating Committee to ensure proper committee structure, including assignments of members and committee Chairs, as well as chairs all meetings of the Board, and when requested by the CEO, meetings of shareholders.

The Board has developed written position descriptions for the Chair of each committee. The primary responsibilities of the Chair of each committee are to: develop the agenda for each meeting of the committee; preside over committee meetings; oversee the committee's compliance with its Charter; work with management to develop the committee's annual work plan; together with management, identify, review and evaluate matters of concern to the committee; and report regularly to the Board.

Succession Plan

On an annual basis, management provides the Board with its "Succession Plan" identifying potential candidates for the Company's executive and other management roles. The Plan is presented in the form of a matrix sorted according to position, incumbent, incumbent age, potential successor and current title, whether internal, external or a consultant, the successor's age, the successor's current level of competency for the position, the period of time necessary for the successor to be ready to assume the role, and training needs. To the extent possible, the Company works to provide opportunities for career growth to its current employees within the Company, both for purposes of retention and motivation. The Plan provides all levels of decision-makers within the Company with a good understanding of its most crucial roles/positions, the expertise and training required for each to function adequately, and those potential candidates who show promise in the field so that current management knows where to focus any training efforts and promotional decisions. The Company is currently working on a succession plan for Ms. Nazarenus, Vice President of Human Resources and Administration, who intends to retire in the near future. Also, as noted above, the Company is currently negotiating potential extensions to the terms of the employment agreements for the President and CEO and the Executive VP, CLO and Corporate Secretary of the Company.

Orientation and Continuing Education

New directors are provided with a comprehensive information package on the Company and its management and are fully briefed by senior management on the corporate organization and key current issues. The information package includes contact information, the Company's organizational chart, the Articles and by-laws of the Company, the Company's Corporate Governance Manual and certain key documents and plans such as the Company's Equity Incentive Plan, Shareholder Rights Plan, Directors' and Officers' Insurance Policy and Indemnity Agreement. The Company's Corporate Governance Manual describes the roles, responsibilities and mandates of the Board, its committees, its directors, the Chair of the Board, the Chairs of each committee and the CEO, and also includes, as appendices, the following key documents of the Company:

• Charter of the Audit Committee;

• Charter of the Governance and Nominating Committee;

• Charter of the Compensation Committee;

• Charter of the EHSS Committee;

• EHSS Policy;

• Corporate Disclosure Policy;

• Insider Trading Policy;

• Whistleblower Policy;

• Code of Business Conduct and Ethics;

• Excerpts from National Policy 51-201 "Disclosure Standards" Regarding Materiality;

• Procedure for Hiring Outside Counsel or Consultants;

• Share Ownership Requirements for Directors;

• Policy Regarding Loans to Directors and Officers;

• Diversity Policy;

• Policy for Hiring Members (or Former Members) of Independent Public Auditors;

• Majority Voting Policy;

• Cash Investment Policy;

• Disclosure Controls and Procedures;

• Management's Limits of Authority;

• Climate Change Policy;

• Human Rights Policy; and

• Vendor Code of Conduct.

In addition, new directors are introduced to the Company's website, which includes the Company's most recent annual filings, Proxy Statements/Management Information Circulars, press releases, material change reports, Sustainability Report and other continuous disclosure documents, all of which provide the information necessary for a new director to become familiar with the nature and operation of the Company's business. New directors also partake in a day-long orientation program at the Company's head office in Lakewood Colorado, during which they are instructed on all matters relevant to the Company's business, assets and risks, and their roles and duties as Directors. Management is also available to answer any questions from or to provide any additional orientation for new directors that may be required. Visits to key operations may also be arranged for new directors.

Although the Company does not generally provide in-house formal training programs for its existing directors, the Board encourages directors to participate in relevant continuing education programs hosted by other institutions and organizations. A list of upcoming, relevant programming and literature is provided to the Board biannually, and the Company reimburses all reasonable expenses relating to its directors' enrollment in and attendance of such continuing education. In addition, Board members are often provided with notices and other correspondence from counsel and other advisors, which report on developments affecting corporate and securities law matters and governance generally. Any material developments affecting the ability of directors to meet their obligations as directors are brought to the attention of the GN Committee by management, and appropriate actions are taken by the GN Committee to ensure that directors maintain the skill and knowledge necessary to meet their obligations.

Ethical Business Conduct

The Board has adopted a written Code of Business Conduct and Ethics (the "Code") for directors, officers, and employees of the Company, which is contained in the Company's Corporate Governance Manual. The Corporate Governance Manual is provided to each new director, and a copy of the Code is provided to each new employee. The Code is also published on the Company's website at www.energyfuels.com. In addition, all the directors and officers of the Company are required to affirm their compliance with the Code in writing annually.

The Code sets out in detail the core values and the principles by which the Company is governed, and addresses topics such as: conflicts of interest, including transactions and agreements in respect of which a director or executive officer has a material interest; protection and proper use of corporate assets and opportunities; confidentiality of corporate information; fair dealing with the Company's security holders, customers, suppliers, competitors and employees; compliance with laws, rules and regulations; and reporting of any illegal or unethical behavior. Under the Code and applicable law, any director or officer who has a material interest in a transaction or agreement is required to disclose that director or officer's interest and refrain from voting or participating in any decision relating to the transaction or agreement.

The Company's management team is committed to fostering and maintaining a culture of high ethical standards and compliance that ensures a work environment that encourages employees to raise concerns to the attention of management and that promptly addresses any employee compliance concerns. Under the Code, all directors, officers, and employees must take all reasonable steps to prevent contraventions of the Code, to identify and raise issues before they lead to problems, and to seek additional guidance when necessary. If breaches of the Code occur, they must be reported promptly. The Company maintains appropriate records that evidence ongoing compliance with the Code. It is ultimately the Board's responsibility for monitoring compliance with the Code. The Board will review the Code periodically and review management's monitoring of compliance with the Code, and if necessary, consult with members of the Company's senior management team and Audit Committee, as appropriate, to resolve any reported violations of the Code. Any waivers from the Code that are granted for the benefit of the Company's directors or executive officers shall be granted by the Board. Violations of the Code by a director, officer or employee are grounds for disciplinary action, up to and including immediate termination and possible legal prosecution.

Where a material departure from the Code by a director or executive officer constitutes a material change, the Company will file a material change report disclosing the date of the departure, the parties involved in the departure, the reason why the Board has or has not sanctioned the departure, and any measures the Board has taken to address or remedy the departure. No "material change" reports have been filed and no waivers of the Code have been made since the beginning of the year ended December 31, 2022 that pertain to any conduct of a director or executive officer that constitutes a departure from the Code.

The Company also expects all agents, consultants and contractors to comply with the Code and has adopted a Vendor Code of Conduct, with similar provisions, applicable to all suppliers, merchants and vendors of the Company and their respective employees, agents, subcontractors and affiliates.

Restriction on Hedging and Certain Transactions in Publicly Traded Options

The Company has in place an Insider Trading Policy, to be reviewed and approved by the Board annually, which includes a section on "Hedging Transactions" that, in order to ensure the effectiveness of share ownership policies aimed at aligning the interests of Insiders with shareholders, restricts Insiders (i.e., the Company's NEOs and directors) from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, which are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the NEO or director. These types of transactions allow a person to lock in much of the value of the person's share holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company's other shareholders. Therefore, the Company prohibits Insiders from engaging in such transactions.

Similarly, a transaction in publicly traded options is, in effect, a bet on the short-term movement of the Company's stock and may create the appearance that an Insider is trading based on inside information. Because transactions in publicly traded options may focus a person's attention on short-term performance at the expense of the Company's long-term objectives, transactions in puts, calls or other derivative securities by Insiders, on an exchange or in any other organized market, are prohibited by the Company's Insider Trading Policy.

Governance and Nominating Committee

The Board has a GN Committee, which is composed entirely of independent directors, including its current Chair Benjamin Eshleman III who is an independent director. The GN Committee has the general responsibility for developing and monitoring the Company's approach to corporate governance issues and for identifying and recommending to the Board nominees for appointment or election as directors. The GN Committee has a charter which can be found on the Company's website at www.energyfuels.com. The GN Committee's responsibilities include the following: assessing the effectiveness of the Board as a whole, the Chair of the Board, the committees of the Board and the contribution of individual directors on a periodic basis; ensuring that, where necessary, appropriate structures and procedures are in place to ensure that the Board can function independently of management; periodically examining the size of the Board, with a view to determining the impact of the number of directors upon effectiveness; identifying individuals qualified to become new Board members and recommending to the Board all director nominees for election or appointment to the Board; assessing directors on an ongoing basis; and recommending to the Board the members to serve on the various committees. In addition, the GN Committee reviews the Company's disclosure of its corporate governance practices in the Company's Proxy Statement each year.

Nomination of Directors

During the year ended December 31, 2022, the GN Committee met six times, which included three in-camera sessions with the GN Committee members only and was responsible for proposing all candidates for Board nomination. In making its recommendations to the Board, the GN Committee considers what competencies and skills the Board as a whole should possess, the competencies and skills each existing director possesses, and the competencies and skills each new nominee will bring to the boardroom, as well as increased representation through gender, ethnic and racial diversification. The GN Committee also considers whether or not each new nominee can devote sufficient time and resources to the nominee's duties as a Board member.

Age and Term Limits

It is proposed that each of the persons elected as a director at the Meeting will serve until the close of the next annual meeting of the Company or until the director's successor is elected or appointed. The Board has not adopted a term limit for directors. The Board believes that the imposition of director term limits on a board may discount the value of experience and continuity amongst Board members and runs the risk of excluding experienced and potentially valuable Board members. The Board relies on an annual director assessment procedure in evaluating Board members and believes that it can best strike the right balance between continuity and fresh perspectives without mandated term limits. While age and tenure of a director will not be determinative, they may be considered in conjunction with that director's overall expertise, competencies and skills (as they relate to the needs of the Board), contributions, independence, time and resources, and attendance, in addition to any other criteria deemed relevant by the GN Committee. Tenure considerations would generally be expected to weigh more heavily into the analysis if the average tenure of all directors on the Board were to surpass 15 years or more. The Board has demonstrated the effectiveness of its approach, as eight of the ten current directors, or 80% of the Board, were appointed in 2015 or later.

Board Diversity

On January 28, 2015, the Board adopted a written diversity policy that sets out the Company's approach to diversity, including gender, on the Board and among the executive officers of the Company. The GN Committee and the Board aim to attract and maintain a Board and an executive team that have an appropriate mix of diversity, skill and expertise. All Board and executive officer appointments will be based on merit, and the skill and contribution that the candidate is expected to bring to the Board and the executive team, with due consideration given to the benefits of diversity.

Pursuant to the diversity policy, when considering the composition of, and individuals to nominate or hire to, the Board and the executive team, the GN Committee and the Board, as applicable, shall consider diversity from a number of perspectives, including but not limited to gender, age, race, ethnicity and cultural diversity, with a priority of maintaining and increasing Board gender diversity through set measurable targets. In addition, when assessing and identifying potential new members to join the Board or the executive team, the GN Committee and the Board, as applicable, consider the current level of diversity on the Board and the executive team.

The GN Committee and the Board are responsible for developing measurable objectives to implement the diversity policy and to measure its effectiveness. The GN Committee annually considers whether to set targets based on diversity for the appointment of individuals to the Board or the executive team, recognizing that notwithstanding any targets set in any given year, the selection of diverse candidates will depend on the pool of available candidates with the necessary skills, knowledge and experience. At their January 2018 meetings, the GN Committee and the Board confirmed, as a priority, that the Company is committed to increasing Board gender diversity and set measurable targets relating to obtaining and maintaining adequate gender diversity on the Board. In furtherance of this commitment, the Board specifically resolved to take proactive steps to attempt to identify a suitable woman candidate for appointment to fill an existing vacancy, or for election to the Board, as soon as reasonably possible, and set a measurable target of having a woman on the Board or putting a suitable women nominee to the shareholders for election as a director of the Company no later than at the Company's Annual Meeting of Shareholders to be held in 2019.

As a result of these efforts, Barbara A. Filas was elected to the Board at the Company's Annual and Special Meeting of Shareholders held in May 2018. Ms. Filas holds a strong leadership position on the Board as the Chair of the EHSS Committee and a member of the GN Committee. The EHSS Committee is a critical committee for the Company, which is a uranium and vanadium mining and rare earth elements-processing company regulated under comprehensive and complex rules and regulations at both the State and Federal levels. As stated in the Company's EHSS Policy, Energy Fuels is committed to the operation of its facilities in a manner that puts the safety of its workers, contractors and community, the protection of the environment and the principles of sustainable development above all else. Whenever issues of safety conflict with other corporate objectives, safety shall be the first consideration. The EHSS Committee's responsibilities include oversite of this critical Policy of the Company. In furtherance of this commitment to environmental and social priorities, the Company published its first Sustainability Report to its corporate website in December 2020, which will be updated on an ongoing basis and reviewed annually by the EHSS Committee and the Board. The Full Sustainability Report and copies of the Company's key charters and policies can be found here: https://www.energyfuels.com/governance.

In January 2020, upon the recommendation of the GN Committee, the Board resolved to continue its dedication to Board diversity by maintaining its measurable target of having at least one woman on the Board at all times and also resolved to continue to proactively attempt to identify suitable woman and minority candidates for future appointments to the Board and the Company's executive team as appropriate.

In January 2021, upon the recommendation of the GN Committee, the Board resolved: to maintain its measurable objective of having at least one qualified woman on the Board at all times; to continue taking proactive steps to attempt to identify suitable female candidates to be considered for future appointments to the Board and the Executive Team, as appropriate; and to set a formal target to increase the number of women on the Board to two at or prior to the Annual Meeting of Shareholders of the Company to be held in May 2022. In addition, for the first time, the Board set measurable objectives in relation to racial and ethnic diversity, resolving: to continue taking proactive steps to attempt to identify suitable minority candidates to be considered for future appointments to the Board and the Executive Team, as appropriate; to set a formal target to add a racially or ethnically diverse member to the Board at or prior to the 2022 Annual Meeting of Shareholders of the Company; and to add to the Diversity Policy that due consideration be given to the benefits of diversity "from a number of relevant perspectives, including but not limited to gender, age, race, ethnicity and cultural diversity."

In January 2022, the Board reaffirmed its dedication to the above-stated measurable objectives while maintaining its rigorous standards, in terms of qualifications and expertise, for possible nominees to the Board. Effective January 25, 2022, the Board appointed Ivy V. Estabrooke as a member of the Board, and Dr. Estabrooke now additionally serves on the EHSS and GN Committees. Then, on March 31, 2022, the Board resolved to nominate Ms. Jaqueline Herrera for election at the Annual Meeting of Shareholders as a director of the Company, and Ms. Herrera was subsequently elected as a director effective May 25, 2022. Ms. Herrera now additionally serves on the EHSS and Compensation Committees. Ms. Herrera self-identifies as Hispanic/Latinx; as such, the Board's total racial and ethnic diversity is currently at 10% (1/10) and the Board's total gender representation is at 30% (3/10).

Most recently, in January 2023, the Board adopted a number of diversity-based recommendations of the GN Committee that include maintaining its measurable objectives of having, at current Board size, a qualified Board that is at least 30% gender diverse (including a minimum of one woman) at all times with at least one qualified racially or ethnically diverse director on the Board at all times. The Board is proud to have met these commitments through its selection of highly qualified individuals, all of whom were selected first and foremost for their ability to contribute meaningfully to the Company through unique skill sets that complement the existing Board expertise.

Majority Voting Policy

On January 25, 2013, the Board adopted a majority voting policy. Pursuant to the majority voting policy, forms of proxy for meetings of the shareholders of the Company at which directors are to be elected provide the option of voting in favor, or withholding from voting, for each individual nominee to the Board. If, with respect to any particular nominee, the number of shares withheld from voting exceeds the number of shares voted in favor of the nominee, then the nominee will be considered to have not received the support of the shareholders, and such nominee is expected to submit a resignation to the Board, to take effect on acceptance by the Board. The GN Committee and the Compensation Committee will review any such resignation and make a recommendation to the Board regarding whether or not such resignation should be accepted. The Board will determine whether to accept the resignation within 90 days following the shareholders' meeting. If the resignation is accepted, subject to any corporate law restrictions, the Board may (i) leave the resultant vacancy in the Board unfilled until the next annual meeting of shareholders of the Company, (ii) fill the vacancy by appointing a director whom the Board considers to merit the confidence of the shareholders, or (iii) call a special meeting of the shareholders of the Company to consider the election of a nominee recommended by the Board to fill the vacant position. The majority voting policy applies only in the case of an uncontested shareholders' meeting.

Compensation Committee

The Company has a Compensation Committee, which is comprised entirely of independent directors within the meaning of Section 805(c) of the NYSE Guide, including its current Chair Robert Kirkwood who is an independent director. The Compensation Committee has been delegated the task of reviewing and recommending to the Board the Company's compensation policies and reviewing such policies on a periodic basis to ensure they remain current, competitive and consistent with the Company's overall goals. The Compensation Committee also has the authority and responsibility to review and approve corporate goals and objectives relevant to the CEO's compensation, evaluating the CEO's performance in light of those corporate goals and objectives, and making recommendations to the Board with respect to the CEO's compensation level (including salary incentive compensation plans and equity-based plans) based on this evaluation, as well as making recommendations to the Board with respect to any employment, severance or change of control agreements for the CEO. The ultimate decision relating to the CEO's compensation rests with the Board, taking into consideration the Compensation Committee's recommendations, corporate and individual performance, and industry standards. The Compensation Committee has also been delegated the task of reviewing and approving for NEOs, other than the CEO, all compensation (including salary, incentive compensation plans and equity-based plans) and any employment, severance or change of control agreements, although the ultimate decision relating to any stock option or other equity grants rests with the Board. The experience of Board and committee members who are also involved as management of, or board members or advisors to, other companies also factor into decisions concerning compensation. The Compensation Committee has a charter which can be found on the Company's website at www.energyfuels.com.

The Compensation Committee is also responsible for making recommendations to the Board with respect to the adequacy and form of compensation payable to and benefits of directors in their capacity as directors (including Board and committee retainers, meeting and committee fees, incentive compensation plans, and equity-based plans), so as to ensure that such compensation realistically reflects the responsibilities and risks involved in being an effective director. Additional responsibilities of the Compensation Committee include: (i) considering the implications of the risks associated with the Company's compensation policies and practices and the steps that may be taken to mitigate any identified risks; (ii) reviewing executive compensation disclosure before the Company publicly discloses such information; and (iii) reviewing, and approving periodically management's succession plans for executive management, including specific development plans and career planning for potential successors, and recommending them to the Board.

During the year ended December 31, 2022, the Compensation Committee met four times, with three in-camera sessions held, and was responsible for administering the executive compensation program of the Company. For further information regarding how the Board determines the compensation for the Company's directors and officers please see "Executive Compensation" in this Proxy Statement.

Claw-Back Policy

On March 18, 2021, the Company's Board adopted an Incentive Compensation Claw-Back Policy that applies to all current and former executive officers and salaried management personnel (management directors, controller, assistant controller and officers), referred to as senior employees, who are or were eligible to receive incentive compensation from the Company. "Incentive Compensation" is defined in the policy to include, without limitation, cash bonus compensation and equity grants made under the Company's Equity Incentive Plan, STIP, LTIP, SAR Plan and/or at the Board or Company's discretion.

Pursuant to the Claw-Back Policy, The Board may, in its sole discretion and to the full extent permitted by governing laws, seek reimbursement, reduction, cancelation, forfeiture, repurchase, recoupment and/or offset against future discretionary grants or awards, in whole or in part, of Incentive Compensation from the senior employee in situations where:

(a) the amount of Incentive Compensation received by the senior employee was calculated based upon, or contingent on, the achievement of certain financial results that were subsequently the subject of or affected by a material restatement of all or a portion of the Company's financial statements;

(b) the amount of Incentive Compensation received by the senior employee was calculated based upon, or contingent on, the achievement of certain financial or other target goals that were subsequently found to have been the subject of or affected by a material misstatement or miscalculation;

(c) the senior employee engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement referred to in paragraph (a) or the misstatement or miscalculation referred to in paragraph (b); or

(d) the Incentive Compensation received by the senior employee would have been lower had the financial results contemplated by paragraph (a) been properly reported or had the misstatement or miscalculation contemplated by paragraph (b) not occurred.

This Policy was implemented by the Company in furtherance of principles of fairness, honesty and with the best interests of its shareholders in mind. As a part of the Claw-Back Policy, all senior employees are required to sign and date a Receipt and Acknowledgement that affirms the employee's agreement with the terms of the Claw-Back Policy and includes an agreement to immediately pay the remaining unpaid balance to the Company in any instance where reimbursement, reduction, cancelation, forfeiture, repurchase, recoupment and/or offset against future discretionary grants pursuant to the Claw-Back Policy does not fully satisfy the amount of reimbursement due by that individual.

Any such reimbursement, reduction, cancelation, forfeiture, repurchase, recoupment and/or offset against future discretionary grants or awards shall not, in any case, exceed the amount by which the Incentive Compensation received by a senior employee exceeded that which he or she would have received had the financial results been properly reported or absent the misstatement or miscalculation.

Furthermore, nothing in the Claw-Back Policy gives the Company the ability or right to seek any such action for compensation properly earned by or owed to a senior employee.

In October 2022, the U.S. Securities and Exchange Commission issued its final clawback rule as Rule 10D-1, thereby implementing the requirements of Section 954 of the Dodd-Frank Act, which directs national securities exchanges and associations to establish listing standards requiring companies to adopt policies that require executive officers, any other officer who performs a policy-making function, or any other person who performs a similar policy-making function for the issuer, to pay back incentive-based compensation that they were awarded erroneously. As the Company's Common Shares are listed on the NYSE American, it will be required to comply with NYSE American's listing rules within 90 days after they become effective (the latest permissible date for NYSE American being November 28, 2023). Once NYSE American's proposed listing rules are finalized, the Company will review its Claw-Back Policy and make any necessary updates to ensure compliance.

Share Ownership Requirement

For full details on the Company's Share Ownership Requirement for non-employee Directors, see page 67, above.

Environment, Health, Safety and Sustainability Committee

The energy and mining industries, by their very nature, can have impacts on the natural environment. As a result, environmental planning and compliance must play a very important part in the operations of any company engaged in these activities. The Company takes these issues very seriously and has established the EHSS Committee, which it considers a key committee to the responsible management of the Company, to assist the Board in fulfilling its oversight responsibilities for environmental, health, safety and sustainability matters. The mandate of the EHSS Committee is to oversee the development and implementation of policies and best practices relating to environmental, health, safety and sustainability issues in order to ensure compliance with applicable laws, regulations and policies in the jurisdictions in which the Company and its subsidiaries carry on business. Due to the complexity of uranium exploration, mining, recovery and milling, the Board determined that it was appropriate that a member of management sit on the EHSS Committee to ensure that technical expertise is properly brought before the EHSS Committee. The fact that all the members of the EHSS Committee are not independent is balanced by the fact that a majority of the members of the EHSS Committee and the Chair of the EHSS Committee are independent, and that the key recommendations of the EHSS Committee are considered by the full Board. During 2022, the EHS Committee met four times, with two in-camera sessions held.

Environmental, Social and Governance Efforts and Climate Change

ESG considerations and initiatives are fully integrated into the Company's business model, with all capital investments and operations serving the dual purpose of working to (i) increase shareholder value while (ii) directly supporting and contributing to green energy and related technologies that are key to slowing the impacts of climate change through the reduction of additional CO2 emissions into the atmosphere.

Uranium - the Company's primary business - is the fuel for carbon-free, emission-free baseload nuclear power and is a key factor in successfully combating global climate change, as it lessens the global reliance on coal and other fossil fuels and supports renewable energies not able to sustain baseload power on their own. In addition to producing uranium from our mines, the Company recycles other companies' uranium-bearing tailings or residues, known as "alternate feed materials," at the Mill for the extraction of uranium that would otherwise have been permanently disposed of, thereby reducing the need for new mining by maximizing recoveries from existing extraction sources and by limiting the number of constituents ultimately disposed of. The Company also recycles previously disposed of vanadium by recovering it from the Mill's tailings impoundments. Furthermore, the Company's production of a commercially salable RE Carbonate through the recycling of natural ores, which many REE separation and recovery facilities are not able to handle due to the contained uranium or thorium, allows the Company to provide a crucial link in a commercially viable U.S. REE supply chain for use in key green energy technologies such as wind turbines for renewable wind energy sources and permanent magnets for use in electric vehicles.

Through these initiatives, the Company is diligent in its efforts to ensure that its operations minimize any impacts to public health, safety and the environment, including any impacts to water, air, wildlife, soil, vegetation, cultural resources, the occupational health and safety of its workers and any impacts to members of the public. The EHSS Committee has been delegated authority by the Board to monitor and guide the Company in developing and implementing its core EHSS principles, including: maintaining radiation exposures not only within regulatory limits but as low as reasonably achievable ("ALARA") through an extensive internal audit program (with set ALARA targets at each of the sites, which are adjusted as necessary with the availability of improved technologies); and monitoring programs to identify and mitigate risks in ensuring the highest standards of environmental protection and health and safety across the Company's operations.

The Company's operations are located primarily in rural and underserved areas and support the local economies, not only through the taxes paid to local authorities and the salaries and wages paid to Company employees and to numerous third-party contractors, such as transportation companies, equipment rental companies, equipment vendors and service providers, but also indirectly through the "multiplier effect" to the communities as a whole. That is, the money paid directly to the Company's employees, contractors, vendors and providers is spent by them in the communities, thereby providing income to local businesses and wages and salaries to employees and owners of those business, who in turn spend their income, salaries and wages on other businesses in the community. Indeed, as the largest private employer in San Juan County, Utah, the Mill is a very significant factor in the local economy.

On September 16, 2021, the Company announced its establishment of the San Juan County Clean Energy Foundation, a fund specifically designed to contribute to the communities surrounding the Mill in Southeastern, Utah. The Company made an initial cash deposit of $1 million into the Foundation and anticipates providing ongoing annual funding equal to 1% of the Mill's future revenues, providing funding to support local priorities. The Foundation focuses on supporting education, the environment, health/wellness, and local economic development in the City of Blanding, San Juan County, the White Mesa Ute Community, the Navajo Nation and other area communities.

A six-person Advisory Board, comprised of local citizens from San Juan County, is now evaluating grant applications on a quarterly basis and is making its recommendations to the Foundation's Board of Directors, which is comprised of two officers of the Company. In 2022, the Foundation awarded its first grant in the amount of $160,000 to AIS, which runs a three-year STEM summer school program in Blanding, Utah, to fund the acquisition of two minibuses to be used by AIS to transport Native American students to and from Blanding for this program.

For additional information on the Company's ESG initiatives, efforts and set targets, please reference the Company's Sustainability Report, as well as its Climate Change Policy, Human Rights Policy, EHSS Policy and Vendor Code of Conduct, available here: https://www.energyfuels.com/governance.

Assessments

Annual Board Assessment

The GN Committee reviews the compiled, anonymized results of the Company's written Board effectiveness assessments each year. The assessments question members of the Board as to their level of satisfaction with the functioning of the Board, its interaction with management, and the performance of the standing committees of the Board. The assessments also include peer reviews of all other directors and a self-assessment as to each director's effectiveness and contribution as a Board member. After the assessments are reviewed, the GN Committee reports the results to the Board on an anonymous basis and makes any recommendations to the Board to improve the Company's corporate governance practices. This process occurs prior to the consideration by the GN Committee of nominations for Board member elections at the Annual Meeting of Shareholders each year.

Annual Audit Committee Effectiveness Assessment

Per the terms of the Audit Committee Charter, the Audit Committee reviews, discusses and assesses on an annual basis its own performance, as well as its roles and responsibilities. To help accomplish this, each member of the Audit Committee is requested to evaluate the role and responsibilities of the Committee as set out in the Committee's Charter, the effectiveness of the Committee as a whole, the effectiveness of the Chair of the Committee, the contribution of individual members, the policies and procedures observed by the Committee, and the quality of the relationship between the Committee and the Company's external auditor for discussion during the January meeting of the Committee. To this end, each member of the Audit Committee completes an Annual Audit Committee Effectiveness Assessment Questionnaire each year.

The resulting Assessment is presented in eight parts: (i) the roles and responsibilities of the Committee; (ii) Committee structure and process; (iii) Committee effectiveness; (iv) Committee oversight; (v) management and auditors; (vi) Committee culture; (vii) self-assessment; and (viii) effectiveness and contribution of individual members. After the completed Assessments are returned and reviewed on an anonymous basis, the Audit Committee reports the results to the Board and makes any recommendations to the Board to improve the Company's corporate governance practices.

Shareholder Engagement

In the fourth quarter of 2022, we reached out to 15 of our top institutional investors, as well as two other investors with dedicated stewardship teams, who together represent 28.75% of our total ownership. Management offered to discuss various ESG topics including executive compensation, Board composition, social and sustainability initiatives, and any other topic that may have been of interest to them. One institutional shareholder accepted our invitation in connection with this proxy season, resulting in a mutually informative discussion. The Board continues to welcome increased engagement between the Company's shareholders and Management and will continue to consider any feedback received from shareholders during the year.

SHAREHOLDER PROPOSALS

To be included in the proxy materials for our 2024 annual and special meeting of shareholders, proposals of shareholders must be received by us no later than December 15, 2023, which is 120 calendar days prior to the first anniversary of the expected mailing date of this Proxy Statement. To be included in the proxy materials for our 2024 annual and special meeting of shareholders, in accordance with our by-laws, director nominations must be received by us not less than 35 nor more than 65 days prior to the date of our 2024 annual and special meeting of shareholders. Proposals to be included in our proxy materials must comply with the requirements established by the SEC for such proposals, which are set forth in Rule 14a-8 under the Exchange Act.

For contested director elections held after August 31, 2022, both the Company and dissident shareholders presenting their own nominees will distribute universal proxy cards that include all director nominees. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide advance notice that sets forth the information required by Rule 14a-19 under the Exchange Act, to our principal office, at 225 Union Boulevard, Suite 600, Lakewood, Colorado 80228 USA, Attn: Corporate Secretary, no later than March 26, 2024.

PRINCIPAL EXECUTIVE OFFICE

Our principal executive office is located at 225 Union Boulevard, Suite 600, Lakewood, Colorado, 80228 USA.

OTHER MATTERS

We do not know of any business other than that described in this Proxy Statement that will be presented for consideration or action by the shareholders at the Meeting. If, however, any other business is properly brought before the Meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

This Proxy Statement and the proxy card are being furnished at the direction of the Board of Directors. We will pay all solicitation costs, including the fee of Okapi Partners LLC, who will help us solicit proxies, for a fee of $12,500 plus expenses. We will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our Common Shares. In addition, certain of our directors, officers and employees may solicit proxies by telephone and personal contact.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting of Shareholders of

ENERGY FUELS INC.

to be held on May 25, 2023

at 10:00 a.m. MDT

via the Internet at https://web.lumiagm.com/255057223 (password: ef2023)

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 5/13/2023.

Please visit http://www.astproxyportal.com/ast/23865/, where the following materials are available for view:

  Notice of Annual Meeting of Shareholders
  Proxy Statement
  Form of Electronic Proxy Card
  "Glossy" Annual Report on Form 10-K

TO REQUEST MATERIAL: TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)

E-MAIL: info@astfinancial.com

WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

TO VOTE:

ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Daylight Time the day before the cut-off or meeting date.

VIRTUALLY AT THE MEETING: The Company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/255057223 (password: ef2023) and be sure to have your control number available.

TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

1. Election of Directors:

 NOMINEES:

 1. J. Birks Bovaird

 2. Mark S. Chalmers

 3. Benjamin Eshleman III

 4. Ivy V. Estabrooke

 5. Barbara A. Filas

 6. Bruce D. Hansen

 7. Jaqueline Herrera

 8. Dennis L. Higgs

 9. Robert W. Kirkwood

 10. Alexander G. Morrison

Please note that you cannot use this notice to vote by mail.

2. Appointment of Auditors

Appointment of KPMG LLP of Denver, Colorado, an independent registered public accounting firm, as the auditors of the Company for 2023, and to authorize the directors to fix the remuneration of the auditors, as set out on page 15 of the Proxy Statement.

3. Say-on-Pay Advisory Vote

Vote on a non-binding, advisory proposal to approve the Company’s named executive officer compensation through an advisory resolution, commonly referred to as a “Say-on-Pay” vote, as set out on pages 15-16 of the Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR, AND “FOR” PROPOSALS 2 AND 3.

0

ENERGY FUELS INC.

Proxy for Annual Meeting of Shareholders on May 25, 2023

Solicited on Behalf of the Board of Directors

I/We, being holder(s) of Common Shares of Energy Fuels Inc. (the "Company"), hereby appoint: Mark S. Chalmers, President and Chief Executive Officer, or, failing him, David C. Frydenlund,  Executive  Vice  President,  or  ______________________________________ (print the name of the person you are appointing if this person is someone other than the individuals listed above) as proxyholder of the undersigned, to  attend, act and vote on behalf of the undersigned in accordance with the below direction (or if no directions have been given, as the proxyholder sees fit) on  all the following matters and any other matter  that may properly come before the Annual Meeting of Shareholders of the Company (the "Meeting"). Further details regarding the Meeting, the matters to be voted on at the Meeting and how to vote can be found in the Proxy Statement of the Company dated April 4, 2023  (the "Proxy Statement").

(Continued and to be signed on the reverse side)

1.1	14475

ANNUAL MEETING OF SHAREHOLDERS OF

ENERGY FUELS INC.

May 25, 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United  States  or  1-718-921-8500  from  foreign  countries  and  follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The Company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/255057223 (password: ef2023) and be sure to have your control number available.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent,  you  can  quickly  access  your  proxy  materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/23865/

 ↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

052523
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR, AND
"FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors:	FOR	WITHHOLD	2. Appointment of Auditors	FOR		WITHHOLD
1. J. Birks Bovaird
2. Mark S. Chalmers
3. Benjamin Eshleman III
4. Ivy V. Estabrooke
5. Barbara A. Filas
6. Bruce D. Hansen
7. Jaqueline Herrera
8. Dennis L. Higgs
9. Robert W. Kirkwood
10. Alexander G. Morrison	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	Appointment of KPMG LLP of Denver, Colorado, an independent registered public accounting firm, as the auditors of the Company for 2023, and to authorize the directors to fix the remuneration of the auditors, as set out on page 15 of the Proxy Statement.	☐		☐
			3. Say-on-Pay Advisory Vote	FOR	AGAINST	ABSTAIN
			Vote on a non-binding, advisory proposal to approve the Company's named executive officer compensation through an advisory resolution, commonly referred to as a "Say-on-Pay" vote, as set out on pages 15-16 of the Proxy Statement.	☐	☐	☐

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted "FOR" for all proposals by management's appointees or, if you appoint another proxyholder, as that other proxyholder sees fit. On any amendments or variations proposed or any new business properly submitted before the Meeting, I/We authorize you to vote as you see fit.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

ENERGY FUELS INC.

May 25, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, Proxy Statement and Proxy Card are
available at http://www.astproxyportal.com/ast/23865/

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

052523
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR, AND
"FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors:	FOR	WITHHOLD	2. Appointment of Auditors	FOR		WITHHOLD
1. J. Birks Bovaird
2. Mark S. Chalmers
3. Benjamin Eshleman III
4. Ivy V. Estabrooke
5. Barbara A. Filas
6. Bruce D. Hansen
7. Jaqueline Herrera
8. Dennis L. Higgs
9. Robert W. Kirkwood
10. Alexander G. Morrison	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	Appointment of KPMG LLP of Denver, Colorado, an independent registered public accounting firm, as the auditors of the Company for 2023, and to authorize the directors to fix the remuneration of the auditors, as set out on page 15 of the Proxy Statement.	☐		☐
			3. Say-on-Pay Advisory Vote	FOR	AGAINST	ABSTAIN
			Vote on a non-binding, advisory proposal to approve the Company's named executive officer compensation through an advisory resolution, commonly referred to as a "Say-on-Pay" vote, as set out on pages 15-16 of the Proxy Statement.	☐	☐	☐

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted "FOR" for all proposals by management's appointees or, if you appoint another proxyholder, as that other proxyholder sees fit. On any amendments or variations proposed or any new business properly submitted before the Meeting, I/We authorize you to vote as you see fit.

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Signature of Shareholder	Date:	Signature of Shareholder	Date:

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